 As filed with the Securities and Exchange Commission on October 20, 2000

                                                 Registration No. 333-42116
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              Amendment No. 1

                                    To
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                             TNP ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

              Texas                          4911                   75-1907501
(State or other jurisdiction of  (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)   Classification Code Number)  Identification Number)

                            4100 International Plaza
                            Fort Worth, Texas 76113
                                 (817) 731-0099
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Theodore A. Babcock
                                 2 Robbins Lane
                                   Suite 201
                            Jericho, New York 11753
                                 (516) 933-3100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:
                             M. Douglas Dunn, Esq.
                              Roland Hlawaty, Esq.
                      Milbank, Tweed, Hadley & McCloy LLP
                            1 Chase Manhattan Plaza
                               New York, NY 10005
                                 (212) 530-5000
                                ---------------
   Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.
   If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                                ---------------

                      CALCULATION OF REGISTRATION FEE

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                                                                       Proposed Maximum   Proposed Maximum
               Title Of                               Amount To Be    Offering Price Per Aggregate Offering    Amount Of
Each Class Of Securities To Be Registered            Registered (1)          Unit              Price        Registration Fee
----------------------------------------------------------------------------------------------------------------------------
14 1/2% Senior Redeemable Preferred Stock,
 Series D........................................     105,075 shares        $1,000          $105,075,000     $27,739.80 (2)
----------------------------------------------------------------------------------------------------------------------------

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(1) Plus such indeterminable number of additional shares of Preferred Stock which may be issued as dividends in accordance with the terms of the Preferred Stock.

(2) $26,400 was previously paid in connection with the filing of the S-4 on July 24, 2000.

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS

                               $105,075,000

                             TNP Enterprises, Inc.

                               Offer to Exchange

              14 1/2% Senior Redeemable Preferred Stock, Series D,
                          for any and all outstanding
              14 1/2% Senior Redeemable Preferred Stock, Series C

   This prospectus and accompanying letter of transmittal relate to our proposed offer to exchange up to $105,075,000 aggregate initial liquidation preference of new 14 1/2% Senior Redeemable Preferred Stock, Series D (the "registered senior preferred stock"), which will be freely transferable, for any and all outstanding 14 1/2% Senior Redeemable Preferred Stock, Series C, issued on May 26, 2000 (the "old senior preferred stock"), which have transfer restrictions.

  . The exchange offer expires at 5:00 p.m., New York City time, on November 22, 2000, unless extended.

  . The terms of the registered senior preferred stock are substantially identical to the old senior preferred stock, including the liquidation preference and dividend rate.

  . All old senior preferred stock that are validly tendered and not validly withdrawn will be exchanged.

  . Tenders of old senior preferred stock may be withdrawn at any time prior to expiration of the exchange offer.

  . We do not intend to apply for listing of the registered senior preferred stock on any securities exchange or to arrange for it to be quoted on any quotation system.

  . The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

                               ----------------

   Please see "Risk Factors" beginning on page 11 for a discussion of factors you should consider in connection with the exchange offer.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the registered senior preferred stock, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus is October 23, 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
WHERE TO FIND MORE INFORMATION.............................................   i
FORWARD-LOOKING STATEMENTS................................................. iii
SPECIAL NOTE REGARDING PRIVATE PLACEMENT INFORMATION.......................  iv
PROSPECTUS SUMMARY.........................................................   1
RISK FACTORS...............................................................  11
RECENT EVENTS..............................................................  19
RATIO OF COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS TO EARNINGS........  20
THE EXCHANGE OFFER.........................................................  21
USE OF PROCEEDS............................................................  31
CAPITALIZATION.............................................................  32
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA...........................  33
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS.......................................  35
BUSINESS...................................................................  48
MANAGEMENT.................................................................  59
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS............................  64
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.......................  65
DESCRIPTION OF CERTAIN INDEBTEDNESS AND PREFERRED EQUITY...................  66
DESCRIPTION OF THE EXCHANGE SENIOR PREFERRED STOCK.........................  71
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS........................... 102
PLAN OF DISTRIBUTION....................................................... 106
LEGAL MATTERS.............................................................. 106
INDEPENDENT ACCOUNTANTS.................................................... 106
INDEX TO FINANCIAL STATEMENTS.............................................. F-1

                         WHERE TO FIND MORE INFORMATION

   In connection with the exchange offer, we have filed with the Securities and Exchange Commission (the "SEC") a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registered shares of senior preferred stock to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits.

   We file annual, quarterly and current reports as well as other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC's public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

   We have applied to the SEC for deregistration of the common stock of TNP Enterprises, Inc. under the Exchange Act. We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the shares of senior preferred stock remain outstanding, we will furnish to the holders of the shares of senior preferred stock and file with the SEC (unless the SEC will not accept such a filing): (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, for so long as any of the shares of senior preferred stock remain outstanding, we have agreed to make available to any prospective purchaser of the shares of senior preferred stock or beneficial owner of the shares of senior preferred stock in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

   We are "incorporating by reference" information into this prospectus. This means that we are disclosing important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), thereafter. These documents contain important information about us.


    SEC Filing (File No. 001-08847)     Period/Date
    Annual Report on Form 10-K          Year ended December 31, 1999
    Current Report on Form 8-K          Filed with the SEC on April 21, 2000
    Current Report on Form 8-K          Filed with the SEC on May 2, 2000
    Current Report on Form 8-K          Filed with the SEC on August 17, 2000
    Quarterly Report on Form 10-Q       For the Quarter Ended March 31, 2000
    Quarterly Report on Form 10-Q       For the Quarter Ended June 30, 2000
    Proxy Statement                     Filed with the SEC on August 12, 1999

   You may also obtain a copy of these filings and the exchange offer registration statement at no cost by writing or telephoning us at the following address:

    TNP Enterprises, Inc.
    4100 International Plaza
    PO Box 2943
    Fort Worth, Texas 76109
    (817) 731-0099
    Attention: Corporate Secretary

   You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from this information.

                           FORWARD-LOOKING STATEMENTS

   This prospectus may contain statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. We intend these statements to be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 and for purposes of the safe harbor provided by Section 21E of the Exchange Act, and Section 27A of the Securities Act. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. Some of the factors that could cause actual events to differ materially from those expressed or implied in any forward-looking statement are:

  .  our ability to recover stranded costs;

  . state and federal legislative and regulatory initiatives or proceedings that affect the recovery of our investments or that have an impact on rate structures and our results of operations and cash flow;

  .  the weather and other natural phenomena;

  . the timing and extent of changes in costs of labor and prices of natural resources and commodities;

  .  interest rates;

  . changes in environmental and other laws and regulations to which we and our subsidiaries are subject or other external factors over which we have no control;

  .  the results of financing efforts;

  .  expansion and other growth opportunities;

  . our ability to adapt to the transition to open market competition enacted by our legislators and regulators;

  .  technology advances in energy supply and distribution; and

  . the effect of accounting policies issued periodically by accounting standard-setting bodies.

   We discuss these factors more completely in our filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 1999, and the quarterly reports on Form 10-Q for the Quarters ended March 31, 2000 and June 30, 2000, all of which are incorporated by reference into this prospectus.

              SPECIAL NOTE REGARDING PRIVATE PLACEMENT INFORMATION

   In connection with the financing of the merger of ST Acquisition Corp. with and into TNP Enterprises, Inc., we pursued private placements of our preferred equity and some existing limited partners pursued a sale of their rights to acquire partnership interests in SW Acquisition, L.P. These efforts continued subsequent to the closing of the merger. In connection with such efforts, we distributed Private Placement Memoranda and made projections available upon request (together with the Private Placement Memoranda, the "Private Placement Information") to a limited number of prospective institutional investors including to persons that may be existing holders of the shares of senior preferred stock or our 10.25% senior subordinated notes due 2010 or purchasers in the secondary market of the senior preferred stock or the senior subordinated notes. Because the financial information contained in an offering memorandum pursuant to Rule 144A such as the offering memorandum relating to the old senior preferred stock is customarily more limited than that contained in a traditional private placement made to institutional investors who are expected to conduct their own comprehensive due diligence review of the issuer, the Private Placement Information contained certain five-year projections and forecasts that were not included or incorporated by reference in the offering memorandum supplement relating to our senior preferred stock or the offering memorandum relating to our senior subordinated notes and are not included or incorporated by reference in this prospectus.

   These forecasts have not been and are not expected to be made public and we do not intend to update or otherwise revise the forecasts to reflect events or circumstances after the date of the forecasts or to reflect the occurrence of unanticipated events. As with all projected financial information, these forecasts are subject to numerous uncertainties, many of which are beyond our control and contain assumptions that may not be attainable. These forecasts and actual results may vary and these variations may be material. THIS PROSPECTUS IS INTENDED TO SUPERSEDE AND REPLACE THE PRIVATE PLACEMENT INFORMATION AND HOLDERS OF THE OLD SHARES OF SENIOR PREFERRED STOCK AND PROSPECTIVE INVESTORS ARE CAUTIONED THAT, IN MAKING THEIR INVESTMENT DECISION, THEY SHOULD NOT RELY, AND WILL BE DEEMED NOT TO HAVE RELIED, UPON ANY INFORMATION CONTAINED IN THE PRIVATE PLACEMENT INFORMATION THAT IS NOT CONTAINED OR EXPRESSLY INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

   The following summary contains basic information about the offering. It likely does not contain all the information that is important to you. For a more complete understanding of the offering, we encourage you to read this entire document. As used in this prospectus, unless the context indicates otherwise, all references to (i) "we", "our" and "us" collectively are to TNP Enterprises, Inc. and its subsidiaries, (ii) "TNMP" are to Texas-New Mexico Power Company, (iii) "TNP" are only to TNP Enterprises, Inc. and not to any of its subsidiaries.

                                  The Company

   TNP is a holding company whose primary operating subsidiary is TNMP, a regulated public utility engaged in generating, purchasing, transmitting and selling electricity to approximately 235,000 residential, commercial and industrial customers in Texas and New Mexico. TNMP's operations consist primarily of the transmission and distribution of electricity from various third-party power plants to end users of electricity. For the year ended December 31, 1999, our customers in Texas and New Mexico accounted for approximately 86% and 14% of our operating revenues, respectively. For the six months ended June 30, 2000, Texas and New Mexico customers accounted for 84% and 16% of our operating revenues, respectively. Also, for the year ended December 31, 1999, we generated revenues of $576.2 million, and for the six months ended June 30, 2000, we generated revenues of $280.5 million.

   TNMP serves a diverse group of residential and commercial customers as well as a variety of industrial customers, including petrochemical, agricultural, mining and petroleum firms. Our base revenues (operating revenues less certain costs that we are permitted to pass through directly to our customers) are generated primarily from residential and commercial customers. In 1999, these customers accounted for 49% and 35% of our base revenues, respectively. Industrial customers, who primarily pay us for the delivery of electricity, generate the remaining 16% of our base revenues. For the six months ended June 30, 2000, residential and commercial customers accounted for 45% and 38% of our base revenues, while industrial customers accounted for 15% of base revenues.

   We generate approximately 20% of the electricity we sell and we purchase the remaining 80% from various third party power suppliers. Our self-generated electricity is provided by TNP One, a 300-megawatt electric power plant located in Robertson County, Texas. For the balance of our electricity requirements we have entered into purchased power agreements with various third party suppliers.

   Our utility operations are subject to regulation by the Public Utility Commission of Texas, or PUCT, and the New Mexico Public Regulation Commission, or NMPRC. Some of our activities are also under the jurisdiction of the Federal Energy Regulatory Commission, or FERC. We are also subject to legislation in the states in which we operate. As the result of recent legislation in Texas and New Mexico deregulating the electric utility industries in those states, we will be required to restructure our operations. See the "Industry" and "Business--Government Regulations--Regulatory Matters" sections of this prospectus.

                               Business Strategy

   We seek to position ourselves as a strong competitor in the increasingly deregulated utility industry in the regions we serve. Key elements of this strategy include the following:

  . Focus on transmission and distribution segments of the utility business which will continue to be regulated.

  . Provide electric service to residential and commercial customers in small and medium-sized communities.

  .  Expand industrial sales.

  .  Manage purchased power costs.

  . Continue to seek to increase our flexibility to take advantage of favorable pricing and new capacity additions in the marketplace by shortening the average life of our power contracts.

                                 Recent Events

   On April 7, 2000, ST Acquisition Corp., a Texas corporation, merged with and into TNP. TNP is the surviving corporation in the merger. Upon closing, each outstanding share of TNP's common stock that was outstanding at the effective time of the merger was automatically converted into the right to receive $44.00 in cash. Prior to the merger, TNP's common stock was traded on the New York Stock Exchange. As a result of the merger, TNP is no longer publicly held. SW Acquisition, L.P., or Parent, a Texas limited partnership and the parent of ST Acquisition Corp., now holds all outstanding common stock of TNP.

   The general partner of Parent is SW I Acquisition GP, L.P., a Texas limited partnership, which is ultimately controlled by Dr. William J. Catacosinos, the former chairman and chief executive officer of Long Island Lighting Company, or LILCO. The limited partners in Parent are affiliates of CIBC World Markets Corp., or CIBC, Caravelle Investment Fund, L.L.C., or Caravelle, Continental Casualty Company, and Laurel Hill Capital Partners, LLC, or Laurel Hill.

   The total financing for the merger was approximately $838.0 million, $591.6 million of which was required to pay the merger consideration.

   On April 7, 2000, we issued in a private placement $275.0 million in aggregate principal amount of our 10.25% senior subordinated notes due 2010. On May 26, 2000, we redeemed $100.0 million of our senior redeemable preferred stock issued in connection with the merger with the net proceeds from the sale of units by TNP and Parent consisting of senior preferred stock and 100,000 warrants to purchase limited partnership interests in Parent, together with cash on hand and drawings under the revolving portion of our senior secured credit facility.

   On June 1, 2000, TNMP closed its offer to repurchase its Series U first mortgage bonds and its Series A secured debentures pursuant to their respective change of control provisions that were triggered by the merger. TNMP repurchased approximately $90.5 million of its first mortgage bonds and $112.8 million of secured debentures pursuant to its tender offer to the holders of those securities with drawings under its backstop credit facility.

   On September 15, 2000, TNMP redeemed the remaining $27.2 million of Series A secured debentures and $9.5 million of Series U first mortgage bonds. TNMP financed the redemption by drawing $36.0 million from its existing bank facility as well as using cash on hand, to pay principal and accrued interest.

                               The Exchange Offer

   We entered into a registration rights agreement with the initial purchasers of shares of the old senior preferred stock in which we agreed to deliver to you this prospectus and to complete the exchange offer on or prior to November 22, 2000. You are entitled to exchange your old senior preferred stock in the exchange offer for the applicable registered senior preferred stock with substantially identical terms. We believe that the registered shares to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act, subject to certain limited conditions. You should read the discussion under the headings "The Exchange Offer" and "Description of the Exchange Senior Preferred Stock" for further information regarding the registered senior preferred stock.

                               The Exchange Offer

The Exchange Offer..........
                              TNP Enterprises, Inc is offering to exchange
                              $1,000 initial liquidation preference of 14 1/2% senior redeemable preferred stock, Series D, which have been registered under the Securities Act, for each $1,000 initial liquidation preference of 14 1/2% senior redeemable preferred stock, Series C, which were issued either on May 26, 2000 in a private placement under Rule 144A of the Securities Act or on October 2, 2000 as dividends on the outstanding senior preferred stock.

                              The terms of the registered senior preferred stock and the old senior preferred stock are substantially identical, except that the registered senior preferred stock will be freely transferable and issued free of any covenants regarding exchange and registration rights.

                              In order to be exchanged, a share of old senior preferred stock must be properly tendered and accepted. We will exchange all shares of old senior preferred stock validly tendered and not validly withdrawn.

                              As of this date, there is $105.075 million aggregate initial liquidation preference of old senior preferred stock outstanding. We will issue shares of the registered senior preferred stock promptly after the expiration of the exchange offer.

Registration Rights.........  You are entitled under a registration rights agreement to exchange the old senior preferred stock that you now hold for registered senior preferred stock with substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your senior preferred stock. See "The Exchange Offer".

Expiration Date.............
                              The exchange offer expires at 5:00 p.m., New York time on November 22, 2000 unless we extend it, and we will consummate the exchange on the next business day.

Resales of Registered
 Senior Preferred Stock.....  Based on SEC no action letters, we believe that after the exchange offer you may offer and sell the registered senior preferred stock without registration under the Securities Act so long as:

                              .  you are acquiring the registered senior
                                 preferred stock issued in the exchange offer in the ordinary course of your business;

                              . when the exchange offer begins you do not have an arrangement with another person to participate in a distribution of the registered senior preferred stock; and

                              . you are not engaged in a distribution of, nor do you intend to distribute, the registered senior preferred stock.

                              When you tender the old senior preferred stock we will ask you to represent to us that:

                              .  you will acquire the registered senior
                                 preferred stock in the ordinary course of business;

                              . you are not our "affiliate", as defined under Rule 405 of the Securities Act; and

                              . when the exchange offer begins you are not engaged in nor do you have plans with another person to be engaged in a distribution of the registered senior preferred stock.

                              If you are unable to make these representations, you will be required to comply with the registration and prospectus delivery requirements under the Securities Act in connection with any secondary resale transaction.

                              If you are a broker-dealer and receive registered senior preferred stock for your own account, you may be deemed to be an "underwriter" within the meaning of the Securities Act, and you must acknowledge that you will deliver a prospectus if you resell the registered senior preferred stock. By acknowledging your intent and delivering a prospectus you will not be deemed to admit that your are an "underwriter" under the Securities Act. For a period of 180 days after the exchange offer is consummated or until the old senior preferred stock is resold, whichever comes first, we will make this prospectus available to any broker-dealer in connection with such a resale. See "Plan of Distribution."

                              If necessary, we will cooperate with you to register and qualify the registered senior preferred stock for offer or sale without any restrictions or limitations under state "blue sky" laws.

Transfer Restrictions on
 the Senior Preferred         You may incur liability under the Securities Act
 Stock......................  if:

                              . any of the representations listed above are not true; or

                              . you transfer any registered senior preferred stock issued to you in the exchange without:

                                 (1) delivering a prospectus meeting the
                                     requirements of the Securities Act, or

                                 (2) qualifying for an exemption under the
                                     Securities Act's requirements to register your registered senior preferred stock.

                              TNP does not assume or indemnify you against that liability. Each broker-dealer that receives registered senior preferred stock for its own account in exchange for old senior preferred stock, where old senior preferred stock was acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of registered senior preferred stock. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer these registered shares of senior preferred stock.

Conditions..................  The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer. See "The Exchange Offer--Conditions of the Exchange Offer".

Procedures for Tendering
 Old Senior Preferred         The shares of old senior preferred stock were
 Stock......................  issued as global securities in fully registered form without coupons. Beneficial interests in the shares of old senior preferred stock that direct or indirect participants in The Depository Trust
                              Company or DTC hold through certificateless depositary interests are shown on records maintained in book-entry form by DTC with respect to its participants, and transfers of the shares of old senior preferred stock can be made only through such records. If you are a holder of a share of senior preferred stock held in the form of a book-entry interest and you wish to tender your share of old senior preferred stock for exchange pursuant to the exchange offer, you must transmit to The Bank of New York, as exchange agent, on or prior to the expiration of the exchange offer either:

                                 (1) a written or facsimile copy of a properly
                                     completed and executed letter of
                                     transmittal and all other required
                                     documents to the address set forth on the cover page of the letter of transmittal; or

                                 (2) a computer-generated message transmitted
                                     by means of DTC's Automated Tender Offer
                                     Program system and forming a part of a
                                     confirmation of book-entry transfer in
                                     which you acknowledge and agree to be
                                     bound by the terms of the letter of
                                     transmittal.

                              The exchange agent must also receive on or prior to the expiration of the exchange offer either:

                              . a timely confirmation of book-entry transfer of your old shares of old senior preferred stock into the exchange agent's account at DTC in accordance with the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer--Book-Entry Transfer", or

                              . the documents necessary for compliance with the guaranteed delivery procedures described below.

                              A letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us, among other things, all the items listed below:

                              . you are acquiring the shares of registered senior preferred stock issued in the exchange offer in the ordinary course of your business;

                              . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the shares of registered senior preferred stock to be issued to you in the exchange offer;

                              . you are not an initial purchaser who acquired shares of old senior preferred stock directly from TNP in the initial offering to resell pursuant to Rule 144A, Regulation S or any other available exemption under the Securities Act; and

                              . you are not our "affiliate", as defined under Rule 405 of the Securities Act.

Failure to Exchange Will
 Affect You Adversely.......  If you do not exchange your old senior preferred stock for the registered senior preferred stock pursuant to the exchange offer you will still be subject to the restrictions on transfer of your old senior preferred stock as contained in the legend on the old senior preferred stock. In general, you may not offer to sell or sell the old senior preferred stock, except pursuant to a registration statement under the Securities Act or any exemption from registration thereunder and in compliance with applicable state securities laws.

Special Procedure for
 Beneficial Owner...........  If you beneficially own shares of old senior preferred stock and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your shares of old senior preferred stock in the exchange offer, you should promptly contact such registered holder and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your shares of old senior preferred stock, either arrange to have your shares of old senior preferred stock registered in your name or obtain a properly completed share power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery           If you wish to tender your old senior preferred
 Procedures.................  stock and:

                              . you cannot complete the procedure for book-entry transfer on a timely basis,

                              . you cannot deliver the old senior preferred stock or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date of the exchange offer, or

                              .  your old senior preferred stock is not
                                 immediately available, you may still tender your old senior preferred stock in accordance with the guaranteed delivery procedures detailed in the letter of transmittal. See "The Exchange Offer--Guaranteed Delivery Procedures".

Withdrawal..................  You may withdraw the tender of your old senior preferred stock at any time before the offer expires by providing a written withdrawal notice to the exchange agent which must be received by the

                              Exchange Agent prior to 5:00 p.m. on the expiration date. TNP will return to you any shares of old senior preferred stock not accepted for exchange for any reason without expense to you as soon as practicable after withdrawal.

Exchange Agent..............  The Bank of New York is the exchange agent for the exchange offer.

Federal Income Tax            The exchange of the old senior preferred stock
 Consequences...............  will not be a taxable event for United States federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of such exchange. See
                              "Tax Considerations".

                 Terms of the Registered Senior Preferred Stock

Securities Offered........
                            $105,075,000 aggregate liquidation preference of registered 14 1/2% senior redeemable preferred stock, Series D.

Liquidation Preference....  $1,000 per share.

Dividends.................  We will pay dividends at the rate of 14 1/2% per annum when, as and if declared by our board of directors out of funds legally available for the payment of dividends on each April 1 and October 1, beginning on October 1, 2000.

                            On or prior to April 1, 2005, we will pay dividends by issuing additional shares of senior preferred stock having an aggregate liquidation preference equal to the amount of the dividend to be paid. Thereafter, we may pay dividends at our option either in cash or by issuing additional shares of senior preferred stock having an aggregate liquidation preference equal to the amount of the dividend to be paid.

Mandatory Redemption......  We must redeem the registered senior preferred stock at a price equal to its liquidation preference, plus accumulated dividends, on April 1, 2011.

Optional Redemption.......  Except in the case of certain public equity offerings by us, or in the event of a change of control, we cannot choose to redeem the registered senior preferred stock prior to April 1, 2005.

                            At any time from and after that date (which may be more than once), we can choose to redeem some or all of the registered senior preferred stock at specified prices, plus accumulated dividends.

Optional Redemption after
 Public Equity
 Offerings................  At any time before April 1, 2003, we can choose to buy back all but not less than all of the outstanding registered senior preferred stock with money that we raise in one or more public equity offerings, as long as:

                            . we pay 114.5% of the liquidation preference of the registered senior preferred stock bought, plus accumulated and unpaid dividends; and

                            . we buy the registered senior preferred stock within 90 days of completing the public equity offering.

Change of Control.........  Before April 1, 2005, we can buy back all but not less than all of the registered senior preferred stock at the price specified herein, plus accumulated dividends, in the event of a change of control. If we experience a change of control, and if we do not exercise our right to redeem the registered senior preferred stock, we must give holders of the senior preferred stock the opportunity to sell us their registered senior preferred stock at 110% of their liquidation preference, plus accumulated and unpaid dividends.

                            We may not be able to pay you the required price for registered senior preferred stock you present to us at the time of a change of control, because:

                            .  we might not have enough funds at that time; or

                            .  the terms of our senior debt or senior
                               subordinated notes may prevent us from paying such amount.

Voting....................  The registered senior preferred stock will be non-
                            voting, except as otherwise required by law and except in certain circumstances described herein, including:

                            . amending certain rights of the holders of the registered senior preferred stock; and

                            . the issuance of any class of equity securities that ranks equal with or senior to the registered senior preferred stock.

                            In addition, if we:

                            . fail to make a mandatory redemption or fail to either repurchase or make an offer to purchase upon a change of control; or

                            .  fail to comply with certain covenants,

                            holders of a majority of the shares of the registered senior preferred stock, voting as a class, will be entitled to elect the lesser of two directors or that number of directors constituting at least 25% of our board of directors.

Certain Restrictive         The statement of resolution governing the
Provisions................  registered senior preferred stock of TNP will limit what we may do. However, our regulated
                            subsidiaries, which currently consist of TNMP, the principal operating subsidiary of TNP, and its subsidiaries, will not be subject to some of these limitations. The provisions of the statement of resolution of TNP will limit our ability to:

                            .  incur more debt;

                            .  pay dividends and make distributions;

                            .  issue preferred stock of subsidiaries;

                            .  make certain investments;

                            .  repurchase stock;

                            . restrict the ability of our subsidiaries to make payments to us;

                            .  enter into transactions with affiliates;

                            .  merge or consolidate; and

                            .  amend or modify the certificate of designation.

                            These covenants are subject to a number of important exceptions, including that the statement of resolution will not limit the ability of our regulated subsidiaries to:

                            .  incur more debt; and

                            .  issue preferred stock.

Ranking...................  When we issue the registered senior preferred stock it will, with respect to dividend and liquidation rights, be our most senior class or series of capital stock. We may not issue any capital stock which ranks equal or senior to the registered senior preferred stock in terms of dividend and liquidation rights without the approval of holders of at least a majority of the shares of outstanding senior preferred stock.

   For more complete information about the registered senior preferred stock, see the "Description of the Exchange Senior Preferred Stock" section of this prospectus.

                                  Risk Factors

   Before making an investment in the registered senior preferred stock, you should consider carefully the information included in the "Risk Factors" section of this prospectus, as well as other information contained in this prospectus.

                           Principal Executive Office

   Our principal executive office is located at 4100 International Plaza, Forth Worth, Texas 76113 and our telephone number is (817) 731-0099. Our web site is http://www.tnpe.com. The information found on our web site is not a part of this prospectus.

                  Summary Historical Financial and Other Data
                             (Dollars in thousands)

   The following table sets forth summary historical and other data. The summary historical financial data in this table should be read in conjunction with, and is qualified in its entirety by, our audited financial statements, the notes to our audited financial statements, our "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our "Selected Historical Financial and Operating Data" included elsewhere in this prospectus. The historical financial data as of the end of and for each of the three years in the period ended December 31, 1999, are derived from our audited consolidated financial statements incorporated by reference herein. The historical financial data as of and for the six months ended June 30, 1999, the three months ended March 31, 2000, and the three months ended June 30, 2000 are derived from our unaudited financial statements which, in the opinion of our management, contain all adjustments necessary for a fair presentation of the information presented.

                                                                Predecessor
                                                      -------------------------------
                                  Year Ended           Six Months     Three Months    Three Months
                                 December 31,             Ended           Ended          Ended
                          --------------------------  ------------- ----------------- ------------
                                                                                        June 30,
                            1997     1998     1999    June 30, 1999 March 31, 2000(1)     2000
                          -------- -------- --------  ------------- ----------------- ------------
Statement of Income
 Data:
 Operating revenues.....  $578,534 $585,941 $576,150    $262,153        $124,526        $155,931
 Total operating
  expenses(2)...........   480,761  501,160  501,758     225,485         110,493         133,925
 Net operating
  income(3).............    97,773   84,781   74,392      36,668          14,033          22,006
 Other income (net).....     1,700    1,238     (482)      1,237             334             252
 Interest expense.......    56,912   53,885   43,743      22,369          10,514          21,726
 Income from continuing
  operations............    42,561   32,134   30,167      15,536           3,853             532

Other Data:
 EBITDA(4)..............  $161,134 $142,252 $161,342    $ 71,369        $ 28,233        $ 40,227
 Depreciation and
  amortization..........    40,676   40,628   65,483      26,488          11,990          16,498
 Preferred dividends and
  other.................       158      150      (19)        (58)              5           3,314
 Capital
  expenditures(5).......    28,232   37,534   41,144      21,327           9,200          10,588
 Number of customers (at
  end of period)........   222,671  228,420  233,667     231,765         235,173         236,748
 Gigawatt-hours sold to
  residential
  and commercial
  customers.............     4,024    4,323    4,342       1,915             936           1,104
 Total gigawatt-hours
  sold..................    10,151    9,843    9,369       4,457           2,180           2,321
 Average revenue per
  kilowatt-hour sold
  (cents)...............      5.70     5.95     6.15        5.88            5.71            6.72
Financial Ratios:
 Ratio of total debt to EBITDA.............     2.7x
 Ratio of total debt and preferred equity
  to EBITDA................................     2.7x
 Ratio of EBITDA to interest expense.......     3.7x
 Ratio of EBITDA to interest expense and
  preferred dividends......................     3.7x

                                              As of December 31, As of June 30,
                                                     1999             2000
                                              ------------------ --------------
Balance Sheet Data:
 Total assets...............................      $1,001,199       $1,305,376
 Total debt.................................         440,244          882,603
 Preferred stock subject to mandatory
  redemption................................           1,664           98,269
 Common shareholders' equity................         327,110           93,973

--------

(1) Includes a net-of-tax charge of approximately $3.4 million for pre-merger severance and retirement benefits recorded between April 1, 2000 and April 7, 2000.

(2) Total operating expenses include purchased power, fuel, other operating and maintenance expenses, depreciation and amortization, charge for recovery of stranded plant, taxes other than income taxes and income taxes.

(3) Net operating income is operating revenue less total operating expenses.

(4) EBITDA represents income from continuing operations before interest expense, income tax expense, charge for recovery of stranded plant, depreciation and amortization expenses and non-cash charges of $2.8 million net of taxes and taxes on other income in 1999. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to operating income or income from continuing operations as an indicator of our operating performance or cash flow as a measure of liquidity.

(5)Represents additions to utility plant. Excludes additions to other property and unregulated investments.

                                  RISK FACTORS

   Before you invest in the senior preferred stock, you should carefully consider these risk factors as well as the other information contained in this prospectus. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are unimportant may also hurt our business operations.

Factors Relating to TNP and its Subsidiaries

   Our substantial indebtedness could adversely affect our financial condition and prevent TNP from fulfilling its redemption obligations under the senior preferred stock. The following chart shows certain important information about our leverage and represents the completion of the merger and the application of the proceeds.

                                                          As of June 30, 2000
                                                              As Adjusted
                                                         ---------------------
                                                         (Dollars in millions)
   Total debt...........................................        $882.2
   Shareholders' equity and mandatorily redeemable
    preferred stock.....................................         195.8
   Debt to shareholders' equity and mandatorily
    redeemable preferred stock ratio....................           4.5x

   Our substantial indebtedness could have important consequences to you. For example, it could:

  . make it more difficult for us to meet our redemption obligations with respect to the senior preferred stock;

  . increase our vulnerability to general adverse economic and industry conditions;

  . limit our ability to fund future working capital, capital expenditures and other general corporate requirements;

  .  limit our ability to pay cash dividends on the senior preferred stock;

  . require a substantial portion of our cash flow from operations for debt payments;

  . limit our flexibility to plan for, or react to, changes in the business and the industry in which we operate;

  . place us at a competitive disadvantage compared to our competitors that have relatively less debt; and

  .  limit our ability to borrow additional funds.

   Any of the above listed factors could materially adversely affect us.

   Despite current indebtedness levels, we may still be able to incur substantially more debt. As part of the merger TNP issued $275.0 million of senior subordinated notes pursuant to an indenture. The terms of the indenture do not fully prohibit TNP or any of its future, non-regulated subsidiaries from incurring substantial additional indebtedness in the future. TNP's regulated subsidiaries, including TNMP, are not restricted under the terms of the indenture from incurring additional indebtedness. As of June 30, 2000, TNP had additional borrowing availability under its senior secured credit facility of up to $25.0 million and TNMP had additional borrowing availability under its credit facilities and indentures of up to $282.0 million, subject to covenant compliance, and any such borrowing would be senior to the senior preferred stock. If we incur additional debt, the related risks that we now face could increase.

   To service our indebtedness, we will need a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. Our ability to make payments on and to refinance any of our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to competitive, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe that we have sufficient liquidity to satisfy any known contingencies and meet our expected future working capital requirements and planned capital expenditures. We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that future borrowings will be available to TNP or its subsidiaries under their respective revolving credit facilities in a sufficient amount to enable them to pay their indebtedness or to fund their other liquidity needs. TNP or its subsidiaries may need to refinance all or a portion of its indebtedness on or before their stated maturity. However, they might not be able to refinance any of their indebtedness on commercially reasonable terms or at all.

   The terms of TNP's indebtedness limits its ability to pay cash dividends on the senior preferred stock. Dividends on the senior preferred stock may, at the option of TNP, be paid in cash commencing October 1, 2005. The senior secured credit facility and the indenture governing the senior subordinated notes limit the amount of cash available for dividends and distributions on TNP's capital stock. We cannot assure you that TNP's existing or future financing arrangements will permit TNP to pay cash dividends on the senior preferred stock.

   TNP is a holding company and depends entirely on the earnings of its primary operating subsidiary, TNMP, which has no obligation on certain indebtedness of TNP and may not be permitted to distribute its earnings to us. TNP operates primarily through its subsidiaries and other affiliates. TNP's cash flow, and its ability to service its indebtedness, and make any distributions on the senior preferred stock, depends primarily on the earnings of TNMP and the distribution of those earnings to us. There are several restrictions on the ability of TNMP to distribute its earnings to TNP. TNMP must provide for its own obligations, such as operating expenses, debt service and reserves, and it has also entered into indentures and credit agreements that restrict its ability to make distributions or pay dividends to TNP. In addition, TNMP has made certain commitments to the PUCT and the NMPRC that may affect its ability to make distributions to TNP. These commitments include:

  . a limitation on the payment of dividends to TNP unless certain financial tests are satisfied;

  . a restriction on taking any action that would prevent TNMP from providing reasonable and proper service at fair and just rates;

  . a restriction on lending or transferring funds or issuing securities of TNMP to, or purchasing debt instruments of, or guaranteeing or assuming liabilities of, affiliated entities without state regulatory approval; and

  . a restriction on pledging TNMP's assets to secure the payment or guarantee the debt of any TNMP affiliate without state regulatory approval.

   Finally, TNMP and TNP's other subsidiaries are separate legal entities from TNP, and, are not obligated to repay any amounts due on TNP's indebtedness or to give TNP any funds whether as dividends, loans or payments. In case of liquidation or reorganization of a subsidiary of TNP, TNP is effectively subordinated to the creditors of such subsidiary in the receipt of its assets or proceeds. At the closing of the merger, the articles of incorporation of TNP and TNMP included provisions designed to ensure that TNP and TNMP will maintain separate and independent operations. These provisions include:

  . a requirement that TNMP have at all times at least one independent director appointed by the shareholders, whose consent shall be required for TNMP to amend its articles of incorporation, consolidate or merge with any person, sell all or substantially all of its assets or to institute bankruptcy or insolvency proceedings, and who shall be required to consider only the interest of TNMP and its creditors in voting on any such transactions;

  . a prohibition on TNMP using its credit to satisfy the debts or obligations of any other person; and

  . a prohibition on TNMP lending to any person or buying or holding any indebtedness or other obligations issued by any other person, except for cash and cash equivalents.

   TNP's regulated subsidiaries, including TNMP and its subsidiaries, are not subject to many of the restrictive covenants imposed on TNP under the statement of resolution for the senior preferred stock. TNP's regulated subsidiaries, which currently consist of TNMP, the principal operating subsidiary of TNP, and its subsidiaries, are not subject to many of the restrictive covenants imposed on TNP under the statement of resolution for the senior preferred stock. The statement of resolution will not limit the ability of TNP's regulated subsidiaries to incur more debt, issue preferred stock, create liens, enter into sale-leaseback transactions or transfer and sell assets. TNP's regulated restricted subsidiaries, on whom it is dependent to meet its debt service obligations and distributions on the registered senior preferred stock, therefore will not be restricted in their ability to take certain actions that could make it more difficult for them to make distributions to TNP.

   The articles of incorporation of TNP and TNMP restrict TNP's ability to cause TNMP to file for bankruptcy. TNP's and TNMP's articles of incorporation both contain provisions which prevent TNP from taking any action that would cause TNMP to file for bankruptcy or seek liquidation or reorganization under the federal bankruptcy laws. Under certain circumstances, TNP's inability to cause TNMP to file for bankruptcy or seek liquidation or reorganization could make it difficult for TNP to satisfy its obligations to creditors, or to holders of the registered senior preferred stock including receiving all or part of your $1,000 initial liquidation preference per share, in the event of TNP's bankruptcy, liquidation or reorganization.

   We operate in an increasingly competitive market. The electric utility industry continues its transition toward an increasingly competitive environment. Many states, including Texas and New Mexico, have passed legislation to open the generation and sale of electricity to competition. Texas law includes provisions which are designed to encourage competitors to provide electricity to customers in our markets. These same provisions will, until December 31, 2006, limit our ability to respond to competitors until these competitors have gained significant market share. The increasingly competitive environment presents the risk of loss of existing customers. We cannot assure you that we will be able to compete successfully in this new unregulated environment.

   Certain equityholders of Parent may have interests which conflict with your interests and have affiliates that acted as initial purchasers of the senior preferred stock, the senior subordinated notes and lenders under credit facilities of TNP and TNMP. Upon completion of the merger, Parent, whose owners include affiliates of CIBC, Continental Casualty Company, Caravelle, an investment fund managed by an affiliate of certain employees of CIBC, and Dr. Catacosinos, owned 100% of TNP's outstanding common stock. Parent is able to elect all of TNP's directors, appoint new management and approve any action requiring the approval of TNP's shareholders, including amendment of its articles of incorporation and mergers or sales of substantially all of TNP's assets. The directors elected by Parent will be able to make decisions affecting TNP's capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and declare dividends. The interests of Parent could conflict with your interests. Under certain circumstances, the interests of CIBC's affiliates, as holders of limited partnership interests in Parent and CIBC's affiliate's interest as a lender under the senior secured credit facility and TNMP's credit facility and CIBC's interests as an initial purchaser of and a market-maker in the senior subordinated notes, may conflict with CIBC's interests as an initial purchaser of and market-maker in the senior preferred stock. For information concerning the composition of TNP's management team and its board of directors, see the "Management" section of this prospectus. For information on rights of equityholders of Parent, see the "Certain Relationships and Related Party Transactions" section of this prospectus.

   Our historical seasonality could impair the value of the senior preferred stock. Because we experience increased sales and operating revenues during the summer months as a result of increased air conditioner usage in hot weather, our business is highly seasonal. Approximately 43% of our annual operating revenues occur in the months of June, July, August and September. In addition, unusual temperature fluctuations in our high season and unpredictable changes in the weather may adversely affect our net sales and operating revenues in those months. Our working capital needs, and correspondingly, our borrowings, peak during the second quarter. If cash on hand and borrowing availability are insufficient to cover payments due under our current indebtedness, this seasonality could adversely affect TNP's ability to make payments as required by our current debt instruments thereby adversely affecting our ability to make redemptions on the senior preferred stock.

   We depend on third-party suppliers to fulfill over three-quarters of our system wide energy requirements. We purchase approximately 80% of our electricity from various third party electric power suppliers with diversified fuel sources. The availability and cost of purchased power to TNMP is subject to changes in supplier costs, regulations and laws, market forces, fuel costs and other factors. TNMP regularly enters into firm contracts with these third parties to assure service to its entire customer load. These contracts allow TNMP the option to purchase power within a specified minimum and maximum range. Purchases on the spot market are primarily made instead of firm contract options when the spot market price represents savings to TNMP's customers. In recent years TNMP has increasingly relied on contracts of a shorter term. In this way TNMP may achieve greater purchased power savings during periods of decreasing power costs. However, these shorter term contracts increase our risk during periods of rising costs. During 1998 and 1999 we experienced higher energy costs due to demand associated with abnormally warm summers. Over the next five years, TNMP will have to replace power purchase contracts that represent approximately 77% of our estimated energy requirements. We cannot assure you that TNMP will be able to continue to renew its firm contracts on a favorable basis, or be able to adequately protect itself against a long period of rising costs. If TNMP cannot renew its firm option contracts, it will be forced to rely on the spot market for its purchased power energy needs. In a period of high spot market prices, this reliance would adversely affect TNMP's operating revenues and TNP's ability to make redemptions on the senior preferred stock.

   Because our Texas operations are located within the ERCOT system we are limited in our ability to obtain power to sell to our customers in Texas from outside ERCOT if needed or if available at a lower cost. We generate approximately 20% of our total electricity requirements and purchase the remainder from other electric utilities and third-party power providers. Over the next several years we will have to replace several long-term power supply agreements as they expire. We are located within the ERCOT system and depend on it for the electricity we obtain from third party providers to serve our customers in Texas. The ERCOT system is a self contained electrical grid with very limited interconnection with other grids. Therefore, our Texas operations, which generated 86% of our 1999 operating revenues, are subject to price fluctuations and availability of electricity within ERCOT and may not be able to obtain power from outside ERCOT should it become scarce within the system or available at cheaper prices or better terms from suppliers outside the ERCOT system.

   Our success depends in large part on our senior management personnel. Our success depends in large part upon the abilities and continued service of our senior management personnel. The loss of certain members of senior management could seriously affect our business prospects. We do not maintain key man life insurance on any of our senior management personnel. See the "Management" section of this prospectus.

Factors Relating to the Regulatory Environment

   We are regulated at both the state and federal levels in a changing regulatory environment. We are regulated in virtually all aspects of our utility business by various federal and state agencies. At the state level, we are subject to comprehensive regulation primarily by the PUCT and NMPRC. The electrical utility industry is in the process of transition to a competitive market. Both Texas and New Mexico have recently enacted legislation to open the generation and retail supply of electricity to competition, and PUCT and NMPRC are enacting regulations that will govern that transition. Our business prospects could be adversely affected by the adoption of new laws, policies or regulations that change the regulatory environment in effect at the time. We cannot predict how future legislative or regulatory changes will affect the future regulatory framework of our industry.

   At the federal level we are regulated by, among others, the FERC and the SEC. We are subject to the Federal Power Act and the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). Because TNP owns a utility subsidiary, it falls under PUHCA's definition of a holding company. However, TNP is currently exempt, under Section 3(a)(1) of PUHCA, from all provisions of PUHCA except for Section 9(a)(2), which relates to the acquisition of securities of public utility affiliates.

   The application of certain accounting rules could cause extraordinary charges. Statement of Financial Accounting Standards No. 71, "Accounting for the effects of certain Types of Regulation," or SFAS 71, allows regulated entities like TNMP, in appropriate circumstances, to establish regulatory assets and liabilities, and thereby defer the income statement impact of certain costs and revenues that are expected to be realized in future rates.

   As a result of the Community Choice(R) program in New Mexico, TNMP discontinued the application of SFAS 71 to its generation/power supply operations in New Mexico during 1997. The discontinuing of regulatory accounting principles had no effect on TNMP's financial condition. Community Choice(R) was TNMP's plan for transition to competition for its New Mexico service territory that was in effect from May 1, 1997, until the NMPRC terminated it on June 8, 1999. By terminating Community Choice(R), the NMPRC placed TNMP on the same timetable as other New Mexico utilities with regard to retail competition and restored the pass-through of purchased power costs to customers.

   In Texas, prior to the passage of the new legislation, TNMP had been operating under a transition plan (the "Transition Plan") approved by the PUCT in 1998. EITF 97-4, "Deregulation of the Pricing of Electricity--Issues Related to the Application of SFAS Statements No. 71 and 101," states that application of SFAS 71 should stop "when deregulatory legislation is passed or when a rate order (whichever is necessary to effect the change in the jurisdiction) that contains sufficient detail for the enterprise to reasonably determine how the transition plan will affect the separable portion of its business whose pricing is being deregulated is issued." With the passage of the legislation, TNMP discontinued the application of SFAS 71 to the generation and power supply portion of its Texas business during the fourth quarter of 1999. As a direct result of discontinuing SFAS 71 and in accordance with the legislation, TNMP has reclassified net regulatory assets (regulatory assets less liabilities) of $15.5 million that pertain to these deregulated operations as recoverable stranded costs, as of June 30, 2000. We believe that the $15.5 million represents verifiable stranded costs and intend to have TNMP recover them from customers pursuant to the methods specified in the Texas legislation.

   In conjunction with the discontinuance of SFAS 71, TNMP is required to determine if its generating plant asset, TNP One, is impaired under SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Based on TNMP's undiscounted cash flow analysis over the estimated useful life of TNP One, there is no impairment of TNP One, as defined by SFAS 121, as of June 30, 2000. TNMP's impairment analysis includes reasonable estimates of future market prices, capacity factors, operating costs, the effects of competition and many other factors over the life of TNP One. TNMP's impairment analysis is highly dependent on these estimates. As of June 30, 2000, the net book value of TNP One was $431.9 million.

     The merger was accounted for under the purchase method of accounting. In accordance with the purchase method of accounting, the purchase price was allocated to the acquired assets and assumed liabilities based on their fair values and the unallocated amount was recorded as goodwill. The process of determining the fair value of assets and liabilities continues, and the final results will not be completed until certain information about pre-acquisition contingencies is fully assessed. The most significant items to be determined include the appropriate value to assign to TNP's sole generating plant and the amount of regulatory assets to be recorded for recovery of stranded costs as permitted by Texas legislation.

   We may be adversely affected by environmental regulations. In recent years, public concern for the environment has resulted in increased governmental regulation of environmental matters. Our subsidiaries are subject to these regulations in the licensing and operation of the generation, transmission and distribution facilities in which they have an interest, as well as the licensing and operation of the facilities in which they are a co-licensee. These environmental requirements are administered by local, state and federal regulatory authorities and concern the impact of our generation, transmission, distribution, transportation and waste handling facilities on air, water, land, aesthetic qualities and natural resources.

   TNMP must comply with a number of statutes and regulations relating to protection of the environment and to the safety and health of the public and of the personnel in operating plants and believes it is in substantial compliance with these requirements. Such statutes and regulations, which historically have changed from time to time, include regulation of hazardous materials associated with each plant, limitations on air, water and noise emissions from the plants, safety and health standards and requirements relating to the storage, treatment and disposal of wastes. In addition, TNMP could become liable for the investigation and removal of any hazardous materials that may be found on its current or formerly owned or operated property regardless of the sources of such hazardous materials. Failure to comply with environmental requirements of such statutes or regulations could result in civil or criminal liability, imposition of cleanup liens and fines and large expenditures to bring such property into compliance. TNMP has owned and operated and currently owns and operates industrial facilities where hazardous substances were and are used. We cannot assure you that those costs will not be incurred in the future and that they will not be material.

Factors Relating to the Senior Preferred Stock

   The senior preferred stock will be junior in right of payment to all of our debt and structurally junior in right of payment to TNP's subsidiaries' preferred stock. The senior preferred stock will be junior in right of payment to all of our debt. In addition, the terms of our indebtedness and the senior preferred stock permit us to incur additional debt, if certain conditions are met. In the event of TNP's insolvency, liquidation, reorganization, dissolution or other winding-up or upon a default in payment with respect to, or the acceleration of, any indebtedness, the holders of indebtedness must be paid in full before the holders of the senior preferred stock may be paid. The terms of TNP's indebtedness, including its senior secured credit facility and the indenture governing the senior subordinated notes, limit the ability of TNP to pay cash dividends or make redemptions on the senior preferred stock under certain circumstances. All preferred stock of TNP's subsidiaries will be effectively senior in right of payment to the senior preferred stock. As of June 30, 2000, TNP's subsidiaries had approximately $98.3 million of preferred stock issued and outstanding. For more information about the terms of certain of our other indebtedness and preferred stock of TNMP, see the "Description of Certain Indebtedness and Preferred Equity" section of this prospectus.

   If any or all of TNP's subsidiaries become subject to bankruptcy proceedings before payment on the senior preferred stock, we do not expect holders of the senior preferred stock to have claims in such proceedings. Only after such subsidiaries' creditors and holders of preferred stock and TNP's creditors are fully paid would any remaining value of the subsidiaries' assets be available to TNP's holders of preferred stock, including holders of the senior preferred stock.

   TNP may not be able to finance the change of control offer required by the statement of resolution governing the senior preferred stock. If a Change of Control, as described in the "Description of the Exchange Senior Preferred Stock--Change of Control Offer" section of this prospectus occurs, unless TNP exercises its right to repurchase the senior preferred stock, you have the right to require TNP to repurchase any or all of the senior preferred stock you own at a price equal to 110% of the liquidation preference thereof, plus accumulated dividends. Upon a Change of Control, TNP may be required immediately to repay the outstanding amounts owed by it under the senior secured credit facility, the senior subordinated notes and other indebtedness or preferred stock then outstanding. We cannot assure you that TNP will be able to repay the amounts outstanding under the senior secured credit facility, the senior subordinated notes or the principal amount outstanding of its other indebtedness or the liquidation preference of preferred stock, if applicable, or to obtain the necessary consents to purchase the senior preferred stock. Any requirement to offer to purchase any outstanding senior preferred stock may result in TNP having to refinance its outstanding indebtedness or preferred stock, which it may not be able to do. In addition, even if TNP were able to refinance such indebtedness or preferred stock, such financing may be on terms unfavorable to it.

   We are subject to a number of restrictions imposed by the terms of the statement of resolution governing the senior preferred stock. The statement of resolution governing the senior preferred stock will have covenants which will limit what we may do. Those covenants, in general, limit our ability to:

  .  incur more debt;

  .  pay dividends and make distributions;

  .  issue preferred stock of subsidiaries;

  .  make certain investments;

  .  repurchase stock;

  .  restrict the ability of TNP's subsidiaries to make payments to TNP;

  .  enter into transactions with affiliates;

  .  merge or consolidate; and

  .  amend or modify the amended and restated articles of incorporation.

   If we do not comply with these covenants, a voting rights triggering event could occur. See the "Description of the Exchange Senior Preferred Stock-- Voting Rights" section of this prospectus.

   You cannot be sure that an active trading market will develop for the registered senior preferred stock. There is currently no trading market for the registered senior preferred stock. We do not intend to apply for listing of the registered senior preferred stock on any securities exchange or for quotation through the Nasdaq National Market. The liquidity of any market for the registered senior preferred stock will depend upon the number of holders of the registered senior preferred stock, the interest of securities dealers in making a market in the registered senior preferred stock and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the registered senior preferred stock, and holders of registered senior preferred stock may not be able to sell the registered senior preferred stock, or may not be able to sell it at profitable prices. An active market for the senior preferred stock may not develop during or after the consummation of the exchange offer.

   Historically, the market for non-investment grade equity has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the registered senior preferred stock. There can be no assurance that the market, if any, for the registered senior preferred stock will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the registered senior preferred stock.

   Holders of old senior preferred stock who do not participate in the exchange offer will hold restricted securities without registration rights. TNP issued the old senior preferred stock in a private offering exempt from the registration requirements of the Securities Act. Therefore, holders of old senior preferred stock may not offer, sell or otherwise transfer their old senior preferred stock except in compliance with the registration requirements of the Securities Act and applicable state securities laws or pursuant to exceptions from, or in transactions not subject to, such registration requirements. Holders of old senior preferred stock who do not exchange their old senior preferred stock for registered senior preferred stock in the exchange offer will continue to be subject to these transfer restrictions after completion of the exchange offer.

   In addition, after completion of the exchange offer, holders of old senior preferred stock who do not tender their old senior preferred stock in the exchange offer will no longer be entitled to any exchange or registration rights under the registration rights agreements, except under limited circumstances. To the extent that old senior preferred stock is tendered and accepted in the exchange offer, the liquidity of the trading market for untendered old senior preferred stock could be adversely affected.

   If you fail to follow the exchange offer procedures, your old senior preferred stock may not be accepted for exchange. Each holder of old senior preferred stock wishing to accept the exchange offer must deliver the letter of transmittal, together with the old shares of senior preferred stock to be exchanged and any other required documentation, to the exchange agent, or effect a tender of old senior preferred stock by book-entry transfer into the exchange agent's account, in each case in compliance with the instructions provided in "The Exchange Offer" section of this prospectus and in the letter of transmittal.

   The method of delivery of old senior preferred stock and the letter of transmittal and all other required documentation is at the election and risk of the holders of the old senior preferred stock. Although we intend to notify tendering holders of any defects or irregularities with respect to their tenders of old senior preferred stock, neither TNP, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old senior preferred stock, nor shall any of them incur any liability for failure to give such notification. Tenders of old senior preferred stock will not be deemed to have been made until such irregularities have been cured or waived.

                                 RECENT EVENTS

The Merger

   On May 24, 1999, ST Acquisition Corp. agreed to merge with and into TNP. Upon closing, each share of TNP's common stock that was outstanding at the effective time of the merger was automatically converted into the right to receive $44.00 in cash. On April 7, 2000, ST Acquisition Corp. was merged with and into TNP, with TNP surviving the merger. At that time, TNP ceased to be publicly held, and its common stock is no longer traded on the New York Stock Exchange. On April 25, 2000, in connection with the merger, we dismissed Arthur Andersen LLP as our independent accountants and engaged Deloitte & Touche LLP to replace Arthur Andersen LLP. We filed a Current Report on Form 8-K with the SEC with respect to this change of accountants on May 2, 2000.

Financing for the Merger

   The total financing for the merger was approximately $838.0 million, $591.6 million of which was required to pay the merger consideration. The balance of the financing was used, to refinance certain indebtedness of TNMP that TNMP was required to repurchase as a result of the change of control of TNP contemplated by the merger, and to pay costs and expenses related to the merger. The financing for the merger consisted of: (i) a $200.0 million equity investment comprised of (x) $100.0 million of proceeds from the issuance by ST Acquisition Corp. of senior preferred stock (the "Preferred Equity") and (y) a $100.0 million contribution from Parent to ST Acquisition Corp., and (ii) $638.0 million of debt financing, comprised of (x) up to $160.0 million of borrowings under a senior secured credit facility, (y) $275.0 million from the issuance of the senior subordinated notes and (z) $203.0 million of borrowings by TNMP under a backstop credit facility to refinance debt of TNMP that was required to be repurchased as a result of the change of control of TNP resulting from the merger.

   On May 26, 2000, we issued, together with Parent, $100.0 million in units, each unit consisting of one share of 14 1/2% senior redeemable preferred stock of TNP with an initial liquidation preference of $1,000 per share and one warrant to purchase a limited partnership interest in Parent. We used the proceeds from the issuance of units, together with cash on hand and a drawing under the revolving portion of our senior secured credit facility to redeem our $100.0 million of senior preferred stock issued in connection with the merger, pursuant to a private placement.

   On June 1, 2000, TNMP closed its offer to repurchase its Series U first mortgage bonds and its Series A secured debentures pursuant to their respective change of control provisions that were triggered by the merger. Approximately $90.5 million of first mortgage bonds and $112.8 million of secured debentures were tendered for redemption. TNMP borrowed from the backstop credit facility to refinance the tendered debt and created new series of first mortgage bonds and of secured debentures as collateral for this borrowing.

   The following table sets forth the sources and uses of funds in connection with the financing of the merger on April 7, 2000 and the unit offering as consummated on May 26, 2000 (in millions):

     Sources of Funds:
       Senior secured credit facility(1)................................ $160.0
       10.25% Senior Subordinated Notes.................................  275.0
       Senior preferred stock offered hereby(2).........................  100.0
       Equity contribution by Parent....................................  100.0
       Cash on hand.....................................................    5.3
                                                                         ------
         Total.......................................................... $640.3
                                                                         ======
     Uses of Funds:
       Merger consideration(3).......................................... $591.6
       Estimated fees and expenses......................................   48.7
                                                                         ------
         Total.......................................................... $640.3
                                                                         ======

-------
(1) The senior secured credit facility consists of (i) the $25.0 million revolving credit facility, of which no borrowings under this facility, are outstanding as of the date of this prospectus, and (ii) the $160.0 million term loan. See the "Description of Certain Indebtedness and Preferred Equity" section of this offering memorandum.

(2) Excluding the 5,075 shares of senior preferred stock, representing an aggregate liquidation preference of $5,075,000, that were issued as dividends on October 2, 2000.

(3) The merger consideration consists of $44.00 per share of TNP common stock outstanding immediately prior to the closing of the merger.

      RATIO OF COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS TO EARNINGS

   The following table sets forth the unaudited consolidated ratios of combined fixed charges and preferred dividends to earnings for TNP on a historical basis:

                                                 Year Ended December 31,
                                            ----------------------------------
                                             1995   1996   1997   1998   1999
                                            ------ ------ ------ ------ ------
Ratio of combined fixed charges and
 preferred dividends to earnings...........   1.7x   1.5x   2.1x   1.9x   2.1x

                                             For the Twelve Months ended June
                                                         30, 2000
                                            ----------------------------------
Ratio of combined fixed charges and
 preferred dividends to earnings...........                 1.6x
Pro Forma Ratio of combined fixed charges
 and preferred dividends to earnings(1)....                 1.0x

--------
(1) On a pro forma basis to give effect to the financing of the merger and the application of the proceeds therefrom.

   For purposes of this calculation, earnings are defined as income from continuing operations plus income taxes plus fixed charges. Fixed charges consist of total interest; amortization of debt discount, premium, and expense, and the portion of interest implicit in rentals. Preferred dividends consist of the amount of pre-tax earnings that is required to pay the dividends on outstanding preferred securities, (computed as the amount of the dividend divided by 1 minus the effective income tax rate applicable to continuing operations).

                               THE EXCHANGE OFFER

   We issued the old senior preferred stock on May 26, 2000 (the "Closing Date") to the initial purchasers in an offering to qualified institutional buyers under Rule 144A under the Securities Act. As a condition to the sale of the old senior preferred stock, TNP and the initial purchasers entered into a registration rights agreement on the Closing Date. The registration statement, of which this prospectus is part, is intended to satisfy our obligation to conduct an exchange offer under the registration rights agreement summarized below. This summary of provisions of the registration rights agreement does not purport to be complete and reference is made to the provisions of the registration rights agreement which has been filed as an exhibit to the registration statement and a copy of which is available as set forth in the "Where to Find More Information" section of this prospectus.

   Pursuant to the registration rights agreement, we agreed to file with the SEC an exchange offer registration statement on the appropriate form under the Securities Act with respect to the registered senior preferred stock. Upon the effectiveness of the exchange offer registration statement, we will offer to the holders of old senior preferred stock who are able to make specified representations the opportunity to exchange their old senior preferred stock for the registered senior preferred stock. If we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy, or any shareholder notifies us within the specified time period that it:

  . is prohibited by law or SEC policy from participating in the exchange offer;

  . may not resell the registered senior preferred stock acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such shareholder; or

  . is a broker-dealer and holds old senior preferred stock acquired directly from us or an affiliate of ours,

we will use our reasonable best efforts to file with the SEC a shelf registration statement to cover resales of the old senior preferred stock by the shareholders who satisfy conditions relating to the provision of information in connection with the shelf registration statement. The registration rights agreement provides that we will:

  . commence the exchange offer and use our reasonable best efforts to issue on or prior to 30 business days after the date on which the exchange offer registration statement was declared effective by the SEC, registered senior preferred stock in exchange for all old senior preferred stock tendered prior thereto in the exchange offer; and

  . if obligated, to use our reasonable best efforts to file a shelf registration statement with the SEC as promptly as reasonably practicable after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 90 days after we are required to file such shelf registration statement.

   If:

  . we fail to consummate the exchange offer on or prior to the date specified with respect to the exchange offer registration statement; or

  . any registration statement required by the registration rights agreement is filed and declared effective but thereafter ceases to be effective or usable for its intended purpose;

(each such event referred to in the clauses above a "Registration Default"), then we will be assessed additional dividends as follows: the per annum dividend rate on the senior preferred stock will increase by 50 basis points, and the per annum dividend rate will increase by an additional 25 basis points for each subsequent 90-day period during which the Registration Default remains uncured, up to a maximum additional dividend rate of 200 basis points per annum in excess of the dividend rate on the cover of this prospectus. All additional dividends will be payable to holders of the senior preferred stock in cash on each dividend payment date, commencing with the first such date occurring after any such additional dividends commences to accumulate, until such Registration Default is cured. After the date on which such Registration Default is cured, the dividend rate on the senior preferred stock will revert to the dividend rate originally borne by the senior preferred stock
 .

   For purposes of the foregoing, transfer restricted securities means:

   each share of old senior preferred stock until:

  . the date on which such share of old senior preferred stock is exchanged for a share of registered senior preferred stock which is entitled to be resold to the public by such shareholder without complying with the prospectus delivery requirements of the Securities Act;

  . the date on which such old senior preferred stock has been disposed of in accordance with a shelf registration statement; or

  . the date on which such old senior preferred stock is sold pursuant to Rule 144 under the Securities Act;

and each share of registered senior preferred stock held by a broker-dealer until the date on which such registered senior preferred stock is disposed of by a broker-dealer as set forth under the "Plan of Distribution" section of this prospectus.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all of the old senior preferred stock validly tendered and not withdrawn prior to the expiration date of the exchange offer. As of the date of this prospectus, $105.075 million aggregate initial liquidation preference of the old senior preferred stock is outstanding and no registered senior preferred stock is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about October 23, 2000, to all shareholders known to us. Our obligation to accept the old senior preferred stock for exchange pursuant to the exchange offer is subject to the conditions as set forth under "--Certain Conditions to the Exchange Offer" below. We will issue $1,000 initial liquidation preference shares of registered senior preferred stock in exchange for each $1,000 initial liquidation preference of outstanding old senior preferred stock accepted in the exchange offer. Shareholders may tender some or all of their old senior preferred stock pursuant to the exchange offer. See "--Consequences of Failure to Exchange." However, the old senior preferred stock may be tendered only in integral multiples of $1,000.

   The registered senior preferred stock will evidence the same equity as the old senior preferred stock for which it is exchanged, and is entitled to the benefits of the statement of resolution. The form and terms of the registered senior preferred stock are the same as the form and terms of the old senior preferred stock, except that the registered shares have been registered under the Securities Act. Therefore, the registered senior preferred stock will not bear legends restricting its transfer.

   Shareholders do not have any appraisal or dissenters' rights under the statement of resolution in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

   We shall be deemed to have accepted validly tendered old senior preferred stock when, as, and if we have given verbal or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering shareholders for the purpose of receiving the registered senior preferred stock.

   If any tendered shares of old senior preferred stock are not accepted for exchange because of an invalid tender, or the failure to satisfy other conditions to the exchange offer or otherwise, we will return such unaccepted tenders of shares of old senior preferred stock without expense to the shareholder of such shares, as promptly as practicable after the expiration date of the exchange offer.

   Shareholders whose old senior preferred stock is not tendered or is tendered but not accepted in the exchange offer will continue to hold such old senior preferred stock and will be entitled to all the rights and preferences and subject to the limitations applicable to the old senior preferred stock under the statement of resolution. Following completion of the exchange offer, the shareholders will continue to be subject to the existing restrictions upon transfer of the old senior preferred stock and we will have no further obligation to those shareholders to provide for the registration under the Securities Act of the old senior preferred stock held by them. To the extent that old senior preferred stock is tendered and accepted in the exchange offer, the trading market for untendered, and tendered but unaccepted, old senior preferred stock could be adversely affected.

   Shareholders who tender old senior preferred stock in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old senior preferred stock pursuant to the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "--Fees and Expenses; Solicitation of Tenders."

Expiration Date; Extensions; Amendments

   The term expiration date shall mean 5:00 p.m., New York City time on November 22, 2000 unless we extend the exchange offer. If we do extend the exchange offer, the term expiration date shall mean the date and time to which the exchange offer is extended. In order to extend the expiration date of the exchange offer, we will notify the exchange agent of any extension by verbal or written notice, mail to the registered shareholders an announcement of that notice, and will make a release to the Dow Jones News Services prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

   We reserve the right at our sole discretion:

  .  to delay accepting any old senior preferred stock;

  .  to extend the exchange offer;

  . to terminate the exchange offer and not accept the old senior preferred stock not previously accepted if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

  . to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the shareholders.

   If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to all shareholders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to shareholders, if the exchange offer would otherwise expire during such five to ten business day period. During any extension of the expiration date of the exchange offer, all old senior preferred stock previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

   We will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Procedures for Tendering the Old Senior Preferred Stock

   When a beneficial owner of old senior preferred stock tenders it to us as set forth below and we accept the old senior preferred stock, the beneficial owner of the old senior preferred stock and us will be deemed to have entered into a binding agreement upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal.

   Except as set forth below, if you wish to tender the old senior preferred stock for exchange pursuant to the exchange offer, we must receive a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at one of the addresses set forth below under "Exchange Agent" on or prior to the expiration date of the exchange offer. In addition:

  . the exchange agent must receive certificates for such old senior preferred stock along with the letter of transmittal;

  . the exchange agent must receive prior to the expiration date of the exchange offer a timely confirmation of a book-entry transfer of such old senior preferred stock into the exchange agent's account at the Depository Trust Company pursuant to the procedure for book-entry transfer described below; or

  . the shareholder must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF OLD SENIOR PREFERRED STOCK, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE SHAREHOLDER. IF SUCH DELIVERY IS BY MAIL, WE RECOMMEND THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. YOU SHOULD NOT SEND LETTERS OF TRANSMITTAL OR OLD SENIOR PREFERRED STOCK TO US.

   Each signature on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old senior preferred stock surrendered for exchange pursuant thereto are tendered:

  . by a registered shareholder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" in the letter of transmittal; or

  .  for the account of an Eligible Institution (as defined below).

In the event that a signature on a letter of transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the old senior preferred stock is registered in the name of a person other than the person signing the letter of transmittal, the old senior preferred stock certificates surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered shareholder with the signature thereon guaranteed by an Eligible Institution. If the letter of transmittal is signed by a person or persons other than the registered shareholder or shareholders, the old senior preferred stock certificates must either be endorsed by the registered shareholder with signature guaranteed by an Eligible Institution or accompanied by appropriate powers of attorney with signature guaranteed by an Eligible Institution. In either case, the old senior preferred stock certificates must be signed exactly as the name or names of the registered shareholder or shareholders that appear on the old senior preferred stock certificates.

   If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another acting in a fiduciary or representative capacity signs the letter of transmittal or any old senior preferred stock or powers of attorney, the person signing should indicate in which capacity he or she is signing and, unless waived by us, submit proper evidence satisfactory to us of his or her authority to sign with the letter of transmittal.

   By tendering, each shareholder will represent to us that, among other things:

  . the registered senior preferred stock acquired pursuant to the exchange offer is being acquired in the ordinary course of business of the person receiving such registered senior preferred stock, whether or not that person is the shareholder; neither the shareholder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such registered senior preferred stock;

  . if the shareholder is not a broker-dealer, or is a broker-dealer but will not receive registered senior preferred stock for its own account in exchange for the old senior preferred stock, neither the shareholder nor any such other person is engaged in or intends to participate in the distribution of such registered senior preferred stock; and neither the shareholder nor any such other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act. If the tendering shareholder is a broker-dealer that will receive registered senior preferred stock for its own account in exchange for old senior preferred stock that were acquired as a result of market-making activities or other trading activities, the shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to acknowledge that it will deliver a prospectus in connection with any resale of such registered senior preferred stock. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   DELIVERY OF DOCUMENTS TO US OR THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

   We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of the old senior preferred stock tendered for exchange, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old senior preferred stock not properly tendered or to not accept any particular old senior preferred stock which acceptance might, in our judgment or our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any defects or irregularities or conditions of the exchange offer as to any particular old senior preferred stock either before or after the expiration date of the exchange offer (including the right to waive the ineligibility of any shareholder who seeks to tender old senior preferred stock in the exchange offer). The interpretation of the terms and conditions of the exchange offer as to any particular old senior preferred stock either before or after the expiration date of the exchange offer (including the letter of transmittal and its instructions) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tenders of old senior preferred stock for exchange must be cured within a reasonable period of time as we shall determine. Neither the Company, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old senior preferred stock for exchange, nor shall any of them incur any liability for failure to give such notification.

Acceptance of the Old Senior Preferred Stock for Exchange; Delivery of the Registered Senior Preferred Stock

   Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all shares of old senior preferred stock properly tendered and will issue the registered senior preferred stock promptly after acceptance of the shares of old senior preferred stock. See "--Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered shares of old senior preferred stock for exchange when, and if we have given verbal or written notice of our acceptance to the exchange agent. In all cases, issuance of the registered senior preferred stock for the shares of old senior preferred stock that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

  . certificates for such old senior preferred stock or a timely confirmation of a book-entry transfer of such old senior preferred stock into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described below;

  .  a properly completed and duly executed letter of transmittal; and

  .  all other required documents.

If any tendered old senior preferred stock are not accepted for any reason set forth in the terms and conditions of the exchange offer or if certificates representing the old senior preferred stock are submitted for a greater principal amount than the shareholder desires to exchange, those unaccepted or non-exchanged old senior preferred stock will be returned without expense to the tendering shareholder thereof (or, in the case of old senior preferred stock tendered by book-entry transfer into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described below, those non-exchanged old senior preferred stock will be credited to an account maintained with the Depository Trust Company) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

   The exchange agent will make a request to establish an account with respect to the old senior preferred stock at the Depository Trust Company for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in the Depository Trust Company's systems may make book-entry delivery of the old senior preferred stock by causing the Depository Trust Company to transfer such old senior preferred stock into the exchange agent's account at the Depository Trust Company in accordance with the Depository Trust Company's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the old senior preferred stock so tendered will only be made after timely confirmation of such book-entry transfer of old senior preferred stock into the exchange agent's account, and timely receipt by the exchange agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the letter of transmittal on or prior to the expiration date of the exchange offer or pursuant to the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Depository Trust Company and received by the exchange agent and forming a part of a timely confirmation of a book-entry transfer, which states that the Depository Trust Company has received an express acknowledgement from a shareholder tendering old senior preferred stock that are the subject of such timely confirmation of a book-entry transfer that such shareholder has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such shareholder.

Guaranteed Delivery Procedures

   If a registered shareholder of the old senior preferred stock desires to tender such old senior preferred stock and the old senior preferred stock are not immediately available, or time will not permit such shareholder's old senior preferred stock or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  .  the tender is made through an Eligible Institution;

  . prior to the expiration date of the exchange offer, the exchange agent receives from such Eligible Institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, registered or certified mail or hand delivery), setting forth the name and address of the shareholder and the amount of old senior preferred stock tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered old senior preferred stock, in proper form for transfer, or a timely confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

  . the certificates for all physically tendered old senior preferred stock, in proper form for transfer, or a timely confirmation of a book-entry transfer, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

   You may withdraw your tender of the old senior preferred stock at any time prior to the expiration date of the exchange offer.

   For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the applicable address set forth below under "Exchange Agent." Any such notice of withdrawal must:

  . specify the name of the person having tendered the old senior preferred stock to be withdrawn;

  . identify the old senior preferred stock to be withdrawn (including the liquidation preference of such old senior preferred stock); and

  . (where certificates for old senior preferred stock have been transmitted) specify the name in which such old senior preferred stock are registered, if different from that of the withdrawing shareholder.

If certificates for old senior preferred stock have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing shareholder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such shareholder is an Eligible Institution. If old senior preferred stock have been tendered pursuant to the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at the Depository Trust Company to be credited with the withdrawn old senior preferred stock and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, which shall be final and binding on all parties. Any old senior preferred stock so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Old senior preferred stock which have been tendered for exchange but which are not exchanged for any reason will be returned to the shareholder thereof without cost to such shareholder (or, in the case of old senior preferred stock tendered by book-entry transfer procedures described above, such old senior preferred stock will be credited to an account maintained with the Depository Trust Company for the old senior preferred stock) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender your properly withdrawn old senior preferred stock by following one of the procedures described under "Procedures for Tendering the old senior preferred stock" above at any time on or prior to the expiration date of the exchange offer.

Certain Conditions to the Exchange Offer

   Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue registered senior preferred stock in exchange for, any old senior preferred stock and may terminate or amend the exchange offer, if at any time before the acceptance of such old senior preferred stock for exchange or the exchange of the registered senior preferred stock for such old senior preferred stock, there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

  (1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof; or

  (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the old senior preferred stock pursuant to the exchange offer; or

  (3) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign; or

  (4) any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign;

that in our sole judgment might directly or indirectly result in any of the consequences referred to in (1) or (2) above or, in our sole judgment, might result in the holders of registered senior preferred stock having obligations with respect to resales and transfers of registered senior preferred stock which exceed those described in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer. If we determine in good faith that any of the conditions are not met, we may:

  . refuse to accept any old senior preferred stock and return all tendered old senior preferred stock to exchanging shareholders;

  . extend the exchange offer and retain all old senior preferred stock tendered prior to the expiration of the exchange offer, subject, however, to the rights of shareholders to withdraw such old senior preferred stock (see "--Withdrawal Rights"); or

  . waive some of the unsatisfied conditions with respect to the exchange offer and accept all properly tendered old senior preferred stock which have not been withdrawn or revoked. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to all shareholders.

   Shareholders have specified rights and remedies against us under the registration rights agreement, including specified liquidated damages, should we fail to consummate the exchange offer within a specified period of time, notwithstanding a failure due to the occurrence of any of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect. The foregoing conditions are for our benefit and may be asserted by us in good faith regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our discretion. The failure by us at any time to exercise the foregoing rights shall not be deemed a wavier of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Exchange Agent

   The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct your questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

        By overnight courier or by hand:       By registered or certified mail:
        The Bank of New York                   The Bank of New York
        Corporate Trust Service Window         101 Barclay Street 12W
        Ground Level                           New York, NY 10286
        101 Barclay Street                     Attention: William Powers
        New York, NY 10286                     Telephone: (212) 815-8188
        Attention: William Powers              Facsimile: (212) 815-3201
        Corporate Trust Division, 12 West
        Telephone: (212) 815-8188
        Facsimile: (212) 815-3201

IF YOU DELIVER TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMIT INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, IT WILL NOT BE A VALID DELIVERY.

Fees and Expenses; Solicitation of Tenders

   We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees, affiliates or agents.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. The cash expenses to be incurred in connection with the exchange offer will be paid by us and include fees and expenses of the exchange agent and Trustee plus accounting and legal fees.

   We will pay all transfer taxes, if any, applicable to the exchange of the old senior preferred stock pursuant to the exchange offer. If, however, certificates representing the registered senior preferred stock or the old senior preferred stock for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered shareholders tendered, or if a transfer tax is imposed for any reason other than the exchange of the old senior preferred stock pursuant to the exchange offer, then the tendering shareholder must pay the amount of any such transfer taxes (whether imposed on the registered holder or any other persons). If a tendering shareholder does not submit satisfactory evidence of payment of such taxes or exemption therefrom to the exchange agent, the amount of such transfer taxes will be billed directly to such tendering shareholder.

   We have not authorized anyone to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) shareholders in any jurisdiction in which the making of the exchange offer or the acceptance of this prospectus would not be in compliance with the laws of such jurisdiction.

Accounting Treatment

   We will record the registered senior preferred stock at the same carrying value as the old senior preferred stock. Accordingly, no gain or loss for accounting purposes will be recognized.

Consequences of Failure to Exchange

   If you do not exchange your old senior preferred stock for registered senior preferred stock pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of such old senior preferred stock as set forth in the legend on the old senior preferred stock. In general, you may not offer to sell or sell the old senior preferred stock, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register the old senior preferred stock under the Securities Act. We believe that, based upon interpretations contained in no-action letters issued to third parties by the staff of the SEC, any shareholder may offer for resale, resell or otherwise transfer the registered senior preferred stock issued pursuant to the exchange offer in exchange for the old senior preferred stock (unless the shareholder is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  . the shareholder acquires the registered senior preferred stock in the ordinary course of its business;

  . the shareholder has no arrangement with any person to participate in the distribution of such old senior preferred stock; and

  . each broker-dealer that receives registered senior preferred stock for its own account in exchange for old senior preferred stock must acknowledge that it will deliver a prospectus in connection with any resale of such registered senior preferred stock. See the "Plan of Distribution" section of this prospectus.

If any shareholder (other than a broker-dealer described in the preceding sentence) has any arrangement or understanding with respect to the distribution of the registered senior preferred stock to be acquired pursuant to the exchange offer, such shareholder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, to comply with the securities laws of various jurisdictions, if applicable, you may not offer or sell the registered senior preferred stock unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the issuance of the registered senior preferred stock. As consideration for the registered senior preferred stock, we will receive in exchange an equivalent liquidation preference of outstanding old senior preferred stock, the terms of which are substantially identical to the terms of the registered senior preferred stock, except that the registered senior preferred stock will be freely transferable and issued free of any covenants regarding exchange and registration rights.

   We will retire and cancel the old senior preferred stock surrendered in exchange for the registered senior preferred stock. Accordingly, the issuance of registered senior preferred stock under the exchange offer will not result in any changes in our outstanding equity. We used the net proceeds of the offering of old senior preferred stock in conjunction with cash on hand to redeem our $100.0 million of senior redeemable preferred stock that was issued in connection with the merger, pursuant to a private placement.

                              CAPITALIZATION

   The following table sets forth the capitalization of TNP and its subsidiaries on an unaudited, actual basis as of June 30, 2000, adjusted for the redemption of $27.2 million of Series A secured debentures and $9.5 million of Series U first mortgage bonds.

   You should read the information contained in the following table in conjunction with the "Recent Events," "Use of Proceeds," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus and the consolidated financial statements and notes thereto of TNP included elsewhere in this prospectus.

                                       As of June 30, 2000 (Unaudited)
                                      ----------------------------------------
                                                                        As
                                        Actual    Adjustments        Adjusted
                                      ----------  -----------       ----------
                                               (in thousands)
Cash and cash equivalents...........  $   12,131   $ (4,172)        $    7,959
                                      ==========   ========         ==========
Common shareholders' equity.........  $   93,973   $    --          $   93,973
                                      ----------   --------         ----------
Preferred stock subject to mandatory
 redemption.........................      98,269      3,541 (A)(B)     101,810
                                      ----------   --------         ----------
Long-term debt (including current
 maturities)
  TNMP revolving credit facilities..     237,000     36,000 (C)        273,000
  9 1/4% first mortgage bonds,
   Series U.........................       9,494     (9,494)(C)            --
  6 1/4% senior notes...............     175,000        --             175,000
  Unamortized discount..............        (715)       347 (C)           (368)
  10 3/4% secured debentures, Series
   A................................      27,224    (27,224)(C)            --
  Senior secured revolving credit
   facility.........................         --         --                 --
  Senior secured term loan..........     159,600        --             159,600
  10.25% senior subordinated notes..     275,000        --             275,000
                                      ----------   --------         ----------
    Total debt......................     882,603       (371)           882,232
                                      ----------   --------         ----------
Total capitalization................  $1,074,845   $  3,170         $1,078,015
                                      ==========   ========         ==========

--------

(A) On September 15, 2000, TNMP redeemed the remaining $0.8 million and $0.7 million of its Series B and C redeemable cumulative preferred stock, respectively.

(B) On August 15, 2000, TNP declared a dividend on its Senior Redeemable Preferred stock of $50.75 per share, payable in additional shares of preferred stock.

(C) On September 15, 2000, TNMP redeemed the remaining $27.2 million of Series A secured debentures and $9.5 million of Series U first mortgage bonds. TNMP financed the redemption by drawing $36.0 million from its existing bank facility, which it used to pay principal and interest.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
                             (Dollars in thousands)

   The following tables set forth selected historical financial data of TNP and selected operating data for TNMP for the years ended December 31, 1995 through 1999 which have been derived from the audited statements of TNP for those periods, and for the six months ended June 30, 1999, the three months ended March 31, 2000, and the three months ended June 30, 2000, which have been derived from the unaudited financial statements of TNP which, in the opinion of management, contain all adjustments necessary for a fair presentation of the information presented. As the information presented below is only a summary and does not provide all of the information contained in the financial statements of TNP, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of TNP included elsewhere in this prospectus.

                                      Year Ended December 31,                        Predecessor
                          ---------------------------------------------------  -----------------------
                                                                               Six Months Three Months Three Months
                                                                                 Ended       Ended        Ended
                                                                                June 30,   March 31,     June 30,
                            1995       1996       1997      1998      1999        1999     2000(/1/)       2000
                          ---------  ---------  --------  --------  ---------  ---------- ------------ ------------
Statement of operations
 data:
Operating revenues......  $ 485,823  $ 502,737  $578,534  $585,941  $ 576,150   $262,153    $124,526    $  155,931
                          ---------  ---------  --------  --------  ---------   --------    --------    ----------
Operating expenses
 Purchased power and
  fuel..................    227,363    243,682   300,614   315,949    279,587    124,354      59,550        81,314
 Other operating and
  maintenance...........     82,833     84,417    86,385    95,661    106,634     52,432      29,398        25,703
 Depreciation...........     37,850     38,172    38,853    38,056     39,295     19,487      10,230        12,975
 Charge for recovery of
  stranded plant........        --         --        --        --      23,376      5,653       1,629         3,396
 Taxes other than income
  taxes.................     28,865     33,256    33,667    36,014     33,746     16,285       7,941         9,142
 Income taxes...........     12,317     10,375    21,242    15,480     19,120      7,274       1,745         1,395
                          ---------  ---------  --------  --------  ---------   --------    --------    ----------
Total operating
 expenses...............    389,228    409,902   480,761   501,160    501,758    225,485     110,493       133,925
                          ---------  ---------  --------  --------  ---------   --------    --------    ----------
Net operating income....     96,595     92,835    97,773    84,781     74,392     36,668      14,033        22,006
Other income (net)......     10,425      2,678     1,700     1,238       (482)     1,237         334           252
Interest expenses.......     73,960     69,363    56,912    53,885     43,743     22,369      10,514        21,726
                          ---------  ---------  --------  --------  ---------   --------    --------    ----------
Income from continuing
 operations.............     33,060     26,150    42,561    32,134     30,167     15,536       3,853           532
Loss from discontinued
 nonregulated
 operations, net of
 taxes..................        --       3,097    12,883    12,710        --         --          --            --
Cumulative effect of
 change in accounting
 for unbilled revenues,
 net of taxes...........      8,445        --        --        --         --         --          --            --
                          ---------  ---------  --------  --------  ---------   --------    --------    ----------
Net income..............     41,505     23,053    29,678    19,424     30,167     15,536       3,853           532
Dividends on preferred
 stock and other........        655        167       158       150        (19)       (58)          5         3,314
                          ---------  ---------  --------  --------  ---------   --------    --------    ----------
Net income applicable to
 common.................  $  40,850  $  22,886  $ 29,520  $ 19,274  $  30,186   $ 15,594    $  3,848    $   (2,782)
                          =========  =========  ========  ========  =========   ========    ========    ==========

Other financial data and
 ratios:
EBITDA(2)...............  $ 149,599  $ 145,366  $161,134  $142,252  $ 161,342   $ 71,369    $ 28,233    $   40,227
Ratio of EBITDA to
 consolidated interest
 expense................        2.0x       2.1x      2.8x      2.6x       3.7x       3.2x        2.7x          1.9x
Ratio of total debt to
 EBITDA.................        4.1x       3.7x      3.0x      3.2x       2.7x       N/A         N/A           N/A
Ratio of total debt and
 preferred equity to
 EBITDA.................        4.1x       3.7x      3.0x      3.2x       2.7x       N/A         N/A           N/A
Ratio of combined fixed
 charges and preferred
 dividends(3)...........        1.7x       1.5x      2.1x      1.9x       2.1x       N/A         N/A           N/A

Balance sheet data:
Cash and cash
 equivalents............  $  21,105  $   8,387  $ 15,877  $ 12,216  $  14,456   $  9,960         N/A    $   12,131
Property, plant and
 equipment, net.........    944,004    933,939   923,268   922,879    907,978    925,323         N/A       642,486
Total assets............  1,030,433  1,006,784   991,926   993,765  1,001,199    995,265         N/A     1,305,376
Total debt..............    612,995    534,102   478,141   459,000    440,244    459,702         N/A       882,603
Preferred Stock subject
 to mandatory
 redemption.............      3,600      3,420     3,240     3,060      1,664      1,844         N/A        98,269
Common shareholders'
 equity.................    217,457    278,474   298,241   308,294    327,110    320,087         N/A        93,973

                                        Year Ended December 31,                 Six Months Ended
                          --------------------------------------------------- ---------------------
                                                                               June 30,   June 30,
                            1995      1996       1997       1998      1999       1999       2000
                          --------- --------- ---------- ---------- --------- ---------- ----------
TNMP Operating Revenues:
 Residential............  $ 200,455 $ 206,748 $  211,398 $  225,870 $ 216,374 $   91,611 $   92,822
 Commercial.............    148,908   150,034    155,539    164,800   163,248     74,888     78,652
 Industrial.............    113,728   129,972    170,169    150,883   147,110     73,440     74,417
 Other..................     22,732    15,983     27,672     33,178    45,695     20,677     31,338
 Power Marketing........        --        --      13,756     11,161     3,666      1,509      3,201
                          --------- --------- ---------- ---------- --------- ---------- ----------
   Total................  $ 485,823 $ 502,737 $  578,534 $  585,892 $ 576,093 $  262,125 $  280,430
                          ========= ========= ========== ========== ========= ========== ==========

Sales (megawatt-hours):
 Residential............  2,141,553 2,230,558  2,251,119  2,439,478 2,420,512  1,041,023  1,090,342
 Commercial.............  1,681,130 1,725,650  1,772,591  1,883,422 1,921,614    873,711    949,509
 Industrial.............  2,704,159 3,797,776  5,523,907  4,981,773 4,799,146  2,440,514  2,313,117
 Other..................    113,985   108,039    107,847    113,535   108,547     53,457     48,458
 Power Marketing........         --        --    494,705    425,216   119,344     48,972    100,117
                          --------- --------- ---------- ---------- --------- ---------- ----------
   Total................  6,640,827 7,862,023 10,150,169  9,843,424 9,369,163  4,457,677  4,501,543
                          ========= ========= ========== ========== ========= ========== ==========

Number of Customers (at
 end of period):
 Residential............    183,863   187,796    192,005    197,155   199,617    200,069    201,747
 Commercial.............     29,361    29,864     30,289     30,884    33,127     31,319     34,072
 Industrial.............        136       135        139        138       116        138        117
 Other..................        244       224        222        227       799        229        797
 Power Marketing........         --        --         16         16         8         10         15
                          --------- --------- ---------- ---------- --------- ---------- ----------
   Total................    213,604   218,019    222,671    228,420   233,667    231,765    236,748
                          ========= ========= ========== ========== ========= ========== ==========

Revenue Statistics:
 Average use per
  residential customer
  (kilowatt-hours)......     11,476    11,973     11,835     12,491    12,130      5,239      5,432
 Average revenue per
  residential customer
  (dollars).............      1,074     1,110      1,111      1,157     1,084        461        462
 Average revenue per
  kilowatt-hour sold
  per residential
  customer (cents)......       9.36      9.27       9.39       9.26      8.94       8.80       8.51
 Average revenue per
  kilowatt-hour sold
  total sales (cents)...       7.32      6.39       5.70       5.95      6.15       5.88       6.23

Net Generation and
 Purchases (megawatt-
 hours):
 Generated..............  2,351,000 2,296,056  2,089,448  2,062,958 1,912,673    894,656  1,028,560
 Purchased..............  4,612,186 5,769,173  8,443,990  8,256,857 7,716,856  3,685,922  3,631,487
                          --------- --------- ---------- ---------- --------- ---------- ----------
   Total................  6,963,186 8,065,229 10,533,438 10,319,815 9,629,529  4,580,578  4,660,047
                          ========= ========= ========== ========== ========= ========== ==========
Average Cost per
 Kilowatt-hour Purchased
 (cents):...............       3.87      3.51       3.13       3.39      3.18       2.70       3.01

--------

(1) Includes a net-of-tax charge of approximately $3.4 million for pre-merger severance and retirement benefits recorded between April 1, 2000 and April 7, 2000.

(2) EBITDA represents income from continuing operations before interest expense, income tax expense, charge for recovery of stranded plant, depreciation and amortization and non-cash charges of $2.8 million net of taxes and taxes on other income in 1999 and gain on sale of assets of $9.5 million in 1995 net of taxes. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principals and should not be used as an alternative to operating income or income from continuing operations as an indicator of our operating performance or cash flow as a measure of liquidity.

(3) For purposes of this calculation, earnings are defined as earnings from income from continuing operations plus income taxes plus fixed charges. Fixed charges consist of total interest charges and the portion of interest implicit in rentals. Preferred dividends consist of the amount of pre-tax earnings that is required to pay preferred dividends (computed as the amount of the dividend divided by 1 minus the effective income tax rate applicable to continuing operations).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   TNP is a holding company whose primary operating subsidiary is TNMP, a regulated public utility engaged in generating, purchasing, transmitting and selling electricity to approximately 235,000 residential, commercial and industrial customers in Texas and New Mexico. TNMP's operations consist primarily of the transmission and distribution of electricity from its generation facility (TNP One) and various third-party power plants to end users of electricity. For the year ended December 31, 1999, our transmission and distribution network, which consists of approximately 1,500 miles of transmission lines, served customers in 90 municipalities and adjacent suburban and rural areas throughout our three distinct operating regions. Our operating regions include suburbs of Houston, Dallas and Galveston and rural areas throughout central, north and west Texas and southern New Mexico. Our customers in Texas and New Mexico account for 86% and 14% of our operating revenues, respectively.

   We generate approximately 20% of the electricity we sell and purchase the remaining 80% from various third party suppliers. We have entered into purchased power agreements with suppliers of energy and have adequate resources through firm contracts to serve our entire customer base.

   Our operations are subject to regulation by the PUCT and NMPRC as well as several federal regulatory bodies. New legislation in both Texas and New Mexico that establishes competition in each state's electric utility industry became law in 1999. The impact of this legislation on TNMP's financial results will be noted as necessary in the following discussion.

   The following discussion of our historical results of operation and financial condition should be read in conjunction with the consolidated financial statements and notes thereto of TNP included elsewhere in this prospectus.

Results of Operations

   The following table sets forth the percentage relationships of certain items in our income statement to operating revenues.

                         Year Ended December 31,          Six Months Ended
                         -------------------------   ---------------------------
                          1997     1998     1999     June 30, 1999 June 30, 2000
                         -------  -------  -------   ------------- -------------
Operating revenues......   100.0%   100.0%   100.0%      100.0%        100.0%
Operating expenses
  Purchased power and
   fuel.................    52.0%    53.9%    48.5%       47.5%         50.2%
  Other operating and
   maintenance..........    14.9%    16.3%    18.5%       20.0%         19.6%
  Depreciation and
   amortization.........     6.7%     6.5%     6.8%        7.4%          8.3%
  Charge for recovery of
   stranded plant.......     --       --       4.1%        2.1%          1.8%
  Taxes other than
   income taxes.........     5.8%     6.2%     5.9%        6.2%          6.1%
  Income taxes..........     3.7%     2.6%     3.3%        2.8%          1.1%
                         -------  -------  -------       -----         -----
Total operating
 expenses...............    83.1%    85.5%    87.1%       86.0%         87.1%
                         -------  -------  -------       -----         -----
Net operating income....    16.9%    14.5%    12.9%       14.0%         12.9%
Other income (net)......     0.3%     0.2%    (0.1)%       0.4%          0.2%
Interest expense........     9.8%     9.2%     7.6%        8.5%         11.5%
                         -------  -------  -------       -----         -----
Income from continuing
 operations.............     7.4%     5.5%     5.2%        5.9%          1.6%
                         =======  =======  =======       =====         =====

Three and Six Months Ended June 30, 2000 Compared to Three and Six Months Ended June 30, 1999.

   The following discussion should be read in conjunction with the related interim consolidated financial statements and notes.

   The merger was accounted for under the purchase method of accounting; accordingly, purchase accounting adjustments have been reflected in the financial statements of TNP for all periods subsequent to March 31, 2000. Financial statements for periods prior to that date were prepared using TNP's historical basis of accounting and are designated as "predecessor." For purposes of the discussion of year-to-date operating results provided herein, the pre-merger financial information of the predecessor has been combined with the post-merger financial information. The business operations of TNP were not significantly changed as a result of the merger, and post-merger and pre-merger operating results, except as noted in the discussion, are comparable.

Results of Operations

Overall Results

 TNP

   TNP incurred a loss applicable to common stock of $2.8 million for the quarter ended June 30, 2000 (current quarter) as compared to earnings of $12.5 million for the quarter ended June 30, 1999. TNP's reduced earnings reflect goodwill amortization, interest expense and preferred dividends related to the merger.

   TNP had earnings applicable to common stock of $1.1 million for the six months ended June 30, 2000 (year-to-date), as compared to $15.6 million for the six months ended June 30, 1999. Income declined for the same reasons cited above for the quarter in addition to one-time charges associated with the merger.

 TNMP

   TNMP's earnings applicable to common stock were $11.2 million for the quarter ended June 30, 2000, as compared to $14.3 million for the quarter ended June 30, 1999. For the six months ended June 30, TNMP's earnings applicable to common stock were $18.9 million in 2000 as compared to $18.1 million in 1999.

   Under legislation passed in 1999, TNMP's earnings on its Texas operations are capped at a 10.53% return on rate base adjusted for discounted rates to industrial customers, which are expected to be approximately $2.7 million in 2000. TNMP will apply Texas earnings in excess of the cap to recover its stranded costs. TNMP recorded pre-tax excess earnings of $3.6 million ($2.2 million after tax) and $5.6 million ($3.5 million after tax) for the three and six months ended June 30, 2000. Those amounts included an adjustment to the excess earnings recorded in 1998 and 1999 due to the resolution of a purchased power dispute discussed under "Results of Operations--Operating Expenses."

   The changes in TNP's and TNMP's earnings for the quarter and the year-to-date are attributable to the factors listed below (in millions):

                                                       Three Months Six Months
                                                           Ended       Ended
                                                         June 30,    June 30,
                                                           2000        2000
                                                       ------------ ----------
     Factors affecting TNMP:
       Changes in base revenues.......................    $  1.9      $  3.4
       Non-pass through purchased power and fuel ex-
        penses........................................      (4.3)       (1.6)
       Transmission expenses..........................       2.8         4.0
       Other operating expenses.......................      (0.6)       (2.3)
       Charge for recovery of stranded plant..........      (1.5)        0.6
       All other (including income tax effects on the
        items above)..................................      (1.4)       (3.3)
                                                          ------      ------
         TNMP earnings increase (decrease)............      (3.1)        0.8
     Factors affecting TNP:
       Other operating expenses.......................       0.7        (4.3)
       Depreciation and amortization..................      (2.7)       (2.7)
       Interest.......................................     (10.4)      (10.3)
       Dividends on preferred stock...................      (3.3)       (3.3)
       All other (including income tax effects on the
        items above)..................................       3.5         5.3
                                                          ------      ------
         TNP earnings decrease........................     (12.2)      (15.3)
                                                          ------      ------
         Consolidated earnings decrease...............    $(15.3)     $(14.5)
                                                          ======      ======

TNMP Operating Revenues

   The components of TNMP's base revenues are summarized in the following tables (in thousands).

                         Three Months Ended June 30,   Six Months Ended June 30,
                         ---------------------------- ----------------------------
                                            Increase                     Increase
                           2000     1999   (Decrease)   2000     1999   (Decrease)
                         -------- -------- ---------- -------- -------- ----------
Operating revenues...... $155,918 $144,014  $11,904   $280,430 $262,125  $18,305
Pass-through expenses...   60,175   50,154   10,021    108,070   93,187   14,883
                         -------- --------  -------   -------- --------  -------
Base revenues........... $ 95,743 $ 93,860  $ 1,883   $172,360 $168,938  $ 3,422
                         ======== ========  =======   ======== ========  =======

   Pass-through expenses in Texas include fuel and the energy-related portion of purchased power. In New Mexico, pass-through expenses include all purchased power costs. Details of pass-through expenses are discussed under "Results of Operations--Operating Expenses."

   The following table summarizes the components of the changes in base revenues for the three and six months ended June 30, 2000 compared to the same period in 1999 (in thousands).

                                                  Three Months    Six Months
                                                 Ended June 30, Ended June 30,
                                                  2000 v. 1999   2000 v. 1999
                                                 -------------- --------------
      Base revenues
      Weather related...........................    $ 6,568        $ 8,439
      Customer growth...........................        906          1,788
      Price/sales mix (includes base rate
       reductions)..............................     (4,798)        (7,216)
      Transmission revenue......................        893          2,235
      Industrial sales..........................     (2,012)        (2,235)
      Other.....................................        326            411
                                                    -------        -------
        Base revenues increase..................    $ 1,883        $ 3,422
                                                    =======        =======

   Current quarter base revenues increased $1.9 million, or 2.0%, compared to the corresponding 1999 period. The increase resulted from higher weather-related sales in the residential and commercial classes, higher transmission revenues, and growth in the number of residential and commercial customers. These increases were offset in part by a rate reduction in Texas pursuant to the Transition Plan and reduced sales to industrial customers.

   Transmission revenues increased due to a change in the method of allocating Texas transmission costs that the PUCT approved as of September 1, 1999. The PUCT adopted the new method to comply with the restructuring legislation passed in 1999.

   Effective January 1, 2000, TNMP implemented base rate reductions of 3% and 1% for residential and commercial customers, respectively, under the terms of a Declaratory Order issued by the PUCT on December 6, 1999. Similar rate reductions will take effect January 1, 2001.

   Year-to-date base revenues increased $3.4 million, or 2.0% from the same period in 1999. The same factors discussed above for the current quarter affected year-to-date base revenues.

   The following table summarizes the components of gigawatt-hour (GWH) sales.

                                                             Six Months Ended June
                            Three Months Ended June 30,               30,
                            -------------------------------------------------------
                                                  Increase                Increase
                             2000      1999      (Decrease)  2000  1999  (Decrease)
                            --------- --------- ------------------ ----- ----------
   GWH sales:
   Residential.............       588       549          39  1,090 1,041      49
   Commercial..............       516       472          44    950   874      76
   Industrial:
     Firm..................       152       132          20    282   244      38
     Economy...............     1,008     1,153        (145) 2,031 2,197    (166)
   Power marketing.........        32        27           5    100    48      52
   Other...................        25        26          (1)    48    53      (5)
                            --------- ---------    --------  ----- -----    ----
       Total GWH sales.....     2,321     2,359         (38) 4,501 4,457      44
                            ========= =========    ========  ===== =====    ====

   Current quarter sales decreased 38 GWHs (or 2%) as compared to the corresponding quarter of 1999. The current quarter decrease resulted primarily from reduced sales to a significant industrial customer under an economy sales arrangement. This was partially offset by higher weather-related sales to commercial and residential customers and growth in the number of commercial and residential customers. Year-to-date sales increased 44 GWHs (or 1%) as compared to the corresponding 1999 period. Higher off-system sales combined with the factors noted for the quarter accounted for the increase.

Operating Expenses

Factors Affecting TNMP

   TNMP incurred operating expenses of $133.8 million in the quarter ended June 30, 2000, an increase of $13.4 million over the amount incurred during the corresponding period of 1999. The increase reflects higher costs for purchased power and fuel, and increased charges for the recovery of stranded plant partially offset by lower transmission expenses. For the six months ended June 30, 2000, TNMP incurred operating expenses of $240.2 million, an increase of $16.7 million over 1999 levels. The year-to-date increase reflects higher costs for purchased power, fuel, and other operating expenses partially offset by lower transmission expenses.

   Purchased Power and Fuel Expenses

   The following table summarizes the components of TNMP's purchased power and fuel expenses (in thousands).

                           Three Months Ended June
                                     30,              Six Months Ended June 30,
                          -------------------------- ----------------------------
                                           Increase                     Increase
                           2000    1999   (Decrease)   2000     1999   (Decrease)
                          ------- ------- ---------- -------- -------- ----------
Purchased power and fuel
 expenses:
  Pass through expenses:
    Purchased power.....  $50,772 $41,942  $ 8,830   $ 90,183 $ 78,013  $12,170
    Fuel................    9,403   8,212    1,191     17,887   15,174    2,713
                          ------- -------  -------   -------- --------  -------
                           60,175  50,154   10,021    108,070   93,187   14,883
                          ------- -------  -------   -------- --------  -------
  Non-pass through
   expenses:
    Texas purchased
     power..............   20,750  16,437    4,313     31,965   30,529    1,436
    Fuel................      389     391       (2)       829      638      191
                          ------- -------  -------   -------- --------  -------
                           21,139  16,828    4,311     32,794   31,167    1,627
                          ------- -------  -------   -------- --------  -------
  Total purchased power
   and fuel.............  $81,314 $66,982  $14,332   $140,864 $124,354  $16,510
                          ======= =======  =======   ======== ========  =======

   In the second quarter of 2000, purchased power and fuel expenses increased $14.3 million from the level incurred during the second quarter of 1999. Pass-through expenses increased $10.0 million, reflecting increased purchases caused by higher sales overall and price increases in New Mexico. Non pass-through expenses increased $4.3 million due to higher costs incurred on sales to an industrial customer under a replacement power contract.

   For the six months ended June 30, 2000, purchased power and fuel expenses increased $16.5 million from the level incurred during the same period of 1999. Pass-through expenses increased $14.9 million for the reasons cited above for the quarter. Non pass-through expenses increased $1.6 million due to higher costs incurred on sales to an industrial customer under a replacement power contract, partially offset by the deferral of a $2.4 million payment made in 1998 to resolve a billing dispute. The $2.4 million deferral resulted from a PUCT decision that ordered TNMP to defer a $4.8 million purchase power dispute payment it made in 1998, and to amortize it over a four-year period, beginning in 1998 and ending in 2001. Accordingly, in March 2000 TNMP recorded a regulatory asset of $2.4 million, the unamortized balance of the $4.8 million payment, and a corresponding reduction to purchased power expense.

   Transmission Expenses

   Transmission expenses decreased by $2.8 million and $4.0 million for the three and six months ended June 30, 2000, respectively, compared to the corresponding periods in 1999, due to the change in cost allocation described in "Operating Revenues," above.

   Other Operating Expenses

   Other operating expenses were $0.6 million and $2.3 million higher for the current quarter and year-to-date periods, respectively, than in the same periods of 1999. This increase is primarily due to higher payroll costs, an increase in the proportion of total payroll charged to operating expenses, and a payment to the Texas Department of Housing for programs to assist low-income customers.

Charge for Recovery of Stranded Plant

   Charge for recovery of stranded plant increased $1.5 million in the second quarter of 2000 compared to the same period in 1999. During the second quarter of 2000, TNMP recorded a charge for recovery of stranded plant of $3.4 million. In the second quarter of 1999, TNMP recorded $1.9 million in charges for recovery of stranded plant, including adjustments to reflect the adoption of Texas Senate Bill 7, the 1999 retail competition legislation.

   For the year-to-date, charges for recovery of stranded plant are comparable to amounts recorded in 1999.

Factors Affecting TNP

   Other Operating Expenses

   Other operating expenses for the current quarter were comparable to 1999. Year-to-date other operating expenses were $4.3 million higher than in the same period of 1999. This increase is primarily due to a one-time charge of approximately $5.6 million for severance and retirement benefits due to the change in control resulting from the merger.

   Depreciation and Amortization

   Beginning in the second quarter of 2000, TNP began amortizing goodwill associated with the merger over 25 years. Goodwill amortization was $2.7 million for both the three and six months ended June 30, 2000.

   Interest Expense

   TNP incurred interest expense of $10.7 million in both the three and six months ended June 30, 2000 on the debt issued in connection with the merger. Those amounts increased by $10.4 and $10.3 million compared to amounts incurred in the three and six months ended June 30, 1999, respectively.

   Dividends on Preferred Stock

   In connection with the merger, on April 7, 2000, TNP issued $100 million of senior redeemable preferred stock in a private placement. In May 2000, TNP replaced the senior redeemable preferred stock with $100 million of old senior preferred stock. Dividends on the preferred stock issues were $3.3 million in both the second quarter and year-to-date periods of 2000.

Financial Condition

TNMP Liquidity

   The main sources of liquidity for TNMP are cash flow from operations and borrowings from its credit facility. TNMP's cash flow from operations was $7.3 million lower for the first six months of 2000 as compared to the same period 1999 due to higher payments for fuel and purchased power costs, payments of interest on debt repurchases related to the merger, and funding to TNP under a tax sharing agreement between TNP and TNMP. Lower cash flows from the factors above were partially offset by higher receipts from customers.

   In connection with the merger, TNMP entered into a Backstop Credit Facility (Backstop Facility) in the amount of $240 million on April 17, 2000, so that it could repurchase up to $100 million of its 9.25 percent Series U First Mortgage Bonds and up to $140 million of its 10.75 percent Series A Secured Debentures. As required by its first mortgage bond and secured debenture indentures, TNMP was required to offer to repurchase this debt at 101 percent of par value due to a change in control of TNP resulting from the merger.

   On June 1, 2000, TNMP repurchased approximately $112.8 million of its Series A Secured Debentures and approximately $90.5 million of its Series U First Mortgage bonds during the second quarter of 2000, using funds from the Backstop Facility and an existing bank facility. Commitments associated with the unused portion of the Backstop Facility terminated on June 1, 2000 and are no longer available to TNMP. The Backstop Facility matures on May 1, 2001, and bears interest at a variable rate based on LIBOR. TNMP intends to establish a new credit facility that will enable it to refinance the amounts outstanding on the secured debentures, first mortgage bonds, Backstop Facility, and existing bank facility. At June 30, 2000, the amount outstanding on those obligations was approximately $273.7 million, of which approximately $246.5 million is due within one year. TNMP expects to close the new credit facility by the end of 2000.

   TNMP has sufficient liquidity to satisfy the possibility of any known contingencies. Management believes cash flow from operations and periodic borrowings under the planned credit facility described above should be sufficient to meet working capital requirements at least through 2001.

TNP Liquidity

   TNP's main sources of liquidity, and its ability to service the debt issued to finance the merger, depend primarily on the earnings of TNMP and the distribution of those earnings in the form of cash dividends, as well as tax payments from TNMP due under a tax sharing agreement between TNP and TNMP. TNP has a $25 million revolving credit facility that will be used to provide working capital and meet other requirements. The revolving credit facility was put in place at the time of the merger. As of June 30, 2000, TNP had no borrowings against the revolving credit facility, and the entire $25 million was available to TNP.

   Cash dividends from TNMP to TNP are limited by restrictions included in TNMP's debt indentures and bank agreements. In addition, the regulatory orders from the PUCT and the NMPRC approving the merger contain additional restrictions on TNMP's ability to pay cash dividends to TNP. During the second quarter of 2000, TNMP paid a dividend of $7.5 million to TNP.

   During the first six months of 2000, TNP's cash flow from operations was $4.7 million lower than in the first six months of 1999 due to TNMP's lower cash flow from operations as discussed above, offset by reduced expenditures for non-regulated activities and tax payments from TNMP under the tax sharing agreement described above.

   Management believes that dividends from TNMP, payments from TNMP under the tax sharing agreement, and periodic borrowings under its revolving credit facility should be sufficient to meet TNP's working capital requirements at least through 2001.

1999 compared to 1998

   The following table summarizes the components of gigawatt-hour sales and provides a comparison of 1999 to 1998.

                                                  Year Ended
                                                 December 31,
                                                 -------------          Percent
                                                  1999   1998  Variance Change
                                                 ------ ------ -------- -------
   Residential..................................  2,420  2,440    (20)    (0.8)%
   Commercial...................................  1,922  1,883     39      2.0%
   Industrial...................................  4,799  4,981   (182)    (3.7)%
   Other........................................    228    539   (311)   (57.7)%
                                                 ------ ------   ----    -----
     Total gigawatt-hour sales..................  9,369  9,843   (474)    (4.8)%
                                                 ====== ======   ====    =====

   In 1999 sales decreased 5%, or 474 gigawatt-hours, from 1998 levels, primarily due to reduced sales to a large industrial customer whose contract was renegotiated (see "Operating revenues") and decreased power marketing sales.

   The following table summarizes the average prices paid per kilowatt-hour by customer class and provides a comparison of 1999 to 1998.

                                                           Year Ended
                                                          December 31,
                                                          ------------- Percent
                                                           1999   1998  Change
                                                          ------ ------ -------
   Average Revenue per Kilowatt-hour (cents):
     Residential.........................................   8.94   9.26  (3.5)%
     Commercial..........................................   8.50   8.75  (2.9)%
     Industrial..........................................   3.07   3.03   1.3%

   Average revenue per kilowatt-hour sold to residential and commercial customers decreased as a result of changes, mandated by the Transition Plan, in the calculation of the fuel factor (the portion of a customer's energy costs representing our cost for fuel and purchased power). The Transition Plan changed the calculation of the fuel factor from variable factor to fixed. TNMP implemented the approved fuel factor in late 1998. Average revenue per kilowatt-hour sold to industrial customers increased due to a standby contract entered into in 1999 with a cogeneration customer. Under this contract, we receive revenues for providing backup power services. This contract does not require kilowatt-hour sales unless the cogeneration plant suffers a service interruption. Excluding this contract, the two periods would be comparable.

   Operating revenues: Operating revenues decreased 2% to $576.1 million for 1999 compared to $585.9 million for 1998. Operating revenues consist of two components: (i) base revenues and (ii) pass-through expenses. Pass-through expenses in Texas include fuel and the energy-related portion of purchased power while pass-through expenses in New Mexico were redefined as of July 1, 1999 to include all fuel and purchased power expenses.

   The components of TNMP's base revenues (revenues net of pass-through expenses) are summarized in the following tables (in thousands).

                                              Year Ended
                                             December 31,
                                           -----------------
                                             1999     1998   Increase/(Decrease)
                                           -------- -------- ------------------
   Operating revenues..................... $576,093 $585,892      $ (9,799)
   Pass-through expenses..................  199,939  193,016         6,923
                                           -------- --------      --------
   Base revenues.......................... $376,154 $392,876      $(16,722)
                                           ======== ========      ========

   Base revenues decreased 4% or $16.7 million from $392.9 million in 1998 to $376.2 million in 1999. The following table summarizes the components of the base revenues decrease (in thousands).

   Base Revenues:
   Weather related.................................................. $ (3,979)
   Customer growth..................................................    5,064
   New Mexico purchased power recovery effects from termination of
    Community Choice(R).............................................  (10,192)
   Industrial--firm rate sales......................................   (3,325)
   Clear Lake standby revenue.......................................   (2,453)
   New Mexico stranded cost adjustment..............................    1,697
   Other changes in base revenues...................................   (3,534)
                                                                     --------
     Base revenues decrease......................................... $(16,722)
                                                                     ========

   The base revenues decrease resulted primarily from a change in the classification of New Mexico purchased power recovery revenues from base to pass-through. This reclassification resulted from the

NMPRC's termination of Community Choice(R) which restored the pass-through of purchased power costs to TNMP's New Mexico customers as of July 1, 1999. Effective July 1, 1999, pass-through expenses include all purchased power costs while prior to July 1, 1999, purchased power costs were recovered from customers in base rates. Under Community Choice(R), the difference between purchased power recovery and actual purchased power costs affected operating income. The termination of Community Choice(R) limits purchased power recovery to actual purchased power costs and thus purchased power recovery does not affect operating income. This reclassification resulted in a $10.2 million decrease in New Mexico base revenues which was offset by a $10.2 million increase in pass-through revenues.

   Other factors contributing to the base revenues decrease were a renegotiated contract with a large industrial customer who reduced its firm purchased power commitment by 55%, the settlement of litigation with Clear Lake Cogeneration Limited Partnership ("Clear Lake"), which resulted in the loss of standby revenue payments and milder weather compared to 1998. The decrease was partially offset by residential and commercial customer growth.

   Operating expenses: Operating expenses increased to $501.8 million for 1999 from $501.2 million in 1998. The increase of $0.6 million resulted from the charge for recovery of stranded plant and increased other operating and maintenance expenses offset by a decrease in purchase power and fuel expense and taxes other than income taxes.

   The following table summarizes the components of TNMP's purchased power and fuel expenses (in thousands).

                                   Year Ended December 31,
                                   -----------------------
                                      1999        1998     Increase/(Decrease)
                                   ----------- ----------- ------------------
   Pass-through expenses.......... $   199,939 $   193,016      $  6,923
   Non pass-through expenses......      79,648     122,933       (43,285)
                                   ----------- -----------      --------
   Purchased power and fuel
    expenses...................... $   279,587 $   315,949      $(36,362)
                                   =========== ===========      ========

   In 1999, purchased power and fuel expenses decreased 12% or $36.4 million from the $315.9 million in 1998 to $279.6 million in 1999. Non pass-through expenses decreased $43.3 million, reflecting lower demand costs resulting from the replacement of purchases from TXU Electric Company Inc. ("TXU") with purchases from lower cost providers, significant reductions of the rate under which TNMP purchases capacity from Clear Lake, and effects of the termination of New Mexico Community Choice(R). The decreases in non pass-through costs were partially offset by increases in pass-through expenses of $6.9 million. Pass-through expenses increased because of increased costs of electricity purchased in the spot market during the third quarter's extreme weather.

   The NMPRC terminated Community Choice(R) in the second quarter. Under Community Choice(R), rates for recovery of New Mexico purchased power costs were frozen, except those charged to certain industrial customers. The NMPRC order terminating Community Choice(R) required TNMP to pass through to all customers New Mexico purchased power costs as of July 1, 1999. As a result, $11.4 million of New Mexico purchased power costs incurred in the third and fourth quarter were recorded as pass-through expenses. Those costs would have been recorded as non pass-through expenses under Community Choice(R).

   Under the Texas legislation, we are allowed to apply earnings in excess of our maximum allowed return on equity to accelerate the amortization of our stranded costs (charge for recovery of stranded plant). In 1999, based on provisions of the legislation, we earned $23.4 million in excess of our maximum allowed return on equity. These excess earnings were used to increase our amortization of plant and equipment resulting in a reduction to 1999 pre-tax operating income.

   Other operating and maintenance expenses increased 11% or $11.0 million to $106.6 million in 1999 from $95.7 million in 1998 primarily due to increased transmission costs and legal and outside consultant fees associated with the merger ($4.1 million). Transmission expenses increased $7.0 million in 1999, from the same period in 1998, due to discontinued reimbursements in accordance with the Clear Lake settlement, and a new allocation of transmission costs approved by the PUCT in July 1999. The increased transmission expenses approved by the PUCT resulted from our termination of a majority of the TXU purchased power contract at the beginning of 1999. While terminating the contract has produced purchased power savings, the savings were partially offset by increased transmission payments. A second PUCT action in September 1999 partially offset these increases when, in accordance with the Texas legislation, the PUCT approved a change in the method of allocating transmission costs effective September 1, 1999. This change resulted in a $1.7 million reduction in TNMP's transmission expenses in the fourth quarter of 1999 compared to what they would have been without the change.

   Taxes other than income taxes decreased 6.4% or $2.3 million from $36.0 million in 1998 to $33.7 million in 1999 due to reduced property taxes and lower revenue related taxes.

   Operating income: Due to the factors discussed above in operating revenues and expenses, net operating income decreased 12% from $84.8 million in 1998 to $74.4 million in 1999.

   Interest Expense: Interest charges decreased 19% or $10.2 million from $53.9 million in 1998 to $43.7 million in 1999 due to the issuance of $175.0 million of 6.25% senior notes, the proceeds of which were used to retire our $130.0 million senior secured debentures and reduce outstanding borrowings under our credit facility.

1998 compared to 1997

   The following table summarizes the components of gigawatt-hour sales and provides a comparison of 1998 to 1997.

                                             Year Ended
                                            December 31,
                                            ------------
                                            1998   1997  Variance Percent Change
                                            ----- ------ -------- --------------
   Residential............................. 2,440  2,251    189         8.4%
   Commercial.............................. 1,883  1,772    111         6.3%
   Industrial.............................. 4,981  5,524   (543)       (9.8)%
   Other...................................   539    603    (64)      (10.6)%
                                            ----- ------   ----       -----
     Total gigawatt-hour sales............. 9,843 10,150   (307)       (3.0)%
                                            ===== ======   ====       =====

   In 1998, gigawatt-hour sales decreased 3% or 307 gigawatt-hours from 1997 levels, due to the movement of a significant industrial customer to self-generation and decreased off-system sales. This decrease was partially offset by increased residential and commercial sales due to increased demand resulting from hotter-than-normal weather and customer growth.

   The following table summarizes the average prices paid per kilowatt-hour by customer class and provides a comparison of 1998 to 1997.

                                                   Year Ended
                                                   December 31,
                                                  -------------
                                                   1998   1997  Percent Change
                                                  ------ ------ --------------
   Average Revenue per Kilowatt-hour (cents):
   Residential...................................   9.26   9.39      (1.4)%
   Commercial....................................   8.75   8.77      (0.2)%
     Industrial..................................   3.03   3.08      (1.6)%

   Average revenue per kilowatt-hour sold to residential and commercial customers decreased primarily due to rate reductions mandated by the Transition Plan. The Transition Plan specified base rate reduction, effective

January 1, 1998, for residential and commercial customers of 3% and 1% respectively. These mandated rate reductions were offset by a higher pass-through of fuel and purchased power. The average revenue per kilowatt-hour sold to industrial customers decreased due to the loss of major customers.

   Operating revenues: Operating revenues increased 1% or $7.4 million to $585.9 million for 1998 from $578.5 million in 1997. Operating revenues consist of two components: (i) base revenues and (ii) pass-through expenses. Pass-through expenses in Texas include fuel and the energy-related portion of purchased power while in New Mexico, the composition of pass-through expenses changed in 1997, as described in the "Operating expenses" section below.

   The components of TNMP's base revenues (revenues net of pass-through expenses) are summarized in the following tables (in thousands).

                                     Year Ended December 31,
                                     -----------------------
                                        1998        1997     Increase/(Decrease)
                                     ----------- ----------- ------------------
   Operating revenues..............  $   585,892    $578,534       $7,358
   Pass through expenses...........      193,016     188,971        4,045
                                     ----------- -----------       ------
     Base revenues.................  $   392,876    $389,563       $3,313
                                     =========== ===========       ======

   The following table summarizes the components of the base revenues increase from 1997 to 1998 (in thousands).

     Base Revenues:
     Weather related................................................. $11,711
     Customer growth.................................................   4,896
     New Mexico purchased power recovery effects from termination of
      Community Choice(R)............................................   1,416
     Industrial--firm rate sales.....................................  (9,020)
     New Mexico stranded costs adjustment............................    (383)
     Other changes in base revenues..................................  (5,307)
                                                                      -------
       Base revenues increase........................................ $ 3,313
                                                                      =======

   Base revenues increased 1% or $3.3 million to $392.9 million in 1998 from $389.6 million in 1997 primarily from increased sales due to hotter-than-normal weather during the summer and customer growth in the residential and commercial classes. These increases were partially offset by the loss of a major industrial customer and other miscellaneous decreases.

   Operating expenses: Operating expenses increased 4% or $20.4 million to $501.2 million in 1998 from $480.8 million in 1997. The increase in operating expenses was due primarily to increased purchased power and other operating and maintenance expenses and taxes other than income. Increases in those items were offset by a decrease in income tax expense.

   The following table summarizes the components of TNMP's purchased power and fuel expenses (in thousands).

                                   Year Ended December 31,
                                   -----------------------
                                      1998        1997     Increase/(Decrease)
                                   ----------- ----------- ------------------
   Pass-through expenses.......... $   193,016 $   188,971      $ 4,045
   Non pass-through expenses......     122,933     111,643       11,290
                                   ----------- -----------      -------
     Purchased power and fuel
      expenses.................... $   315,949 $   300,614      $15,335
                                   =========== ===========      =======

   Purchased power and fuel expenses increased by 5% or $15.3 million in 1998 to $315.9 million from $300.6 million in 1997 due to increased purchased power expenses during the hotter-than-normal summer weather, recognition of expenses in compliance with the Texas Transition and the New Mexico Community Choice plans (both since superseded by legislation) and settlement of a billing dispute. In Texas, the Transition Plan changed the method of recovering purchased power expenses from customers. Effective January 1, 1998, only the energy-related portion of purchased power was passed through directly to customers via the fixed fuel recovery factor. The demand-related portion of purchased power will be recovered through base rates. Therefore, any difference between the amount of demand-related purchased power recovered through TNMP's rates and the actual costs will affect operating income. Texas demand charges were $98.3 million in 1998. Recovery of demand purchased power in Texas amounted to $90.8 million in 1998, resulting in a reduction of $7.5 million in pre-tax operating income. Prior to January 1, 1998, the majority of purchased power costs were recoverable from customers via a recovery clause. The Community Choice(R) plan froze the component of recovering purchased power costs in base rates charged to New Mexico firm customers (primarily residential and commercial). Therefore, differences between actual costs and the amount recovered in base rates impacted operating income. During 1998, TNMP was underrecovered by $3.2 million as compared to 1997.

   Other operating expenses increased 11% or $9.3 million to $95.7 million in 1998 from $86.4 million in 1997. The majority of this increase resulted from additional transmission expenses of $3.1 million as compared to 1997, and the $3.3 million write-off of deferred costs related to the Transition Plan.

   Taxes other than income taxes increased 7% or $2.3 million to $36.0 million in 1998 from $33.7 million in 1997 due to higher revenue-related taxes.

   Operating income: Due to the factors discussed above in operating revenues and expenses, net operating income decreased from $97.8 million to $84.8 million.

   Interest expense: Interest charges decreased 5% or $3.0 million from $56.9 million in 1997 to $53.9 million in 1998 due primarily to reduced borrowings and lower interest rates on our credit facilities.

Liquidity and Capital Resources

   Historically, we have utilized internally generated funds to meet ongoing working capital and capital expenditure requirements. As a result of the merger, we have significantly increased our cash requirements for debt service. As of March 31, 2000, as adjusted, TNP had long term debt outstanding of $435.0 million and up to $25.0 million available under the revolving portion of the senior secured credit facility and TNMP had debt outstanding of $467.6 million and up to $248.3 million available under its credit facility and indentures. We will rely on internally generated funds and, to the extent necessary, borrowings under our revolving credit facilities to meet our liquidity needs.

   TNP's senior secured credit facility consists of: (i) a $25.0 million revolving credit facility, under which no amounts are currently outstanding and
(ii) a $160.0 million term loan. The revolving portion and the term loan portion of the senior secured credit facility mature three years and six years, respectively, from the closing date of the senior secured credit facility. Borrowings under the senior secured credit facility are subject to covenants including maximum ratios of senior debt to EBITDA and total debt to EBITDA, a minimum interest coverage ratio (including indebtedness of TNMP) and a minimum fixed charge coverage ratio.

   TNP's principal liquidity requirements will be for debt service requirements under the 10.25% senior subordinated notes, the senior secured credit facility, other indebtedness and for working capital needs and capital expenditures. Historically, TNP has funded its capital and operating requirements from cash flow from operations primarily generated from its subsidiary, TNMP. Net cash flow from operations provided $74.6 million, $72.9 million and $103.9 million in 1999, 1998 and 1997, respectively. Net cash flow from operations in 1999 approximated those in 1998. The decrease in net cash flow from operations in 1998 resulted mainly from $20.5 million factoring of unbilled accounts receivables in 1997.

   Net cash used in investing activities was $39.1 million, $40.5 million and $30.0 million in 1999, 1998 and 1997, respectively. Net cash used in investing activities in 1999 approximated those in 1998. The increase in net cash used in investing activities in 1998 reflects an increase in capital expenditures.

   Capital expenditures are generally related to the construction of new facilities for customer growth, maintenance of our existing facilities and improvements in computer information systems. Capital expenditures amounted to $41.4 million, $37.5 million and $28.2 million in 1999, 1998 and 1997, respectively. The increase in capital expenditures reflects new construction to facilitate customer growth and system upgrades associated with Y2K.

   Net cash used in financing activities was $33.2 million, $36.1 million and $66.4 million in 1999, 1998 and 1997, respectively. The net cash used in financing activities in 1997 is higher than the other two years due to the redemption of $100.9 million in first mortgage notes in 1997.

   Based on our current operations, we believe that our cash flow from operations, together with available borrowings under the senior secured credit facility will be adequate to meet our anticipated requirements for working capital, capital expenditures and interest payments for the next few years. However, we cannot ensure that we will generate sufficient cash flow from operations to repay the notes and amounts outstanding under the senior secured credit facility. See the "Description of Certain Indebtedness and Preferred Equity" section of this prospectus.

                                    BUSINESS

Introduction

   TNP is a holding company whose primary operating subsidiary is TNMP, a regulated public utility engaged in generating, purchasing, transmitting and selling electricity to approximately 235,000 residential, commercial and industrial customers in Texas and New Mexico. TNMP's operations consist primarily of the transmission and distribution of electricity from various third-party power plants to end users of electricity. For the year ended December 31, 1999, our transmission and distribution network, which consists of over 1,500 miles of transmission lines, served customers in 90 municipalities and adjacent suburban and rural areas throughout our three distinct operating regions. Our operating regions include suburbs of Houston, Dallas and Galveston and rural areas throughout central, north and west Texas and southern New Mexico. For the year ended December 31, 1999, our customers in Texas and New Mexico accounted for 86% and 14% of our operating revenues, respectively. Also, for the year ended December 31, 1999, we generated revenues of $576.2 million.

   TNMP serves a diverse group of residential and commercial customers as well as a variety of industrial customers, including petrochemical, agricultural, mining and petroleum firms. Our base revenues (operating revenues less certain costs that we are permitted to pass through directly to our customers) are generated primarily from residential and commercial customers. In 1999, these customers accounted for 49% and 35% of our base revenues, respectively. Our primary point of contact with our residential and commercial customers is through our network of 38 local offices, where approximately 50% of our residential customers regularly pay their bills in person. We have differentiated ourselves from other utilities by focusing more of our resources on customer service which we believe results in high customer satisfaction. Industrial customers, who primarily pay us for the delivery of electricity, generate the remaining 16% of our base revenues.

   We generate approximately 20% of the electricity we sell and we purchase the remaining 80% from various third party power suppliers. Our self-generated electricity is provided by TNP One, a 300-megawatt electric power plant located in Robertson County, Texas. For the balance of our electricity requirements we have entered into purchased power agreements with various third party suppliers. The rates we charge our customers are set by state regulators to allow us to recover our fuel and purchased power costs. Under our current regulation approximately 72% of these costs are subject to adjustment clauses which alter our rates to provide for the recovery of the actual costs of fuel and purchased energy.

   Our utility operations are subject to regulation by the PUCT and the NMPRC. Some of our activities are also under the jurisdiction of the FERC. We are also subject to legislation in the states in which we operate. As the result of recent legislation in Texas and New Mexico deregulating the electric utility industries in those states, we will be required to restructure our operations. See the "Industry" and "Business--Government Regulations--Regulatory Matters" sections of this prospectus.

   In Texas we will be required to disaggregate our current operations into three separate businesses by January 1, 2002. Our operations will be separated into: a company engaged in the transmission and distribution of electricity to customers, a company engaged in the generation of electricity, and a retail electric provider ("REP") which will act as a wholesale purchaser of electricity for retail sale to customers. In New Mexico, we will be required to disaggregate our regulated transmission and distribution business activities from our generation and power supply operations, which will be subject to competition.

   Under both states' legislation, the transmission and distribution company will continue to be regulated in much the same way as it is now and generally will not be subject to competition. The remaining portions of our business will be subject to competition, but will also be subject to limited regulation. In Texas, the REP will be subject to restrictions on the rates it can charge and will be required to maintain certain financial, technical and performance standards. In both states, the competitive portions of our business will be subject to regulations governing their transactions and communications with their affiliated transmission and distribution business.

Operating Strengths

   Stable Cash Flow. Electricity is a necessary product with little sales cyclicality, especially among the residential and small business customers that make up the bulk of our sales. Until the end of the Competition Period the rates we charge our customers will be subject to regulatory oversight with legislation in place that provides a specific rate path for the next several years. Although both Texas and New Mexico have passed legislation providing for a transition to competition in the sale of electricity, a significant portion of our operations will remain regulated and not subject to competition. We believe our focus on customer service in the relatively small markets we serve will help us retain our customers as deregulation allows them to choose their energy providers.

   Transmission and Distribution System. Our operations are focused on the transmission and distribution of electricity, a natural monopoly. Our transmission and distribution network consists of approximately 1,500 miles of transmission lines and a network of distribution lines that carry electricity from our energy suppliers to our customers. Under the recently enacted legislation in both Texas and New Mexico, transmission and distribution operations will not be subject to competition and will continue to be regulated. As a result, we expect stable and consistent cash flows from these operations.

   Stable Customer Base. Residential customers and commercial customers account for 49% and 35% of our total base revenues, respectively. Our primary point of contact with our residential and commercial customers is our network of 38 local offices, where approximately 50% of our residential customers regularly pay their bills in person. We have differentiated ourselves from other utilities by focusing more of our resources on customer service, which we believe results in high customer satisfaction. We believe that our residential and commercial customer base positions us to compete effectively in a deregulated market. Additionally, if in a newly deregulated environment a customer decides to purchase electricity from another REP, we will continue to receive revenues for the use of our transmission and distribution system to transfer that electricity from the supplier to the end user.

   Experienced Management. TNMP's management team has significant experience in operating utilities and maintaining positive relationships with regulators. Key members of the management team have on average 24 years of experience within the electric utility industry and 11 years of experience with us. Most members of TNMP's management team continued their employment with TNMP after the merger. The existing management team has successfully negotiated regulatory plans with the PUCT and the NMPRC on various occasions that have benefited both us and our customers. Under the leadership of existing management, TNMP's financial condition has improved markedly over the past few years, resulting in the achievement by TNMP of an investment grade rating on its senior debt.

   At the closing of the merger of ST Acquisition Corp. with and into TNP, Dr. William J. Catacosinos joined our management team as Chairman and Chief Executive Officer of TNP and a member of TNMP's board of directors. Dr. Catacosinos has had 15 years of experience in the electric utility industry as Chairman and Chief Executive Officer of LILCO.

Business Strategy

   Our strategy is to focus on the transmission and distribution of electricity, market electricity in our service territories, expand our customer base and manage our cost of power. We believe that this strategy, as described in more detail below, will effectively position us as a strong competitor in the increasingly deregulated utility industry.

   Focus on Transmission and Distribution. We seek to maximize our operating profits and minimize the volatility of our earnings by focusing on the transmission and distribution segments of the utility business, which will continue to be regulated. The transmission and distribution of electricity is a natural monopoly that provides stable and consistent cash flows.

   Provide Local Customer Service. Our principal focus is on providing electric service to residential and commercial customers in small and medium-sized communities. We believe that this demographic focus, combined with the customer service we provide through our network of local offices, will allow us to retain our current customers and increase our customer base as the communities we serve grow. This strategy differentiates us from other electric utilities that have closed their offices in small and medium-sized communities and become more centralized and focused on urban areas. We believe that, by maintaining a local presence in the communities we serve, we will continue to be recognized as a valuable member of those communities. After the disaggregation of our operations required by legislation, we expect that our local recognition and reputation for customer service will provide our REP with an important advantage in the retention of customers in the newly deregulated energy market. We believe that our localized customer service also provides us with a platform to expand our distribution of electricity to customers in areas neighboring our current service territories.

   Expand Industrial Sales. While TNMP's role as a turnkey power supplier to industrial customers will become more price sensitive as markets deregulate, we intend to offset this exposure by expanding sales of secondary services such as standby power. TNMP also plans to focus on selling to self-generating industrial customers through innovative power arrangements such as buying and managing a customer's self-generation which is then sold back at a premium. These arrangements provide such customers with the advantage of TNMP's power resource expertise and the reliability of receiving power from the grid rather than relying solely on their own generation resources.

   Managing Purchased Power Costs. We generate only about 20% of our total electricity requirements and purchase the remainder from other electric utilities and third-party power providers. This allows us to purchase electricity from the most efficient available provider and distribute that electricity to our customers over our transmission and distribution facilities. Over the next several years we will have the opportunity to replace several long-term power supply agreements as they expire, and we expect to enter into new agreements that we expect will lower our cost of electricity.

   Electricity Generation and Supply. Since we purchase approximately 80% of our electricity from third party power providers, we have sought and will continue to seek to increase our flexibility to take advantage of favorable pricing and new capacity additions in the marketplace by shortening the average life of our power contracts. We believe that this better positions us for the implementation of the new regulatory initiatives. In addition, we are evaluating the possible sale of TNP One which would enable the regulated recovery of any stranded costs associated with TNP One. At the time of any sale we would likely enter into an outsourcing agreement for the management of our remaining power supply activities with a full service power supply provider.

TNMP's Service Territories

   Our service territories are organized into three operating regions: the Gulf Coast Region, the North Central Region and the Mountain Region. In all of our regions, the majority of our revenues come from residential and commercial customers. A description of each operating region is provided below.

   Gulf Coast Region. Our Gulf Coast Region includes the area along the Texas Gulf Coast between Houston and Galveston and in Brazoria County, south of Houston. The region encompasses 14 municipalities that in 1998 had an estimated combined population of 214,632, an increase of approximately 14% from its 1990 population of 187,648. The region's economic activity is supported by oil, petrochemical and agricultural industries as well as general commercial activity in the Houston area. More of the company's industrial customers are located in this region than in any other, primarily in the cities of Texas City and LaMarque. Other communities that TNMP serves, such as League City, Friendswood and Pearland, are suburban communities experiencing vigorous growth. For the last year ended December 31, 1999, we generated $299.0 million in operating revenues, $127.3 million in base revenues and $35.6 million in operating income from the

Gulf Coast Region. The following table highlights customer and financial information for the Gulf Coast Region over the past five years.

                                             Year Ended December 31,
                                   --------------------------------------------
                                     1995     1996     1997     1998     1999
                                   -------- -------- -------- -------- --------
Residential customers.............   76,283   77,616   78,543   80,583   81,652
Commercial customers..............    9,648    9,866    9,917   10,127   11,060
Industrial customers..............       60       62       67       66       57
Other customers...................       46       44       38       46      362
                                   -------- -------- -------- -------- --------
  Total customers.................   86,037   87,588   88,565   90,822   93,131
                                   ======== ======== ======== ======== ========
Operating revenues ($000s)........ $250,165 $269,535 $314,423 $295,301 $299,023

   North Central Region. The North Central Region includes areas north and northeast of Dallas and an area south and west of Fort Worth. The region encompasses 58 municipalities and had a combined estimated population in 1998 of 185,315, an increase of approximately 63% from the 1990 population of 113,492. Communities in this region that TNMP serves include Lewisville, a city of approximately 75,000, whose recent significant growth is due in part to its location near the Dallas/Fort Worth airport and within a rapidly growing part of the Dallas/Fort Worth Metroplex. The diversified commercial, trade and industrial activity of the Dallas/Fort Worth area supports Lewisville's economic activity. The rest of the North Central Region's economic activity is supported by agricultural activities and, to a lesser extent, tourism and oil production. For the year ended December 31, 1999, we generated $158.8 million in operating revenues, $83.6 million in base revenues and $22.3 million in operating income in the North Central Region. The following table highlights key demographic, customer and financial information for the North Central Region over the past five years.

                                            Year Ended December 31,
                                  ---------------------------------------------
                                    1995(1)   1996     1997     1998     1999
                                  --------  -------- -------- -------- --------
Residential customers............   58,560    60,420   63,258   65,668   66,857
Commercial customers.............   10,702    10,861   11,081   11,314   11,886
Industrial customers.............       28        29       30       31       28
Other customers..................      159       141      146      143      328
                                  --------  -------- -------- -------- --------
  Total customers................   69,449    71,451   74,515   77,156   79,099
                                  ========  ======== ======== ======== ========
Operating revenues ($000s)....... $137,522  $134,236 $143,562 $162,750 $158,843

--------
(1) On September 15, 1995, TNP sold certain properties in the Texas Panhandle which served 7,350 customers. Operating revenues from these properties for the portion of the year prior to the sale were $7.4 million.

   Mountain Region. The Mountain Region includes areas in southwest and south central New Mexico and West Texas. The region encompasses 18 municipalities, with a combined estimated population in 1998 of 90,487, an increase of approximately 8% from the 1990 population of 84,010. The region's economic activity is supported by mining and agricultural industries and oil and gas production. In New Mexico, communities TNMP serves include Silver City, Alamogordo and Ruidoso. Silver City's economy is anchored by copper mining, but the community's favorable climate has helped attract many retirees to the area in recent years. In West Texas, communities TNMP serves include Pecos and Fort Stockton. For the year ended December 31, 1999, we generated $114.4 million in operating revenues, $47.5 million in base revenues and $14.2 million in operating income in the Mountain Region. The following table highlights customer and financial information for the Mountain Region over the past five years.

                                              Year Ended December 31,
                                     ------------------------------------------
                                      1995    1996     1997     1998     1999
                                     ------- ------- -------- -------- --------
Residential customers...............  49,020  49,760   50,204   50,904   51,108
Commercial customers................   9,011   9,137    9,291    9,443   10,181
Industrial customers................      48      44       42       41       31
Other customers.....................      39      39       38       38      109
                                     ------- ------- -------- -------- --------
  Total customers...................  58,118  58,980   59,575   60,426   61,429
                                     ======= ======= ======== ======== ========
Operating revenues ($000s).......... $98,136 $98,966 $106,844 $117,419 $114,385

Sources of Energy

   We generate approximately 20% of the electricity we sell and we purchase the remaining 80% from various third party power suppliers. TNMP contracts for virtually all of its purchased power commitments. Most of TNMP's purchased power contracts allow TNMP to purchase power on the open market if the open market price is below the contracted price. These purchases are reflected as spot market purchases in the table below which outlines our sources of energy for 1999:

                                                     Year         Percent of
                                               Contract Expires Energy Provided
                                               ---------------- ---------------
   TNP One....................................         --             20.0%
   Purchased power
     Firm contracts expiring in 2000..........         --              6.0%
     Firm contracts expiring in 2001-2005.....
       TXU....................................        2002             7.0%
       Clear Lake.............................        2004            12.0%
       Others.................................     Various             9.0%
   Buy sell agreements........................         --             26.0%
   Spot market purchases......................         --             20.0%
                                                                     -----
     Total....................................                       100.0%
                                                                     =====

TNP One Generating Facility

   TNP One consists of two 150 megawatt lignite-fired Westinghouse/Mitsubishi TCF-25 steam turbines for a total of 300 megawatts of generation. Commercial operation began for Unit 1 in September 1990 and Unit 2 in 1991. Plant availability in 1999 was approximately 88% and its equivalent forced outage rate, which measures the amount of time that a generating plant is offline because of equipment malfunction or failure, has been consistently below the industry average.

   The primary fuel source for TNP One is Texas lignite supplied from a surface mine located adjacent to the plant site. Natural gas is used for start-up and supplemental firing. A 24p pipeline owned by TXU crosses the TNP One plant site and is the plant's current source of natural gas. Both Units 1 and 2 are capable of full load operation on 100% natural gas. Additionally, the proven ability of the TNP One units to burn alternative fuels has been well communicated to the PUCT. Ability to burn materials such as chipped tires and oil filter paper offer the potential to successfully mitigate environmental issues facing Texas and surrounding states.

   The TNP One facility is located on approximately 500 acres located in Robertson County, Texas. An additional 2,200 acres are available for expansion of the site. The plant site was designed to accommodate four identical plants with up to eight additional units. The 345 kilovolt double-circuit line transmitting from TNP One can handle approximately 1,200 megawatts of capacity without modification, leaving 900 megawatts of available transmission capacity. The transmission line interconnects with the ERCOT system at TXU's Twin Oaks Substation, approximately 18 miles from TNP One. An interconnection to the Southwestern Power Pool is less than 40 miles from TNP One, greatly expanding the potential markets for electricity generated by TNP One. Water supply is provided from four water wells near the site and is sufficient for significant expansion of the facility. Electricity from TNP One is used to serve our customers in Texas. During 1999 TNP One generated approximately 1,912,673 megawatt-hours of electricity.

Government Regulations; Regulatory Matters

   Industry. The electric utility industry--one of the largest remaining regulated industries in the United States--is in the process of transition to a competitive market. Traditionally vertically integrated, the industry is becoming segmented into its three component parts: the generation of electricity, its transmission to a local market, and its distribution to the end user. Consumers, primarily industrial customers, who want the right to choose the electricity supplier that meets their needs most economically, reliably and efficiently, are driving change in the industry. The federal government, as well as the PUCT within the boundaries of the ERCOT, regulates the transmission of electricity between utilities while state governments regulate the distribution of electricity to customers. At the federal level, FERC has implemented change by encouraging wholesale competition through its issuance in July 1996 of Orders 888 and 889. All 50 states and the District of Columbia have enacted or are evaluating reforms to introduce competition to generation and related electric service. Both Texas and New Mexico enacted legislation during 1999 to open the generation and retail supply of electricity to competition.

   Texas. In June 1999, Texas Governor George W. Bush signed Senate Bill 7, which implements competition in Texas retail electric markets. Under Senate Bill 7, utilities will be able to recover 100% of their net verifiable stranded costs through accelerated depreciation and CTCs. Stranded costs represent the excess of an asset's book value over its market value. CTCs are charges that utilities will be permitted to include in customers' bills beginning in 2002. The actual amount of the CTCs will be subject to the approval by the PUCT. Senate Bill 7 also permits utilities to securitize regulatory assets and up to 75% of their stranded costs, enabling them to accelerate their recovery of stranded costs. Under the legislation, electric utilities are required to prepare for competition from January 1, 1999 to December 31, 2001. Actual competition will be initiated and encouraged from January 1, 2002 to December 31, 2006. After December 31, 2006, retail electric services and generation will be openly competitive.

   By January 1, 2002, utilities in Texas must separate, or "unbundle," their utility operation into three separate, affiliated entities: a transmission and distribution company, a retail electric provider, and an electricity generating company. After the Competition Period, the actual price of electricity will be determined by the market, however transmission and distribution rates are expected to continue to be regulated by the PUCT.

   The new legislation will implement retail competition for customers in most areas of Texas on January 1, 2002. Among other provisions, the new legislation:

  . Requires utilities to provide service according to the rates in effect at September 1, 1999, until December 31, 2001. The legislation does not prohibit changes in the fixed fuel factor that passes through fuel and purchased power energy costs to customers.

  . Allows a utility to recover 100% of its verifiable stranded costs via several methods, including:

    1. Redirection of depreciation--During 1998-2001, a utility may redirect all or a part of the depreciation related to transmission and distribution assets to its generation assets.

    2. Application of earnings in excess of an allowed rate of return-- During the freeze period, utilities' earnings are capped by the cost of capital approved in the utility's most recent rate proceeding before the PUCT. For TNMP, the cap is 10.53% return on rate base. Rate base is the value established by a regulatory authority upon which the utility is permitted to earn a specified rate of return. Earnings in excess of the cap will be used to reduce the net book value of generation assets.

    3. Securitization--At any time after the start of the freeze period, a utility may securitize 100% of its regulatory assets. A utility may securitize up to 75% of its estimated stranded costs, and recover those costs from its customers through a transition charge approved by the PUCT after a lengthy regulatory approval process.

    4. Assessing a CTC--After the freeze period, stranded costs that have not been recovered by one of the methods above will be recovered through a CTC levied upon all retail customers within a utility's geographical certificated service area as it existed on May 1, 1999.

  . Establishes four alternatives for quantifying the final amount of stranded costs to be used in establishing the CTC, and provides a framework for reconciling estimated stranded costs to the actual stranded costs quantified using those methods.

  . Requires utilities to disaggregate into three distinct businesses: generation, transmission and distribution, and an REP.

  . Provides that once customer choice begins on January 1, 2002, residential and small commercial customers who do not choose an alternative REP will continue to be served by the utility's affiliate REP at a "price-to-beat" which is 6% lower than the rate in effect on January 1, 1999, adjusted to reflect a fuel factor that the PUCT shall determine as of December 31, 2001. This "price-to-beat" must be offered by the utility until December 31, 2006. However, after the earlier of 36 months after customer choice is offered or when it loses 40% or more of its residential sales within its certified service area TNMP may also offer a different rate.

   Prior to the new legislation, TNMP had been operating under its own transition plan that the PUCT approved in 1998. The Transition Plan provided that it will be modified to conform to any legislation enacting competition in the electric utility industry. On October 6, 1999, TNMP filed a Conformed Stipulation with the PUCT that identifies all of the provisions that TNMP believes must be changed to conform the Transition Plan to comply with the new legislation. On December 6, 1999, the PUCT held that TNMP was required to implement the base rate reductions reflected in its tariffs that were filed in compliance with its Transition Plan proceedings and approved on November 25, 1998. Accordingly, TNMP reduced base rates for residential and commercial customers by 3% and 1%, respectively, effective January 1, 2000. Similar rate reductions will take effect January 1, 2001. As a result, operating revenues are estimated to decrease in 2000 and 2001 by $6.7 million and $13.9 million, respectively. The PUCT's order also established that the base rate reductions would offset the 6% rate reduction required by the new legislation to take effect on January 1, 2002. The order is interim in nature and can be appealed. The PUCT postponed consideration of any other impacts of the legislation on the Transition Plan until 2001.

   Historically, TNP's and TNMP's consolidated financial statements reflect the application of SFAS 71, "Accounting for the Effects of Certain Types of Regulation," which provides for recognition of the economic effects of rate regulation. EITF 97-4, "Deregulation of the Pricing of Electricity--Issues Related to the Application of SFAS Statements No. 71 and 101," states that application of SFAS 71 should stop "when deregulatory legislation is passed or when a rate order (whichever is necessary to effect the change in the jurisdiction) that contains sufficient detail for the enterprise to reasonably determine how the transition plan will affect the separable portion of its business whose pricing is being deregulated is issued." With the passage of the legislation, TNMP discontinued the application of SFAS 71 to the generation and power supply portion of its Texas business during the fourth quarter of 1999. As a direct result of discontinuing SFAS 71 and in accordance with the legislation, TNMP has reclassified net regulatory assets (regulatory assets less liabilities) of $19.3 million that pertain to these deregulated operations as Recoverable Stranded Costs. We believe that the $19.3 million represents verifiable stranded costs and intend to have TNMP recover them from customers pursuant to the methods specified in the Texas legislation.

   In conjunction with the discontinuance of SFAS 71, TNMP is required to determine if its generating plant asset, TNP One, is impaired under SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for

Long-Lived Assets to be Disposed Of." Based on TNMP's undiscounted cash flow analysis over the estimated useful life of TNP One, there was no impairment of TNP One, as defined by SFAS 121, as of December 31, 1999. TNMP's impairment analysis includes reasonable estimates of future market prices, capacity factors, operating costs, the effects of competition, and many other factors over the life of TNP One. TNMP's impairment analysis is highly dependent on these estimates. As of December 31, 1999, the net book value of TNP One was $434.6 million.

   On May 17, 1999, TNMP filed its Electric Investor-Owned Utilities Earnings Report ("Earnings Report") with the PUCT. Simultaneously, TNMP filed an Addendum to the Earnings Report ("Addendum") detailing TNMP's calculation of excess earnings under the Transition Plan for the twelve months ended December 31, 1998. The Addendum showed that TNMP had not earned in excess of the 11.25% return on equity cap established in the Transition Plan. The Staff of the PUCT, through the PUCT's Office of Regulatory Affairs ("ORA"), filed a contest to TNMP's earnings report on August 16, 1999, asserting errors in TNMP's calculation of excess earnings. ORA's petition did not quantify the amount of the alleged errors. In addition, ORA proposed to use the Earnings Report contest as a means for conforming the Transition Plan to the legislation.

   ORA is the only party contesting TNMP calculation of excess earnings. On March 27, 2000, the hearings examiner, in accordance with statements from the Commissioners at an open meeting on matters of law raised by ORA, filed a proposed order which has the effect of eliminating ORA's claim that there are any excess earnings. TNMP will urge the Commission to adopt the proposed order. We believe this matter will have no material adverse effect on TNMP's financial condition. On March 30, 2000, TNMP filed its 1999 Annual Report pursuant to
Section 39.257 of the Texas Public Utility Regulatory Act (the "1999 Annual Report") for 1999. On September 26, 2000, ORA filed a notice with the PUCT that it disagreed with TNMP's calculation of excess earnings in the 1999 Annual Report by $0.6 million. A meeting to discuss the 1999 Annual Report has been scheduled with ORA during the fourth quarter. Management believes that the dispute with the 1999 Annual Report will be resolved with no material changes to its original calculation.

   New Mexico. In April 1999, New Mexico Governor Gary Johnson signed The Electric Utility Industry Restructuring Act of 1999, which opened the state's electricity market to competition. The 1999 Act, pursuant to the rules adopted by the NMPRC on May 17, 2000, allows residential customers, small business customers and schools the opportunity to choose among competing electricity suppliers beginning January 1, 2002. Competition will be expanded to include all customers by July 1, 2002. Residential and small business customers who do not choose a competitive power supplier will continue to be served by their existing utility under a standard offer contract. There is no mandatory rate reduction included in the legislation. The 1999 Act allows electric utilities to recover at least 50% of their stranded costs through a charge to customers. On June 8, 1999, the NMPRC entered a final order terminating TNMP's Community Choice(R) transition plan. By terminating Community Choice(R), the NMPRC placed TNMP on the same timetable as other New Mexico utilities with regard to retail competition and restored the pass-through of purchased power costs to customers.

   Under the 1999 Act, utilities are guaranteed recovery from customers of at least 50% of their stranded costs over a five-year period. TNMP's Community Choice(R) program, which has been terminated, did not define stranded costs, nor their recovery. In addition, the 1999 Act, pursuant to the rules adopted by the NMPRC on May 17, 2000, delays competition to January 1, 2002 for residential, small commercial and schools and beginning July 1, 2002 for all other customers. Community Choice(R) had specified May 1, 2000 for the beginning of retail choice. As a result, TNMP has reduced its accrual for potential stranded costs in New Mexico from $3.4 million as of December 31, 1998, to $2.1 million as of December 31, 1999. During the second quarter of 2000, as a result of the delay in the start of Customer Choice, TNMP reduced its accrual further, from $2.1 million to $0.9 million.

   Community Choice(R) provided for the filing of a rate case by TNMP on June 1, 1999. TNMP and the NMPRC Staff have reached a settlement, and have submitted the settlement to the NMPRC for approval. The settlement calls for a decrease in TNMP's base rates of $1.8 million, or 6%, effective October 1, 1999. TNMP has reflected the base rate reductions in its fourth quarter revenues. The NMPRC approved the settlement on August 15, 2000. TNMP will make refunds of $1.7 million to New Mexico customers in late 2000 or early in 2001. The refunds cover the period from October 1, 1999 to September 1, 2000.

   Agreements with the Regulators. During the hearings conducted by the NMPRC and the PUCT, we gave assurances that were primarily designed to ensure that TNP and TNMP would be operated as separate entities following the merger, and that the assets of TNMP would not be used, to the detriment of rate payers, to satisfy the obligations of TNP.

   Before the PUCT, TNP committed that TNMP would:

  . commit to a guaranteed level of stranded cost mitigation equal to $59.0 million less base rate reductions in 2000 and 2001 (estimated to be $6.7 million and $13.9 million, respectively);

  . strive to maintain its investment grade rating while placing a high priority on maintaining the financial integrity of its utility operations;

  . strive to maintain a 65% maximum debt to total capitalization ratio through December 31, 2001, and with respect to its transmission and distribution businesses, a 70% maximum debt to total capitalization ratio through January 1, 2004; and

  . limit its payments of dividends to TNP unless certain financial tests are satisfied, including limiting dividends to the cumulative amount of cash flow from operations less cash flow from investing before January 1, 2004.

   Additionally, TNP agreed that, in connection with any future borrowings, it would require acknowledgements from its lenders, as long as TNMP has rated debt outstanding, that:

  .  TNMP and TNP will be operated as separate corporate and legal entities;

  . by agreeing to make new loans, those lenders are relying solely on the credit worthiness of TNP and not TNMP; and

  . TNP will not be permitted to take any steps for the purposes of procuring the appointment of a receiver or institute a bankruptcy, reorganization, insolvency, wind-up, or liquidation of TNMP.

   Before the NMPRC, we made similar and additional commitments with respect to TNMP, including committing that TNMP would:

  .  not pay excessive dividends to TNP;

  . furnish a notice of TNMP's declaration to pay a dividend to TNP, specifying the amount of the dividends to be paid, the cumulative amount of the dividends for the calendar year, and the net income and the payout ratio for the two preceding calendar years;

  . not purchase debt instruments or any affiliated interests or guarantee or assume liabilities of affiliated interests without state regulatory approval;

  . not purchase power (not applicable to economy energy purchases) from an affiliate without receiving prior NMPRC approval;

  . not lend or transfer funds or securities or similar assets to affiliated interests without state regulatory approval;

  . not obstruct, hinder, diminish, impair or unduly complicate its supervision and regulation;

  . if required by the NMPRC, have a management audit performed by a consulting firm chosen by and under the direction of the NMPRC to determine whether there are any adverse effects of affiliate transactions upon TNMP, and have an allocation study of transactions between TNMP and its affiliates performed by a consulting firm chosen by and under the direction of the regulatory authorities;

  . hold its customers harmless from any and all negative impacts of the affiliate transactions involved in the acquisition of TNP's stock; and

  . will keep its books and records separately from those of its non-regulated businesses and in accordance with the Uniform System of Accounts.

   We also committed to the NMPRC that TNP would:

  . not take any action that would have a material adverse effect on TNMP's ability to provide reasonable and proper service at fair and just rates;

  . ensure that no TNP debt would contain provisions which are inconsistent with TNP and TNMP being operated as separate corporate and legal entities, and a recognition that TNP's creditors are relying solely on the creditworthiness of TNP; and

  . ensure that no TNP debt would contain provisions allowing TNP's creditors to take any steps for the purpose of procuring the appointment of an administrative receiver or the making of an administrative order for instituting any bankruptcy, reorganization, insolvency, wind up or liquidation or any like proceeding under applicable law in respect of TNMP or any of its subsidiaries.

   Additionally, TNP and TNMP have committed that the assets of TNMP will not be pledged to pay or guarantee the debt of any TNMP affiliate without prior approval of the PUCT and the NMPRC.

   Regulatory Approval of Certain Transactions. In addition to the agreements described above, TNMP is also subject to additional regulation in New Mexico with respect to certain transactions, particularly those with affiliated companies. These may restrict the ability of TNP to receive funds from TNMP. For example:

  . proceeds from the issuance of debt by TNMP will generally only be available for the acquisition of utility property, the construction, completion, extension or improvement of its facilities, the improvement or maintenance of service, the discharge or lawful refunding of its obligations or the reimbursement of money actually expended for the foregoing;

  . prior approval is required for the transfer of utility assets or for the abandonment of any service;

   . cross-subsidization and improper cost allocation between TNMP and its affiliates is prohibited;

  . any adverse impact on reasonable costs and service as a result of the formation of a holding company is prohibited and, accordingly, some financing alternatives may not be available to TNP;

  . prior notice of any sale, lease or provision of real property, water rights or other goods or services to an affiliate is required, and the NMPRC may issue orders on any such transactions to ensure reliable service at fair, just and reasonable rates; and

  . prior approval is required for any acquisition of TNMP stock or consolidation with TNMP, or any transactions that results in control or exercise of control of TNMP.

Amendments to TNP and TNMP's Articles of Incorporation

   In addition to the assurances given by TNP and TNMP to the state regulatory authorities, at the closing of the merger TNP and TNMP amended their articles of incorporation to include provisions designed to ensure that TNP and TNMP will maintain separate and independent operations in the future. These provisions include:

  . requirements for each of TNP and TNMP to conduct themselves as separate legal entities in all formalities, including, but not limited to: maintaining separate books and financial records; observing all appropriate corporate procedures and formalities; not commingling any assets, funds, liabilities or business functions; holding themselves out as separate entities; not merging or consolidating with any other person or entering into guarantees for any other person;

  . a requirement that TNMP have at all times at least one independent director appointed by the shareholders, whose consent shall be required for TNMP to amend its articles of incorporation, consolidate or merge with any person, sell all or substantially all of its assets or institute bankruptcy or insolvency proceedings, and who shall be required to consider only the interest of TNMP and its creditors in voting on any such transactions;

  . a prohibition on TNMP using its credit to satisfy the debts or obligations of any other person; and

  . a prohibition on TNMP lending to any person or buying or holding any indebtedness or other obligations issued by any other person, except for cash and cash equivalents.

Employees

   At December 31, 1999, TNMP and TNP collectively had 823 employees. No employees are represented by a union or covered by a collective bargaining agreement. Management believes relations with its employees are good.

Legal Proceedings

   Phillips Petroleum. TNMP is the defendant in a suit styled Phillips Petroleum Company vs. Texas-New Mexico Power Company, filed on October 1, 1997 and pending in the 149th State District Court of Brazoria County, Texas. The suit, which is in the discovery stage, is based on events surrounding an interruption of electricity to a petroleum refinery and related facilities that occurred in May 1997. Phillips Petroleum Company ("Phillips") is seeking the recovery of damages arising from the interruption and in May 1999 demanded payment in the amount of $47.1 million. TNMP's tariff approved by the PUCT contains limitations against recovery of the great majority of Phillips' alleged actual damages. The Texas Supreme Court, in another matter, has recently upheld the enforceability of such tariff limitations in litigation of this type; we believe the ruling will operate to substantially limit any recovery by Phillips to the cost of its electrical equipment in the event that any damages are awarded in this matter. Discovery has not sufficiently progressed to quantify any damages to Phillips' electrical equipment; however, Phillips has previously reported to the SEC that it incurred costs of approximately $2.0 million in this interruption. In May 1999, TNMP filed a Third Party Petition naming Sweeny Cogeneration Limited Partnership, the operator of cogeneration and related facilities at the Phillips refinery, as a defendant. The lawsuit is in the discovery stage. We believe that TNMP has insurance coverage on most of Phillips' claims up to a total of $31.0 million. TNMP has previously charged to earnings the deductible amount of its insurance coverage, $0.5 million.

   Power Resource Group, Inc. TNMP is a defendant in a suit styled Power Resource Group, Inc. v. Public Utility Commission of Texas and Texas-New Mexico Power Company, pending in the 345th District Court of Travis County, Texas. This lawsuit, which was originally filed on May 21, 1999, appeals the PUCT's dismissal of a regulatory case that Power Resource Group, Inc. ("PR Group") had filed against TNMP. PR Group is a developer of electric generating plants that are intended to be qualifying cogeneration facilities. This lawsuit and the regulatory case it appeals both stem from discontinued negotiations for power supply. PR Group alleged that TNMP was required to buy power to be generated from an as-yet-unbuilt cogeneration facility. TNMP filed its original answer with the court on June 28, 1999.

   In an amended petition filed January 13, 2000, PR Group asserts a claim of damages of at least $158.0 million. It bases its claim on the assertion that it was damaged when TNMP refused to execute an agreement after the aforementioned discontinued negotiations, that TNMP profited significantly from PR Group's work, that TNMP is in error when it relies on a PUCT order dismissing PR Group's petition before the PUCT on substantially the same facts, and that TNMP misrepresented that it would enter into a contract with PR Group to purchase energy and capacity at rates equal to or below TNMP's avoided costs. We believe that PR Group's claims are without merit and we intend to have TNMP contest this claim vigorously.

   Other. TNMP is involved in various claims and other legal proceedings arising in the ordinary course of business. In the opinion of management, the ultimate dispositions of these matters, as well as those described above, will not have a material adverse effect on TNMP's or our consolidated financial position or results of operations.

                                   MANAGEMENT

   Our and TNMP's directors, executive officers and key employees, their positions and their ages are as follows:

Name                               Age* Position
----                               ---- --------
William J. Catacosinos...........   69  Chairman, President and Chief Executive Officer of
                                        TNP, Director of TNMP
Theodore A. Babcock..............   45  Chief Financial Officer of TNP
Kevern R. Joyce..................   53  Chairman, President and Chief Executive Officer of
                                        TNMP and director of TNP
Jack V. Chambers, Jr. ...........   50  Senior Vice President and Chief Customer Officer of
                                        TNMP
Manjit S. Cheema.................   45  Senior Vice President, Chief Financial Officer of
                                        TNMP and Treasurer of TNP
Larry W. Dillon..................   45  Vice President of Power Resources of TNMP
Leeam Lowin......................   54  Director of TNP and TNMP
James T. Flynn...................   66  Director of TNMP
Preston M. Geren III.............   47  Director of TNP and TNMP

--------
* As of December 31, 1999.

   William J. Catacosinos joined TNP upon the closing of the merger as Chairman, President and Chief Executive Officer. He also serves on TNMP's board of directors. Since 1998, Dr. Catacosinos has served as Managing Partner of Laurel Hill. Dr. Catacosinos served as Chairman and Chief Executive Officer of LILCO from 1984 to 1998.

   Theodore A. Babcock joined TNP upon the closing of the merger as Chief Financial Officer. Since 1998, Mr. Babcock has been a Managing Director of Laurel Hill. From 1996 to 1998, Mr. Babcock served as Vice President and Treasurer of LILCO. Mr. Babcock served as Treasurer of LILCO from 1994 to 1996.

   Kevern R. Joyce has served as Chairman of TNMP since April 1995, and was also Chairman of TNP until the closing of the merger. Mr. Joyce joined TNP and TNMP in April 1994 as President and Chief Executive Officer.

   Jack V. Chambers, Jr. has served as Senior Vice President and Chief Customer Officer of TNMP since 1994. Mr. Chambers was Senior Vice President of TNP from April 1996 until the closing of the merger.

   Manjit S. Cheema has served as Senior Vice President and Chief Financial Officer of TNMP since July 1996 and was elected Treasurer of TNP in May 2000. Mr. Cheema was Senior Vice President and Chief Financial Officer of TNP from May 1997 until the closing of the merger. Prior to that, Mr. Cheema was Vice President and Chief Financial Officer of TNP and TNMP since December 1994 and Treasurer of TNMP from June 1994 until September 1995.

   Larry W. Dillon has served as TNMP's Vice President of Power Resources since March 1999. Mr. Dillon was Vice President and Regional Customer Officer of TNMP from November 1994 until March 1999.

   Leeam Lowin became a director of both TNP and TNMP at the closing of the merger. For the past 33 years, Mr. Lowin has been an investment manager for private accounts. From 1984 to 1998, Mr. Lowin served as a consultant to LILCO. From 1992 to 1996, he was a member of the board of directors of AEL Industries and managed the sale of that company to Tracor.

   James T. Flynn became a director of TNMP at the closing of the merger. Mr. Flynn, prior to his retirement, was President and Chief Operating Officer of LILCO from 1996 to 1998. From 1994 to 1996, Mr. Flynn was Executive Vice President and Chief Operating Officer of LILCO.

   Preston M. Geren III became a director of both TNP and TNMP at the closing of the merger. Mr. Geren, currently manages personal business interests in real estate, oil and gas and securities. Mr. Geren currently serves on the Board of Directors of Union Pacific Resources (NYSE) and Cullen Frost Bankers (NYSE). Mr. Geren also is Vice Chairman of the Board of Directors of Dallas-Fort Worth International Airport. Previously Mr. Geren worked as a management consultant with Public Strategies, Inc., a Texas-based public affairs firm from 1997 to 1998. He was a member of the United States Congress for four terms, from 1989 until 1997. Previous corporate board experience includes service as an advisory director of TXU.

                             Executive Compensation

   The following table summarizes the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of TNP and its subsidiaries (the "named executive officers") for services rendered in all capacities to TNP and its subsidiaries during 1999, 1998 and 1997.

                           Summary Compensation Table

                                   Annual Compensation
                             ---------------------------------
                                                       LTIP       All Other
Name and Principal Position  Year  Salary  Bonus(1)  Payouts(2) Compensation(3)
---------------------------  ---- -------- --------  ---------  --------------
Kevern R. Joyce............. 1999 $391,146 $278,466  $304,714      $19,174
 President and Chief         1998  370,525  340,822   418,151       25,367
 Executive Officer           1997  355,083  147,000   449,816       25,944
Jack V. Chambers, Jr., ..... 1999 $233,294 $ 99,826  $175,666      $11,143
 Senior Vice President       1998  223,819  129,092   249,893       14,347
                             1997  215,733   77,597   268,831       14,794
Manjit S. Cheema............ 1999 $204,898 $ 94,413  $158,229      $10,246
 Senior Vice President and   1998  195,239  118,488   213,756       12,775
 Chief Financial Officer     1997  183,750   68,378   205,835       12,837
John P. Edwards(4).......... 1999 $207,633 $ 86,861  $158,229      $12,315
 Senior Vice President       1998  199,202  111,476   187,634       16,352
                             1997  192,000   68,900   121,128       18,242
Ralph S. Johnson(4)......... 1999 $197,327 $ 85,091  $158,229      $10,927
 Senior Vice President       1998  189,314  107,586   210,240       13,870
                             1997  182,333   68,212   197,110       13,153

--------
(1) The 1999 amounts shown in this column are the following awards relating to 1999 and paid in 2000: (a) cash awards under the Management and Broad-Based Short-Term Incentive Plans; and (b) the second installment of an incentive and retention bonus. The Compensation Committee awarded the incentive and retention bonuses as additional compensation to reflect contributions during 1998 and prior years to the improvement in TNP's value to its shareholders. These incentive and retention bonuses are being paid in five equal annual installments; the first installment was paid in 1999. Subsequent installments are subject to the named officer being employed by TNP or TNMP on the scheduled date of the payment. They were replaced by arrangements set forth in new employment agreements that were put in place in connection with the merger. See the "Change-in-Control Arrangements" section below. The total amounts of the bonuses to be paid over the five year period are Mr. Joyce--$850,000; Mr. Chambers-- $235,000; Mr. Cheema-- $235,000; Mr. Edwards--$200,000; and Mr. Johnson--$200,000.
(2) The 1999 amounts in this column are the value of shares issued and dividend equivalents paid in 2000 under the TNP Long-Term Incentive Compensation Plan for the 1997-1999 performance period. These amounts represent the value of the following numbers of shares, at $41.22 per share, the average of the high and low prices of TNP stock on December 31, 1999, and dividend equivalents of $3.26 per share:

   Mr. Joyce--6,850; Mr. Chambers--3,949; Mr. Cheema--3,557; Mr. Edwards-- 3,557; and Mr. Johnson--3,557. This payout reflects that TNP met the performance measures set at the beginning of the performance period as follows: TNP's shareholder return relative to the S&P 500 was at approximately 135% of the target; TNP's shareholder return relative to the S&P Electric Utility Index exceeded the maximum goal.
(3) The 1999 amounts in this column and the table below consist of the following items earned or paid in 1999: (a) company contributions to TNMP's 401(k) plan; (b) company contributions to the TNMP Deferred Compensation Plan, an unfunded benefit plan that allows eligible employees, including the Named Executive Officers, to defer receipt of salary and bonuses and receive matching Company contributions and interest credits, whenever and to the extent that Internal Revenue Code restrictions limit their participation in the 401(k) plan; (c) premiums for group life insurance paid by the Company (none of the Named Executive Officers has any cash value rights related to such insurance). The amounts shown for the 401(k) and Deferred Compensation Plans include incentive matching contributions for 1999 paid in 2000.

                                                    Deferred
                                    401(k) Plan Compensation Plan Life Insurance
                                    ----------- ----------------- --------------
     Kevern R. Joyce...............   $6,468         $9,344           $2,982
     Jack V. Chambers, Jr..........    6,468          2,963            1,712
     Manjit S. Cheema..............    6,212          2,070            1,964
     John P. Edwards...............    6,468          1,925            3,922
     Ralph S. Johnson..............    6,468          1,509            2,950

(4) Messrs. Edwards and Johnson left TNP and TNMP at the closing of the merger.

Dr. Catacosinos Employment Agreement

   In connection with the merger, TNP entered into a three year renewable employment agreement with Dr. Catacosinos to serve as Chairman, President and Chief Executive Officer of TNP and a member of the board of TNMP. Dr. Catacosinos agreed to devote a sufficient amount of his time to enable him to fulfill his obligations under the employment agreement. For his services, he receives cash compensation commensurate with his position as a chief executive officer of a utility company and participates in retirement, savings, incentive and welfare benefit plans on the same terms enjoyed by our present senior officers. The employment agreement contains provisions relating to termination, death and disability which will result in different periods for which salary and benefits continue to be paid, the longest of which is 18 months.

Compensation Arrangements

   In connection with the merger, TNMP entered into employment agreements with certain members of TNMP's senior management. These employment agreements provide that the executive continues to hold his present position with TNMP and will receive a minimum level of compensation over the next three years consisting of:

  . an annual base salary and an annual bonus payable in a lump sum on each of the first, second and third anniversary of the new agreement, provided the executive is still employed by TNMP;

  . an annual incentive bonus of up to 37.5% of the executive's base salary based on his attainment of certain pre-established financial and operational goals, and subject to employment through the end of the relevant year; and

  . an additional bonus equal to the shortfall from a minimum predetermined compensation including base salary, bonus and incentive bonus.

   The new employment agreements supersede the severance agreements and the incentive compensation agreements that existed prior to the merger.

Pension Plan

   Effective October 1, 1997, TNMP amended its pension plan to change it to a cash balance retirement plan. As amended, the pension plan provides benefits based on an account balance rather than a formula-based benefit. Before that date, the pension plan was a noncontributory defined benefit plan. Employees who, as of October 1, 1997, were at least 50 years of age and had at least 10 years of service, can be "grandfathered" in the prior pension plan, and will receive benefits under the plan that provides the better retirement payments.

   The amended pension plan bases its benefits on a employee's account balance when he or she retires or leaves the company. An employee's initial account balance was based on his or her accrued pension benefits under the pre-amendment plan. The account balance will grow as TNMP adds benefit credits consisting of a percentage of compensation and interest credits based on one-year Treasury bill rates. All employees are eligible to participate in the pension plan. All named executive officers will participate in the pension plan.

   The following table sets forth information concerning annual benefits payable upon normal retirement at age 65 to TNP and TNMP employees under the pre-amendment pension plan, and reflects the "grandfathered" benefit formula for individuals retiring in 1999 with the years of service indicated.

                               Pension Plan Table

                                       Years of Service
                     -----------------------------------------------------
   Remuneration(1)      15       20       25       30       35       40
   ---------------   -------- -------- -------- -------- -------- --------
      $125,000       $ 27,519 $ 36,692 $ 45,865 $ 55,038 $ 64,219 $ 72,336
       150,000         33,894   45,192   56,490   67,788   79,086   88,836
       175,000         40,269   53,692   67,115   80,538   93,961  105,336
       200,000         46,644   62,192   77,740   93,288  108,836  121,836
       250,000         59,394   79,192   98,990  118,788  138,586  154,836
       300,000         72,144   96,192  120,240  144,288  168,336  187,836
       350,000         84,894  113,192  141,490  169,788  198,086  220,836
       400,000         97,644  133,192  162,740  195,288  227,836  253,836
       450,000        110,394  147,192  183,990  220,788  257,586  286,836
       500,000        123,144  164,192  205,240  246,288  287,336  319,836

--------
(1) Benefits shown do not take into account limits under Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), or the $160,000 salary cap in effect after 1996, resulting from Code Section 401(a)(17) limits. Consequently, a portion of the benefits would be paid from the Excess Benefit Plan (as defined below).

   Annual contributions to the pre-amendment pension plan are computed on an actuarial basis and cannot be calculated readily on a per person basis. Benefits for each eligible employee under the old formula are based on his or her years of service computed through the month of his or her retirement, multiplied by a specified percentage of his or her average monthly compensation for each full calendar year of service completed after 1992. TNMP made no contribution to the pension plan for 1999.

   Pension plan benefits are not subject to reduction for Social Security benefits, but are subject to reduction for retirement prior to age 62.

   Highly compensated employees whose pensions are subject to being reduced to an amount below what the pension plan otherwise would provide as a result of compliance with Code Sections 415 and 401(a)(17), and whom the board of directors designate as eligible, may also participate in TNP's "Excess Benefit Plan." TNP's board of directors has designated 24 active or retired employees as eligible to participate in the Excess Benefit Plan, including the named executive officers and three retired employees now receiving excess benefit payments. Amounts paid as long-term incentive compensation pursuant to the TNP Equity Incentive Plan or other plans will be included in the remuneration base for pension and Excess Benefit Plan purposes. TNMP owns policies insuring the lives of the Excess Benefit Plan participants; policy proceeds are payable to TNMP to reimburse it for its payments to the retirees.

   As of December 31, 1999, the named executive officers were credited with the years of service set forth in the following table. Executive pension benefits are computed actuarially.

     Name                                              Years of Credited Service
     ----                                              -------------------------
     Kevern R. Joyce..................................    18 years(1)
     Jack V. Chambers, Jr.............................    20 years, 11 months
     Manjit S. Cheema.................................    5 years, 6 months
     John P. Edwards..................................    22 years(1)
     Ralph S. Johnson.................................    21 years(1)

--------
(1) TNMP has credited each of Messrs. Joyce, Edwards and Johnson with additional years of service, including years before joining TNP and TNMP, for purposes of determining their retirement benefits under the TNMP Excess Benefit Plan. The credits for prior years service were required in order to retain the services of these executives. Each such executive who is employed by TNP or TNMP at age 65 will be credited with a total of 30 years of service; this number will be reduced by one year for each year that his retirement precedes age 65. Excess Benefit Plan benefits that each receives will be reduced by the amount of any retirement payments that he receives from the TNMP pension plan and from other employers. Any who retires before age 55 and five years of service will receive no benefits, unless there is a change in control of TNP or TNMP. If there is a change in control, the benefits to each will be fully vested and accrued as of either the date of the change in control or as of his 62nd birthday, whichever date provides the greater benefit.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   SW Acquisition, L.P. owns 100% of our equity interests. The following table sets forth the beneficial ownership of TNP Enterprises, Inc. as of the date of this prospectus:

                                                                     Percentage
                                                                    Beneficially
       Name of Beneficial Owner                                        Owned
       ------------------------                                     ------------
       SW Acquisition, L.P.(1).....................................    100.0%
       William J. Catacosinos(2)...................................    100.0%
       Kevern R. Joyce(3)..........................................      0.0%
       Leeam Lowin(3)..............................................      0.0%
       Preston M. Geren III(3).....................................      0.0%
       Theodore A. Babcock(4)......................................      0.0%
       All directors and executive officers as a group(2)..........    100.0%

--------
(1) The business address of S.W. Acquisition, L.P. is 2 Robbins Lane, Suite 201, Jericho, New York 11753.
(2) Dr. William J. Catacosinos who controls SW I Acquisition GP, L.P., the general partner of SW Acquisition, L.P., may also be deemed to have beneficial ownership of the equity interests reported in the table. The business address of Dr. Catacosinos is 2 Robbins Lane, Suite 201, Jericho, NY 11753.
(3) The addresses for Messrs. Joyce, Lowin and Geren is c/o TNP Enterprises, Inc., 4100 International Plaza, Fort Worth, Texas 76113.
(4) The addresses for Mr. Babcock is c/o Laurel Hill Capital Partners LLC, 2 Robbins Lane, Suite 201, Jericho, New York 11753.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with CIBC, Laurel Hill, Continental Casualty and their affiliates

   We have entered into and agreed to enter into certain transactions with CIBC, Laurel Hill, Continental Casualty and certain of their affiliates in connection with the merger:

  . CIBC and its affiliates structured, arranged and syndicated a senior secured credit facility in an aggregate amount of $185.0 million, pursuant to which CIBC or its affiliates acted as co-arranger and lender under our senior secured credit facility and administrative agent. An affiliate of CIBC received certain fees in connection with our senior secured credit facility.

  . CIBC and its affiliates have acted to structure, and arrange and syndicate a backstop credit facility in an aggregate amount of $203.0 million, in order to repay outstanding debt which became due and payable as a result of the merger. CIBC or its affiliates acted as co-arranger and lender under the backstop credit facility and as administrative agent.

  . CIBC was an initial purchaser of our 10.25% senior subordinated notes due 2010 and received certain fees in connection therewith.

  . CIBC, Laurel Hill and Continental Casualty purchased senior preferred stock with a liquidation preference of $32.5 million, $2.5 million and $32.5 million, respectively, issued concurrently with the issue of $275.0 million of senior subordinated notes and received customary commitment and funding fees in connection therewith.

  . CIBC was an initial purchaser in the issue of our senior preferred stock and warrants to purchase limited partnership interests in Parent, used to redeem the senior preferred stock issued in connection with the merger, and received certain fees in connection therewith.

  . Pursuant to the limited partnership agreement of Parent, CIBC or its affiliates may receive annual advisory fees for certain consulting and advisory services provided from time to time to TNP.

  . Pursuant to a management services advisory agreement, TNP may pay Laurel Hill an annual fee for certain consulting and advisory services provided from time to time. In addition, TNP will pay Laurel Hill customary investment banking fees in the future for advisory services in connection with merger, acquisition, or purchase or sale of asset transactions.

  . TNMP intends to establish a new credit facility, the proceeds of which will be used to retire the backstop credit facility and TNMP's existing credit facility. It is anticipated that this new facility will be available before the end of 2000. We expect an affiliate of CIBC to be a lender under this facility.

            DESCRIPTION OF CERTAIN INDEBTEDNESS AND PREFERRED EQUITY

   Upon completion of the exchange, in addition to the old senior preferred stock, if any, and the registered senior preferred stock, we will have the following indebtedness and preferred equity outstanding:

TNP

Senior Secured Credit Facility

   General. As part of the merger TNP entered into a senior secured credit facility with Canadian Imperial Bank of Commerce, as administrative agent, and CIBC and Chase Securities, Inc. ("Chase") as co-arrangers, and co-book managers, and the lenders party thereto. The senior secured credit facility provides for a $160.0 million term loan and revolving loans for up to $25.0 million. Subject to certain restrictions, the senior secured credit facility may be used to finance the merger and for working capital and general corporate purposes, including transaction fees and expenses. The obligation of the lenders to provide the initial advances under the senior secured credit facility will be subject to the satisfaction of certain conditions.

   Repayment. The revolving loan must be repaid on or before the third anniversary of closing of the merger. Prior to that time the revolving loan may be borrowed, repaid and reborrowed, without premium or penalty subject to the satisfaction of certain conditions on the date of any such borrowing. The term loan is required to be amortized in quarterly installments on March 31, June 30, September 30, and December 31 of each fiscal year beginning on June 30, 2000 as set forth below:

         Year                                       Amortization
         ----                                       ------------
         2000...................................... $ 1,200,000
         2001......................................   1,600,000
         2002......................................   1,600,000
         2003......................................   1,600,000
         2004......................................   1,600,000
         2005......................................  76,800,000
         2006......................................  75,600,000

   Interest. All borrowings under the senior secured credit facility will bear interest, at TNP's option, at a rate per annum equal to either:

  (a) the "ABR" (which is the higher of (i) the rate of interest publicly announced by Canadian Imperial Bank of Commerce as its prime rate in effect at its principal office in New York City and (ii) the federal funds effective rate from time to time plus 0.5%) plus 1.75%, or

  (b) the "eurodollar rate" (which is the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by us) appearing on Page 3750 of the Dow Jones Markets screen) plus 2.75%.

   Fees. A commitment fee calculated at the rate of 0.50% per annum on the average daily unused portion of the revolving loan, will be payable quarterly in arrears.

   Covenants.

   The senior secured credit facility contains financial covenants, including:

  .  maximum consolidated leverage ratio;

  .  maximum senior debt leverage ratio;

  .  minimum interest coverage ratio; and

  .  maximum ratio of consolidated TNMP debt to TNMP total capitalization.

   The senior secured credit facility also contains negative covenants that restrict TNP's ability to, among other things:

  .  borrow money;

  .  create liens;

  .  guarantee indebtedness of others;

  .  sell certain assets or merge with or into other companies;

  .  consolidate, liquidate or dissolve;

  .  enter into leases;

  .  pay dividends on, or make other payments in respect of, capital stock;

  .  make capital expenditures;

  .  make investments, loans or advancements;

  . make optional payments in respect of, or modify the terms of, subordinated and other debt instruments;

  .  enter into transactions with affiliates;

  .  enter into sale and leaseback transactions;

  .  make changes in the fiscal year;

  . enter into negative pledge clauses or clauses restricting subsidiary distributions;

  .  make changes in the lines of business; and

  .  make changes in our passive holding company status.

   Events of Default: The senior secured credit facility contains events of default including, without limitation:

  .  failure to make payments when due;

  .  breach of representations and warranties;

  . breach of covenants (subject, in the case of certain affirmative covenants, to a grace period);

  .  cross-default to other indebtedness;

  .  bankruptcy events;

  .  certain ERISA events;

  .  material judgments;

  . actual or asserted invalidity of any guarantee, security document, security interest or subordination provision; and

  .  a change of control (as defined in the senior secured credit facility).

The Senior Subordinated Notes

   General. As part of the merger TNP issued $275,000,000 principal amount of 10.25% senior subordinated notes maturing on April 1, 2010. The senior subordinated notes pay interest on each April 1 and October 1, beginning on October 1, 2000.

   Ranking. The senior subordinated notes are not secured by any collateral. The senior subordinated notes rank below all TNP's senior debt and equal to TNP's other senior subordinated debt.

   Optional Redemption. Except in the case of certain public equity offerings by TNP, we cannot redeem the senior subordinated notes prior to April 1, 2005. At any time from and after that date (which may be more than once), we can redeem some or all of the senior subordinated notes at specified prices, plus accrued interest.

   Optional Redemption after Public Equity Offerings. At any time (which may be more than once) before April 1, 2003, we can choose to buy back up to 35% of the outstanding senior subordinated notes with money that we raise in one or more public equity offerings, as long as:

  . we pay 110.25% of the face amount of the senior subordinated notes bought, plus accrued and unpaid interest;

  . we buy the senior subordinated notes within 90 days of completing the public equity offering; and

  . at least 65% of the senior subordinated notes originally issued remain outstanding afterwards.

   Change of Control Offer. If we experience a change in control, we must give holders of the senior subordinated notes the opportunity to sell us their senior subordinated notes at 101% of their face amount, plus accrued and unpaid interest.

   Asset Sale Proceeds. We may have to use the cash proceeds from selling assets and, to the extent distributed to us, cash proceeds from selling assets of TNMP and its subsidiaries, to offer to buy back senior subordinated notes at their face amount, plus accrued interest.

   Certain Restrictive Provisions. The indenture governing the senior subordinated notes has covenants which limit what we may do. However, our regulated subsidiaries, which currently consist of TNMP, the principal operating subsidiary of TNP, and its subsidiaries, are not subject to many of these limitations. The provisions of the indenture limit our ability to:

  .  incur more debt;

  .  pay dividends and make distributions;

  .  create liens

  .  issue capital stock of subsidiaries;

  .  make certain investments;

  .  repurchase stock;

  .  restrict the ability of our subsidiaries to make payments to us;

  .  enter into transactions with affiliates;

  .  make asset sales

  .  merge or consolidate; and

  .  amend or modify the statement of resolution.

TNMP

Revolving Credit Facility

   In August 1996, TNMP entered into a revolving credit facility with First National Bank of Chicago to support its working capital requirements. The First Chicago credit facility originally had a $100.0 million commitment which TNMP voluntarily reduced to $80.0 million. The interest rate on this credit facility is currently LIBOR plus 0.75% and is based on a pricing grid tied to the note ratings of TNMP. The credit facility has a 0.375% unused fee. The credit facility is unsecured and matures in December 2000. The credit facility is subject to terminations by the vote of two thirds of the holders of the commitments upon a future change of control. The terms of the revolving credit facility limit dividends that TNMP may pay to cumulative net income over the previous twenty-four months, less dividends paid over that same period. As of June 30, 2000, TNMP had $38.8 million of undistributed net income available for distribution according to this test.

First Mortgage Bonds

   In September 1993, TNMP issued $100.0 million of 9.25% Series U First Mortgage Bonds concurrent with the refinancing of bank borrowings that were used to build TNP One. The first mortgage bonds are secured by substantially all tangible utility property owned directly by TNMP, including all tangible utility property acquired by TNMP in the future. The maximum amount of any additional first mortgage bonds that TNMP can issue is determined by both a collateral requirement and by an interest coverage requirement. The collateral requirement is a function of property additions, previously redeemed first mortgage bonds, and cash deposited with the trustee. As of December 31, 1999, the collateral requirement was more restrictive than the interest coverage requirement, and TNMP could issue up to $96.3 million of additional first mortgage bonds. The first mortgage bonds mature in September 2000.

   The terms of the first mortgage bonds indenture limit dividends that TNMP may pay to $1.5 million plus cumulative net income from 1969, less dividends paid and all payments on preferred stock. As of June 30, 2000, TNMP had $91.9 million of undistributed net income available for distribution according to this test.

   On June 1, 2000, TNMP closed its offer to repurchase the first mortgage bonds pursuant to change of control provisions following the merger. Approximately $90.5 million of first mortgage bonds were tendered for redemption. TNMP borrowed from the backstop credit facility to refinance the tendered debt and created a new series of first mortgage bonds to secure the borrowing.

   On September 15, 2000, TNMP redeemed the remaining $9.5 million of first mortgage bonds. TNMP borrowed funds from its existing bank facility to finance the redemption.

Secured Debentures

   In September 1993, TNMP issued $140.0 million of Series A 10.75% Secured Debentures concurrent with refinancing of its bank borrowings that were used to build TNP One. The secured debentures are collateralized by a first lien on a portion of TNP One, and by second liens on substantially all utility plants in Texas owned directly by TNMP. The secured debentures contain restrictive covenants on dividends and asset dispositions and are callable at the outstanding principal amount beginning on September 15, 2000. On June 1, 2000, TNMP closed its tender offer to repurchase the secured debentures pursuant to their change of control provisions following the merger. TNMP repurchased $112.8 million of secured debentures tendered with proceeds from its backstop credit facility and created a new series of secured debentures to secure its borrowing under the backstop credit facility.

   On September 15, 2000, TNMP redeemed the remaining $27.2 million of secured debentures, using funds borrowed from its existing bank facility.

Senior Notes

   In January 1999, TNMP issued $175.0 million of 6.25% Senior Notes due 2009 and used the proceeds to retire $130.0 million of its 12.5% Secured Debentures and reduce outstanding borrowings under TNMP's credit facilities. The senior notes are initially secured by first mortgage notes; however, when TNMP repays its existing first mortgage notes and secured debentures, the collateral securing the senior notes can be released and the senior notes may become unsecured obligations of TNMP.

Preferred Equity

   In 1963, TNMP issued Series B Preferred Stock. At December 31, 1999, there were shares with an aggregate stated value of $839,000 outstanding. The Series B Preferred Stock pays cash dividends semi-annually at a rate of 4.65% and has a mandatory repurchase requirement of $120,000 per year.

   On September 15, 2000, TNMP redeemed the remaining $839,000 of Series B Preferred Stock.

   In 1965, TNMP issued Series C Preferred Stock. At December 31, 1999, there were shares with an aggregate stated value of $825,000 outstanding. The Series C Preferred Stock pays cash dividends semi-annually at a rate of 4.75% and has a mandatory repurchase requirement of $60,000 per year.

   On September 15, 2000, TNMP redeemed the remaining $695,000 of Series C Preferred Stock.

Backstop Credit Facility

   As a result of the merger, we were required to make an offer to repurchase the first mortgage bonds and the debentures at 101% of the outstanding principal amount. As part of the merger, we put in place a backstop credit facility of $240.0 million to fund the purchase of any debt that we are required to repurchase under the change of control provisions. On June 1, 2000 TNMP closed the tender offer process for its Series U First Mortgage Bonds and its 10.75% secured debentures, and drew a total of $203.0 million under the backstop credit facility to repurchase $90.5 million tendered under its Series U First Mortgage Bonds and $112.8 million tendered under its 10.75% Secured Debentures. Commitments associated with the unused portion of the backstop credit facility terminated on June 1, 2000, and are no longer available to TNMP. The backstop credit facility is secured by a new series of first mortgage bonds and a new series of secured debentures, each on the same amount of the securities that were purchased pursuant to the tender offer. The interest rate on the backstop credit facility was initially LIBOR plus 1.25%. The backstop credit facility matures 364 days after closing of the acquisition. CIBC and Chase act as co-lead arrangers and co-book managers for this credit facility.

The New 2000 Proposed Credit Facility

   TNMP intends to establish a new credit facility, the proceeds of which will be used to retire the backstop credit facility and TNMP's existing credit facility. It is anticipated that this new facility will be available prior to the end of 2000. We expect an affiliate of CIBC to be a lender under this facility.

               DESCRIPTION OF THE EXCHANGE SENIOR PREFERRED STOCK

   You can find the definitions of certain terms used in this description under the subheading "-- Certain Definitions." All references to the "Company", "we", "us" and "our" in this description refer only to TNP Enterprises, Inc. and not to any of its Subsidiaries. As used in this section, the term "Senior Preferred Stock" means the old senior preferred stock and the registered senior preferred stock, unless otherwise indicated.

   The form and terms of the registered senior preferred stock are substantially identical to the form and terms of the old senior preferred stock, except that the registered senior preferred stock:

  .  will be registered under the Securities Act,

  .  will not bear legends containing transfer restrictions, and

  . are immediately separable from the warrants issued as units together with the old senior preferred stock.

   The Board of Directors of the Company, by resolution unanimously adopted on May 23, 2000, established the Senior Preferred Stock as a new series of preferred stock and, in connection therewith, designated one million shares of the Company's authorized preferred stock as that new series. The designations, preferences, limitations and relative rights of the Senior Preferred Stock are set forth in a statement of resolution (the "Statement of Designation"), filed by the Company with the Secretary of State of Texas on May 25, 2000. Of the one million authorized shares of Senior Preferred Stock, 100,000 shares were issued in the offering, 5,075 shares were issued as dividends on October 2, 2000, and the balance have been reserved for issuance as dividends on the Senior Preferred Stock prior to October 1, 2005 and, thereafter, in the event the Company elects to pay dividends on the Senior Preferred Stock by issuing additional shares of senior preferred stock. See "-- Dividends" below. The Senior Preferred Stock, when issued, will be fully paid and nonassessable, and the holders thereof will not have any subscription or preemptive rights.

   The following description is a summary of the material provisions of the registered Senior Preferred Stock to be issued in the offering. It does not restate those provisions in their entirety. We urge you to read the Statement of Designation because it, and not this description, defines your rights as holders of the registered Senior Preferred Stock. We will provide you with a copy of the Statement of Designation if you request one.

Ranking

   The Senior Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company, rank

  (i) senior to the extent described below to all classes of Common Stock of the Company, and to each other class of capital stock or series of Preferred Stock established after the date of this offering memorandum supplement by the Board of Directors of the Company the terms of which do not expressly provide that it ranks senior to or on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to with the Common Stock of the Company as "Junior Securities");

  (ii) subject to certain conditions, equally with any class of capital stock or series of Preferred Stock issued by the Company established after the date of this offering memorandum supplement by the Board of Directors of the Company the terms of which expressly provide that such class will rank equally with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to as "Parity Securities"); and

  (iii) subject to certain conditions, junior to each other class of capital stock or series of Preferred Stock issued by the Company established after the date of this offering memorandum supplement by the Board of Directors of the Company the terms of which expressly provide that such class or series will rank senior to the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively, referred to as "Senior Securities").

   The Senior Preferred Stock will be subject to the issuance of series of Junior Securities, Parity Securities and Senior Securities; provided that the Company may not issue any new class of Parity Securities (other than the issuance of additional shares of Senior Preferred Stock to satisfy dividend payments on outstanding shares of Senior Preferred Stock) or Senior Securities (or amend the provisions of any existing class of capital stock to make such class of capital stock Parity Securities or Senior Securities) without the approval of the holders of at least a majority of the shares of Senior Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class.

   No full dividends may be declared or paid on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the Senior Preferred Stock. If full dividends are not paid, the Senior Preferred Stock will share dividends pro rata with the Parity Securities. No dividends may be paid on any Junior Securities (except dividends on Junior Securities payable in additional shares of Junior Securities) and no Junior Securities may be repurchased, redeemed or otherwise retired (except in exchange for Junior Securities) if full cumulative dividends have not been paid in full (or deemed paid) on the Senior Preferred Stock for all full semi-annual dividend periods ended prior to the date of such payment in respect of Junior Securities as may be further restricted as provided under "--Certain Covenants--Limitation on Restricted Payments" below.

Dividends

   Holders of the Senior Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, dividends on the Senior Preferred Stock at a rate per annum equal to 14 1/2% of the liquidation preference per share of Senior Preferred Stock, payable semi-annually. All dividends will accumulate on a daily basis whether or not earned or declared from the Issue Date and will be payable semi-annually in arrears on April 1 and October 1 of each year (each, a "Dividend Payment Date"), commencing on October 1, 2000, to holders of record on March 15 and September 15 immediately preceding the relevant Dividend Payment Date. All unpaid dividends will compound on a semi-annual basis. Dividends will be paid by the issuance of additional shares of Senior Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends on any Dividend Payment Date occurring on or prior to April 1, 2005. Thereafter, dividends may be paid, at the Company's option, on any Dividend Payment Date either in cash or by the issuance of additional shares of Senior Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. If, at any time, any of the events described in clauses (i) or (ii) of the definition of the "Voting Rights Triggering Event" shall have occurred, the per annum dividend rate will be increased by 2% from such Dividend Payment Date or during the continuance of any such Voting Rights Triggering Event, as the case may be. After the date on which such Voting Rights Triggering Event ceases to exist, the dividend rate will revert to the rate originally borne by the Senior Preferred Stock.

   The Senior Credit Facility and the Indenture restrict the Company's ability to pay cash dividends on the Senior Preferred Stock. See the "Description of Certain Indebtedness and Preferred Equity" section in the prospectus.

   Unpaid dividends accumulating after April 1, 2005 on the Senior Preferred Stock for any past dividend period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not more than 60 days prior to the payment thereof, as may be fixed by the Board of Directors of the Company.

Optional Redemption

   The Company may redeem the Senior Preferred Stock at its option, in whole at any time or in part from time to time (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) on or after April 1, 2005 at the following redemption prices (expressed as percentages of the liquidation preference thereof), plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the Dividend
Payment Date immediately prior to the redemption date to the redemption date) if redeemed during the twelve-month period beginning on April 1 of each year listed below:

         Year                                          Percentage
         ----                                          ----------
         2005.........................................  110.000%
         2006.........................................  107.500%
         2007.........................................  105.000%
         2008.........................................  102.500%
         2009 and thereafter..........................  100.000%

   Notwithstanding the foregoing, the Company may redeem all but not less than all of the outstanding shares of Senior Preferred Stock at any time prior to April 1, 2003 at a redemption price equal to 114.5% of the liquidation preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date to the redemption date) to the redemption date out of the Net Proceeds of a Public Equity Offering; provided, that any such redemption occurs within 90 days following the closing of any such Public Equity Offering.

   At any time prior to April 1, 2005, the Senior Preferred Stock may also be redeemed, in whole but not in part, at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the liquidation preference thereof plus the Applicable Premium as of, and accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date to the redemption date) and Additional Dividends, if any, to the date of redemption.

   In the event of partial redemptions of Senior Preferred Stock, the shares to be redeemed will be determined pro rata, except that the Company may redeem all shares held by any holders of fewer than ten shares (or shares held by holders who would hold less than ten shares as a result of such redemption), as may be determined by the Company. No optional redemption may be made unless prior thereto or simultaneously therewith all accumulated and unpaid dividends on the Senior Preferred Stock shall have been paid in cash or a sum set apart for such payment.

   The Indenture and the Senior Credit Facility restrict the ability of the Company to redeem the Senior Preferred Stock. See the "Description of Certain Indebtedness and Preferred Equity" section of this prospectus.

Mandatory Redemption

   The registered Senior Preferred Stock will also be subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) in whole on April 1, 2011 at a price equal to the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends to the date of redemption. The Indenture and the Senior Credit Facility restrict the ability of the Company to redeem the Senior Preferred Stock and will prohibit any such redemption in certain instances and other future agreements or certificates of designation with respect to Senior Securities or Parity Securities may contain similar restrictions and/or prohibitions. See the "Description of Certain Indebtedness and Preferred Equity" section of the prospectus.

Procedure for Redemption

   On and after a redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accrue on shares of Senior Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest. If a notice of redemption shall have been given as provided in the succeeding sentence and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the redemption date) shall have been segregated and irrevocably set apart by the Company in trust for the benefit of the holders of the shares called for redemption, then dividends shall cease to accumulate on the redemption date on the shares to be redeemed and, at the close of business on the day when such funds are segregated and set apart, the holders of the shares to be redeemed shall cease to be stockholders of the Company and shall be entitled only to receive the redemption price for such shares. The Company will send a written notice of redemption by first class mail to each holder of record of shares of Senior Preferred Stock, not less than 30 days nor more than 60 days prior to the date fixed for such redemption. Shares of Senior Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Texas law, have the status of authorized but unissued shares of Preferred Stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Company.

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the Senior Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution, $1,000 per share, plus an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), and no more, before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Company. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Senior Preferred Stock and all other Parity Securities are not paid in full, the holders of the Senior Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of shares of Senior Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

   The Statement of Designation does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Senior Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Senior Preferred Stock. In addition, the Company is not aware of any provision of Texas law or any controlling decision of the courts of the State of Texas (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the Senior Preferred Stock will exceed its par value. Consequently, there will be no restriction upon the surplus of the Company solely because the liquidation preference of the Senior Preferred Stock will exceed the par value and there will be no remedies available to holders of the Senior Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the Senior Preferred Stock and its par value.

Voting Rights

   Holders of the Senior Preferred Stock will have no voting rights with respect to general corporate matters except as provided by Texas law or as set forth in the Statement of Designation. The Statement of Designation provides that if

  (i) the Company fails to redeem the Senior Preferred Stock on or before April 1, 2011 or fails to discharge any redemption obligation with respect to the Senior Preferred Stock or

  (ii) the Company fails to make a Change of Control Offer if such an offer is required by the provisions set forth under "-- Change of Control Offer" below or fails to purchase shares of Senior Preferred Stock from holders who elect to have such shares purchased pursuant to the Change of Control Offer or

  (iii) a breach or violation of any of the provisions described under the caption "-- Certain Covenants", "Merger, Consolidation or Sale of Assets" or "Reports to Holders" below occurs and the breach or violation continues for a period of 60 days or more after the Company receives notice thereof specifying the breach of violation from the holders of at least 25% of the shares of Senior Preferred Stock then outstanding, then the holders of a majority of the then outstanding shares of Senior Preferred Stock, voting separately and as a class, will have the right to elect the lesser of two directors and that number of directors constituting 25% of the members of the Board of Directors of the Company. Such voting rights will continue until such time as, in the case of a dividend default, all accumulated and unpaid dividends on the Senior Preferred Stock are paid in full in cash and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied, cured or waived by the holders of at least a majority of the shares of Senior Preferred Stock then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through
(iii) above is referred to herein as a "Voting Rights Triggering Event." The voting rights provided herein shall be a holder's exclusive remedy at law or in equity. If requested by the Company upon the advise of counsel, each holder agrees to use its best efforts in cooperation with the Company to avoid any violation of United States federal laws and regulations relating to foreign ownership or control of the Company which may occur as a result of the maturity of the voting rights provided for herein upon the occurrence of any Voting Rights Triggering Event.

   The Statement of Designation provides that the Company will not authorize any additional shares of Senior Preferred Stock or any class of Senior Securities or Parity Securities without the affirmative vote or consent of holders of at least 66 2/3% of the shares of Senior Preferred Stock of the Company then outstanding which are entitled to vote thereon, voting or consenting, as the case may be, as one class. The Statement of Designation also provides that the Company may not amend the Statement of Designation so as to affect materially and adversely the specified rights, preferences, privileges or voting rights of the holders of shares of Senior Preferred Stock, or authorize the issuance of any shares of Senior Preferred Stock in addition to the two million authorized (one million reserved for issuance as exchange preferred stock), without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Senior Preferred Stock which are entitled to vote thereon, voting or consenting, as the case may be, as one class. The Statement of Designation also provides that, except as set forth above,

    (a) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities or

    (b) the increase or decrease in the amount of authorized capital stock of any class, including any Preferred Stock,

shall not require the consent of the holders of Senior Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of Senior Preferred Stock.

   Under Texas law, the holders of preferred stock of a corporation will be entitled to vote as a class upon a proposed amendment to its articles of incorporation, whether or not entitled to vote thereon by the provisions of the articles of incorporation if the amendment would

    (a)  increase or decrease the par value of the shares of such class or

    (b) alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely,

unless such amendment is undertaken pursuant to the authority expressly vested in the board of directors in the articles of incorporation in accordance with
Article 2.13 of the Business Corporation Act of the State of Texas.

Change of Control Offer

   Upon the occurrence of a Change of Control, unless the Company has elected to redeem the Senior Preferred Stock in connection with such Change of Control, the Company will be obligated to make an offer to purchase (the "Change of Control Offer") the outstanding Senior Preferred Stock at a purchase price equal to 110% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon (including an amount in cash equal to a prorated dividend for the period from the immediately preceding Dividend Payment Date to the Change of Control Payment Date (such applicable purchase price being hereinafter referred to as (the "Change of Control Purchase Price")) in accordance with the procedures set forth below.

   Within 30 days of the occurrence of a Change of Control the Company shall
(i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to each holder of Senior Preferred Stock, at the address appearing in the register maintained by the Transfer Agent, a notice stating:

  (1) that the Change of Control Offer is being made pursuant to this covenant and that all Senior Preferred Stock tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

  (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 30 Business Days nor more than 60 Business Days from the date such notice is mailed (the "Change of Control Payment Date"));

  (3) that any Senior Preferred Stock not tendered will continue to accumulate dividends;

  (4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Senior Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;

  (5) that holders accepting the offer to have their Senior Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender their certificates representing the Senior Preferred Stock to the Company at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

  (6) that holders will be entitled to withdraw their acceptance if the Company receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares delivered for purchase, and a statement that such holder is withdrawing his election to have such Senior Preferred Stock purchased;

  (7) that holders whose Senior Preferred Stock are being purchased only in part will be issued new Senior Preferred Stock equal to the unpurchased portion of the Senior Preferred Stock surrendered, provided that each share purchased and each such new certificate for Senior Preferred Stock issued shall be in an original liquidation preference in denominations of $1,000 and integral multiples thereof; and

  (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

   On the Change of Control Payment Date, the Company shall, to the extent lawful,

  (1) accept for payment Senior Preferred Stock or portions thereof tendered pursuant to the Change of Control Offer,

  (2) promptly mail to each holder of Senior Preferred Stock so accepted payment in an amount equal to the purchase price for such Senior Preferred Stock, and

  (3) execute and issue a new certificate representing Senior Preferred Stock equal to any unpurchased shares represented by a certificate surrendered.

   The Statement of Designation requires that if the purchase of the Senior Preferred Stock would violate or constitute a default under any outstanding Indebtedness, then, at the time of the occurrence of a Change of Control, prior to the mailing of the notice to holders described in the second preceding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to

  (1) repay in full all obligations and terminate all commitments under or in respect of such Indebtedness and terminate all commitments under or in respect of such Indebtedness and repay the Indebtedness owed to each such lender who has accepted such offer or

  (2) obtain the requisite consents under such Indebtedness to permit the repurchase of the Senior Preferred Stock as described above.

   The Company must first comply with the covenant described in the preceding sentence before it shall be required to purchase shares of Senior Preferred Stock in the event of a Change of Control; provided that the Company's failure to consummate a Change of Control Offer in accordance with the provisions of this covenant due to the covenant described in the immediately preceding sentence shall constitute a Voting Rights Triggering Event described in clause
(3) of the definition of "Voting Rights Triggering Event" if not cured within 30 days of the last date on which the Company would have been required to consummate the Change of Control Offer without giving effect to the covenant described in the immediately preceding sentence. As a result of the foregoing, a holder of shares of Senior Preferred Stock may not be able to compel the Company to purchase its shares of Senior Preferred Stock unless the Company is able at the time to refinance all of the obligations under or in respect of such Indebtedness or obtain requisite consents under such Indebtedness.

   Notwithstanding the preceding paragraphs of this covenant, the Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes an offer to purchase the Senior Preferred Stock in the manner, at the times and otherwise in substantial compliance with the requirements set forth in the Statement of Designation applicable to a Change of Control Offer and purchases all shares of Senior Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

   The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of shares of Senior Preferred Stock pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Statement of Designation, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Statement of Designation by virtue thereof.

   None of the provisions in the Statement of Designation relating to a repurchase upon a Change of Control may be waived by the Board of Directors of the Company.

   The definition of Change of Control includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of the assets of the Company or TNMP. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Preferred Stock to require the Company to purchase Senior Preferred Stock as a result of a sale, lease, exchange or other transfer, of less than all of the assets of the Company to another person or group may be uncertain.

Certain Covenants

   Set forth below are certain covenants contained in the Statement of Designation. During any period of time that (i) the ratings assigned to the Notes (or, if the Notes are no longer outstanding, a similar debt issuance of the Company) by both of the Rating Agencies are Investment Grade Ratings and
(ii) no Voting Rights Triggering Event has occurred and is continuing, the Company and its Restricted Subsidiaries will not be subject to the provisions of the Statement of Designation described below under "-- Limitation on Additional Indebtedness," "-- Limitation on Restricted Payments," "--
 Limitation on Transactions with Affiliates" and clause (3) of "-- Merger, Consolidation and Sale of Assets" (collectively, the "Suspended Covenants"). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Senior Preferred Stock for any period of time as a result of the preceding sentence and, subsequently, one or both Rating Agencies withdraw their ratings or downgrade the ratings assigned to such Notes below the required Investment Grade Ratings, then the Company and each of its Restricted Subsidiaries (except to the extent that any such Restricted Subsidiary is not subject to such covenant pursuant to the terms thereof) will thereafter again be subject to the Suspended Covenants for the benefit of such Senior Preferred Stock and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under "-- Limitation on Restricted Payments" as if such covenant had been in effect during the entire period of time from the date of the Statement of Designation.

Limitation on Additional Indebtedness

   The Company will not, and will not permit any of its Restricted Subsidiaries (other than any Regulated Restricted Subsidiary) to, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness); provided that if no Voting Rights Triggering Event has occurred and is continuing at the time or as a consequence of the incurrence of such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) if after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Company's Consolidated Fixed Charge Coverage Ratio is at least 2.0 to 1 if the Indebtedness is incurred on or prior to December 31, 2001 and 2.25 to 1 if the Indebtedness is incurred thereafter.

   Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may incur Permitted Indebtedness.

   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness which the Company and any Restricted Subsidiary are permitted to issue, the Company and such Restricted Subsidiary, as the case may be, will have the right, in the Company's sole discretion, to classify such item of Indebtedness at the time of its issuance and from time to time thereafter and will only be required to include the amount and type of such Indebtedness under the clause permitting the Indebtedness as so classified.

Limitation on Restricted Payments

   The Company will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

    (1) no Voting Rights Triggering Event has occurred and is continuing at the time of or immediately after giving effect to such Restricted Payment;

    (2) immediately after giving pro forma effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "-- Limitation on Additional Indebtedness" above; and

    (3) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments made after the Issue Date does not exceed the sum of

      (a) 50% of the Company's Cumulative Consolidated Net Income (or minus 100% of any cumulative deficit in Consolidated Net Income during such period);

      (b) 100% of the aggregate Net Proceeds received by the Company from the issue or sale after the Issue Date of Capital Stock (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which have been so converted, exercised or exchanged, as the case may be;

      (c) without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate Net Proceeds received by the Company from any equity contribution from a holder of the Company's Capital Stock, excluding any Net Proceeds from a Public Equity Offering to the extent used to redeem the Notes; and

      (d) without duplication, the sum of:

              (i) the aggregate amount returned in cash on or with respect to an Investment (other than a Permitted Investment) in any Person made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions; and

              (ii) the net cash proceeds received by the Company or any of its
                   Restricted Subsidiaries from the disposition (other than to the Company or a Subsidiary of the Company), retirement or redemption of all or any portion of an Investment described in clause (3)(d)(i);

    provided, however, that, with respect to an Investment in any Person, the sum of clauses (i) and (ii) above with respect to the Investment in such Person may not exceed the aggregate amount of all Investments made in such Person subsequent to the Issue Date; and

      (e) $5.0 million.

   For purposes of determining under clause (3) above, the amount expended for Restricted Payments, cash distributed will be valued at the face amount thereof and property other than cash will be valued at its fair market value.

   The provisions of this covenant will not prohibit

    (1) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Statement of Designation;

    (2) the repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of the Company by conversion into, or by or in exchange for, shares of Capital Stock of the Company (other than Disqualified Capital Stock), or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock);

    (3) distributions to SW Acquisition, L.P. by the Company for the purpose of (a) enabling the partners of SW Acquisition, L.P. to pay their tax liabilities and (b) enabling SW Acquisition, L.P.

       to pay management, consulting and financial advisory fees and reimburse expenses in an amount in the case of this clause (b) not to exceed $2.0 million in the aggregate in any fiscal year;

    (4) the repurchase, redemption or other acquisition or retirement of any shares of Disqualified Capital Stock out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Disqualified Capital Stock; provided, however, that the amounts of the redemption obligations of the Disqualified Capital Stock being issued shall not exceed the amounts of the redemption obligations of, and such Disqualified Capital Stock shall have redemption obligations no earlier than those required by, the Disqualified Capital Stock being refinanced;

    (5) the repurchase, redemption, retirement or acquisition of Capital Stock of the Company from employees or directors of the Company upon such employees' or directors' death, retirement or termination of employment or otherwise in accordance with any employment agreement, employee or director stock option plan or agreement or employee or director equity subscription agreement, in an aggregate amount not to exceed $2.0 million in any calendar year, plus the aggregate cash proceeds received by the Company during such calendar year from any issuance of such Capital Stock to employees or directors of the Company, plus the portion of such $2.0 million which remains unused at the end of the prior calendar year, but in no event to exceed $3.0 million in any calendar year; provided, that the cancellation of Indebtedness owing to the Company from employees or directors in connection with a repurchase of Capital Stock of the Company will not be deemed to constitute a Restricted Payment; and

    (6) investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale.

   In calculating the aggregate amount of Restricted Payments made subsequent to the Issue Date for purposes of clause (3) of the first paragraph above, amounts expended pursuant to clauses (1), (2) and (5) of the immediately preceding paragraph will be included in such calculation.

Limitation on Transactions with Affiliates

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate (each an "Affiliate Transaction") or extend, renew, waive or otherwise amend or modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless

    (1) such Affiliate Transaction is between or among the Company and one or more of its Wholly Owned Subsidiaries; or

    (2) the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties.

   In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a fair market value in excess of $2.0 million which is not permitted under clause (1) above, the Company must obtain a board resolution of the Board of Directors of the Company (and approved by at least a majority of the disinterested directors) certifying that such Affiliate Transaction complies with clause (2) above. In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a fair market value in excess of $5.0 million which is not permitted under clause (1) above, the Company must obtain a favorable written opinion as to the fairness of such transaction or transactions, as the case may be, from an Independent Financial Advisor.

   The foregoing provisions will not apply to

    (1) any Restricted Payment that is not prohibited by the provisions described under "-- Limitation on Restricted Payments" above;

    (2) fees and compensation paid to, indemnity provided on behalf of, and employee benefit arrangements for, officers, directors or employees of the Company or any Restricted Subsidiary of the Company, as determined in good faith by the Company's Board of Directors or senior management;

    (3) any transactions with and any reasonable fees paid to Laurel Hill Capital Partners, LLC and its Affiliates and CIBC World Markets Corp. and its Affiliates relating to advisory, banking and investment banking services provided to the Company or any Restricted Subsidiary of the Company, subject to approval by the Company's Board of Directors;

    (4) distributions to SW Acquisition, L.P. by the Company for the purpose of (a) enabling the partners of SW Acquisition, L.P. to pay their tax liabilities and (b) enabling SW Acquisition, L.P. to pay management, consulting and financial advisory fees and reimburse expenses in an amount in the case of this clause (b) not to exceed $2.0 million in the aggregate in any fiscal year;

    (5) loans or advances to employees of the Company or any Restricted Subsidiary in the ordinary course of business, but in any event not to exceed $2.0 million in the aggregate outstanding at any time;

    (6) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business approved in good faith by the Company's Board of Directors; or

    (7) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date.

Limitation on Preferred Stock of Restricted Subsidiaries

   The Company will not permit any of its Restricted Subsidiaries (other than any Regulated Restricted Subsidiary) to issue any Preferred Stock (except Preferred Stock issued to the Company or a Wholly Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Subsidiary of the Company) to hold any such Preferred Stock unless such Restricted Subsidiary would be entitled to incur or assume Indebtedness (other than Permitted Indebtedness) in compliance with "-- Limitation on Additional Indebtedness" above in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

Payments for Consent

   The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of Senior Preferred Stock for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Statement of Designation or the Senior Preferred Stock unless such consideration is offered to be paid or agreed to be paid to all holders of Senior Preferred Stock that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

Merger, Consolidation or Sale of Assets

   Without the affirmative vote of the holders of a majority of the issued and outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, as a separate class, the Company will not, in a single transaction or series of related transactions, (1) consolidate with or merge with or into, or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person unless:

    (1) the Company is the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the assets of the Company are sold, assigned, transferred, leased, conveyed or otherwise disposed of must be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and must expressly assume all of the obligations of the Company under the Statement of Designation and the obligations thereunder will remain in full force and effect;

    (2) the Senior Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon that the Senior Preferred Stock had immediately prior to such transaction;

    (3) immediately after giving effect to such transaction on a pro forma basis the Company or such Person will be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "-- Certain Covenants -- Limitation on Additional
        Indebtedness" above; and

    (4) immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Voting Rights Triggering Event has occurred and is continuing;

provided, however, that any such transaction effected solely for the purpose of changing the Company's jurisdiction of incorporation need not comply with the foregoing clauses (3) and (4).

   For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Reports to Holders

   Whether or not required by the SEC, so long as any shares of Senior Preferred Stock are outstanding, the Company will furnish to the holders of Senior Preferred Stock, within 15 days of the time periods specified in the SEC's rules and regulations:

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

    (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

   If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in a management's discussion and analysis of financial condition and results of operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

   In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within 15 days of the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to prospective investors upon request. The Company will also furnish to holders of Senior Preferred Stock and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

No Personal Liability of Officers, Directors, Employees and Stockholders

   No officer, employee, director or stockholder of the Company or any Subsidiary of the Company shall have any liability for any obligations of the Company or any Subsidiary of the Company under the Senior Preferred Stock or the Statement of Designation, or for any claim based on or in respect of, or by reason of, such obligations or the creation or any such obligation. Each holder of the Senior Preferred Stock by accepting a share of Senior Preferred Stock waives and releases all such liability, and such waiver and release is part of the consideration for the issuance of the Senior Preferred Stock. The foregoing waiver may not be effective to waive liabilities under the federal securities laws and the SEC is of the view that such a waiver is against public policy.

Transfer Agent and Registrar

   The Bank of New York is the transfer agent (the "Transfer Agent") and registrar for the Senior Preferred Stock.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the Statement of Designation. We refer you to the Statement of Designation for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with any other Person or which is assumed in connection with the acquisition of assets from such Person and, in each case, whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, consolidation or acquisition.

   "Additional Dividends" has the meaning set forth in the "Exchange Offer;" section of this prospectus.

   "Affiliate" means, with respect to any specific Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the covenant described under "--
 Certain Covenants -- Limitation on Transactions with Affiliates" beneficial ownership of at least 10% of the voting securities of a Person, either directly or indirectly, will be deemed to be control.

   "Applicable Premium" means, with respect to any Senior Preferred Stock on its redemption date, the greater of

    (1) 10.0% of the liquidation preference of such Senior Preferred Stock and

    (2) the excess of

        (a) the present value at such redemption date of

             (i) the redemption price of such Senior Preferred Stock at April 1, 2005 (such redemption price being set forth in the table above under the applicable caption "Optional Redemption") plus

             (ii) all required dividend payments on the Senior Preferred Stock
                  (whether payable in cash or in-kind) through April 1, 2005 computed using a discount rate equal to the Treasury Rate plus 50 basis points over

        (b) the liquidation preference of such Senior Preferred Stock.

   "Asset Acquisition" means

    (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person becomes a Restricted Subsidiary of the Company or is merged with or into the Company or any Restricted Subsidiary of the Company; or

    (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

   "Asset Sale" means any direct or indirect sale, issuance, conveyance, assignment, transfer, lease or other disposition (including any sale and lease-back transaction), other than to the Company or any of its Wholly Owned Subsidiaries, in any single transaction or series of related transactions of

      (1) any Capital Stock of or other equity interest in any Restricted Subsidiary of the Company; or

      (2) any other property or assets of the Company or of any Restricted Subsidiary thereof;

   provided that Asset Sales do not include

    (1) a transaction or series of related transactions that involves assets having a fair market value or for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

    (2) sales of inventory and vehicles in the ordinary course of business and consistent with past practices;

    (3) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "-- Merger, Consolidation or Sale of Assets" above;

    (4) a disposition of obsolete, worn-out, damaged or otherwise unsuitable or unnecessary equipment or other obsolete assets;

    (5) dispositions with respect to sales of excess energy, capacity and rights of use in the Company's distribution network in the ordinary course of the electricity transmission and distribution business and the electricity generation business;

    (6) a sale-leaseback of assets within one year of the acquisition of such assets; and

    (7) a transaction or series of transactions that results in a Change of Control.

   "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with
GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

   "Board of Directors" means, as to any Person, the board of directors of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner (or, if there is more than one general partner of such person, the general partner or general partners which may take the applicable action pursuant to the partnership agreement of such Person) of such Person or, if such Person is a limited liability company, the board of managers of such company) or similar governing body or any duly authorized committee thereof.

   "Business Day" means a day that is not a Legal Holiday. A "Legal Holiday" is a Saturday, a Sunday or other day on which (i) commercial banks in The City of New York are authorized or required by law to close or (ii) the New York Stock Exchange is not open for trading.

   "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person, or any option, warrant or other security convertible into any of the foregoing.

   "Capitalized Lease Obligations" means with respect to any Person, Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness will be the capitalized amount of such obligations determined in accordance with GAAP.

   "Cash Equivalents" means

    (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

    (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's");

    (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

    (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;

    (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

    (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

   A "Change of Control" of the Company will be deemed to have occurred at such time as

    (1) any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 50% of the total voting power of the Company's Capital Stock;

    (2) there is consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or TNMP to any Person or Group, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Statement of Designation);

    (3) there is consummated any consolidation or merger of the Company or TNMP in which the Company or TNMP, as the case may be, is not the continuing or surviving Person or pursuant to which the Common Stock of the Company or TNMP, as the case may be, would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Capital Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Capital Stock of the surviving corporation immediately after such consolidation or merger;

    (4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or TNMP (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company or TNMP, as the case may be, has been approved by 66 2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or TNMP, as the case may be, then in office;

    (5) the approval by the holders of Capital Stock of the Company or TNMP of any plan or proposal for the liquidation or dissolution of the Company or TNMP, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture); or

    (6) any order, judgment or decree shall be entered against the Company or TNMP decreeing the dissolution or split-up of the Company or TNMP, as the case may be; provided that any sale, assignment, conveyance, transfer or other disposition of TNMP's assets to another Restricted Subsidiary in connection with the Company's compliance with Texas Senate Bill 7 shall not be deemed to be a Change of Control hereunder.

   "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to

    (1) vote in the election of directors of such Person; or

    (2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

   "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "EBITDA" and "Consolidated Fixed Charges" will be calculated after giving effect on a pro forma basis for the period of such calculation to

    (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries or the issuance or redemption or other repayment of Preferred Stock of any such Restricted Subsidiary (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness and, in the case of any Restricted Subsidiary, the issuance or redemption or other repayment of Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption or other repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

    (2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any EBITDA (provided that such EBITDA will be included only to the extent that Consolidated Net Income would be includable pursuant to the definition of "Consolidated Net Income") (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X of the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

   If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

    (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

    (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

    (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by one or more agreements in respect of Hedging Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

   "Consolidated Fixed Charges" means, with respect to any Person, for any period, the sum, without duplication, of

    (1) Consolidated Interest Expense, plus

    (2) the product of

      (a) the amount of all dividend payments (whether or not in cash) on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Capital Stock (other than Disqualified Capital Stock)) paid, accrued or scheduled to be paid or accrued during such period times

      (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

   "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount of interest expense which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Restricted Subsidiaries on a consolidated basis including, but not limited to,

    (1) imputed interest included in Capitalized Lease Obligations and Attributable Indebtedness;

    (2) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

    (3) the net payment obligations associated with Hedging Obligations;

    (4) amortization of financing fees and expenses and the write-off of deferred financing costs;

    (5) the interest portion of any deferred payment obligation;

    (6) amortization of discount or premium, if any;

    (7) all non-cash interest expense (other than interest amortized to cost of sales);

    (8) all capitalized interest for such period; and

    (9) all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person.

   "Consolidated Leverage Ratio" means, with respect to any Person, the ratio of

    (1) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Restricted Subsidiaries and Preferred Stock of any
        such Restricted Subsidiary issued in accordance with   "--Certain
        Covenants--Limitation on Preferred Stock of Restricted Subsidiaries" as of the date of calculation (the "Transaction Date") on a consolidated basis determined in accordance with GAAP to

    (2) such Person's EBITDA for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination for which financial statements are available.

   For purposes of this definition, clauses (1) and (2) above will be calculated after giving effect on a pro forma basis to

    (1) any incurrence or repayment of Indebtedness and, in the case of any Restricted Subsidiary, the issuance or redemption or other repayment of Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption or other repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

    (2) any Asset Sales or Asset Acquisitions (including any EBITDA (provided that such EBITDA will be included only to the extent that Consolidated Income would be includable pursuant to the definition of "Consolidated Net Income") (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X of the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

   If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary or such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

   "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that

    (1) the portion of Net Income of any Person, other than a Restricted Subsidiary of the referent Person, will be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Restricted Subsidiary of such referent Person;

    (2) the Net Income of any Restricted Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions will be excluded to the extent of, and for only the period of time that, such restriction or limitation actually prohibits the payment of such dividends or the making of such other distributions;

    (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

    (4) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Restricted Subsidiaries other than in the ordinary course of business will be excluded;

    (5) extraordinary gains and losses will be excluded;

    (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) will be excluded; and

    (7) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets will be excluded.

   "Cumulative Consolidated Net Income" means, with respect to any Person, as of any date of determination, the Consolidated Net Income of such Person from April 1, 2000 to the end of such Person's must recently ended full fiscal quarter prior to such date, taken as a single accounting period.

   "Disqualified Capital Stock" means any Capital Stock of a Person or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the mandatory redemption date of the Senior Preferred Stock, for cash or securities constituting Indebtedness. Without limitation of the foregoing, Disqualified Capital Stock will be deemed to include any Preferred Stock of a Person or a Restricted Subsidiary of such Person, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Person or Restricted Subsidiary is obligated to pay current dividends or distributions in cash during the period prior to the mandatory redemption date of the Senior Preferred Stock; provided, however, that Preferred Stock of a Person or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of such Person or Restricted Subsidiary which provisions have substantially the same effect as the provisions described under "-- Change of Control Offer" above, will not be deemed to be Disqualified Capital Stock solely by virtue of such provisions. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include any Senior Securities and Parity Securities.

   "EBITDA" means, with respect to any Person and its Restricted Subsidiaries, for any period, an amount equal to

      (1) the sum of

        (a) Consolidated Net Income for such period, plus

        (b) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (a) hereof, plus

        (c) Consolidated Interest Expense for such period, plus

        (d) depreciation for such period on a consolidated basis, plus

        (e) amortization of intangibles for such period on a consolidated basis, plus

        (f) any other non-cash items reducing Consolidated Net Income for such period, other than non-cash items that represent accruals of, or reserves for, cash disbursements to be made in any future period; minus

    (2) all non-cash items increasing Consolidated Net Income (other than any non-cash items that were accrued in the ordinary course of business) for such period,

all for such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that, for purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment (other than a Restricted Subsidiary) of such Person will be included only

    (1) if cash income has been received by such Person with respect to such Investment during each of the previous four fiscal quarters, or

    (2) if the cash income derived from such Investment is attributable to Cash Equivalents.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

   "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value will be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a board resolution of such Board of Directors.

   "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

   "Hedging Obligations" means, with respect to any Person, the net payment obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements entered into in order to protect such Person against fluctuations in commodity, electricity or fuel prices, interest rates or currency exchange rates.

   "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurable," and "incurring" will have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness will not be deemed an incurrence of such Indebtedness.

   "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and will also include, to the extent not otherwise included,

    (1) any Capitalized Lease Obligations of such Person;

    (2) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby have been assumed;

    (3) guarantees of (or obligations with respect to letters of credit supporting) items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor);

    (4) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

    (5) Disqualified Capital Stock of such Person or any Restricted Subsidiary thereof and any Preferred Stock of a Restricted Subsidiary of such Person incurred under "-- Certain Covenants -- Limitation on Preferred Stock of Restricted Subsidiaries" above; and

    (6) hedging obligations of any such Person applicable to any of the foregoing (if and to the extent such hedging obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP).

   The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that

    (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and

    (2) Indebtedness will not include

        (a) any liability for federal, state, local or other taxes, and

        (b) any accounts payable, trade payables and other accrued liabilities arising from the purchase of goods or materials or for services obtained in the ordinary course of business.

   "Indenture" means the indenture governing the Notes.

   "Independent Financial Advisor" means an investment banking firm of national reputation in the United States

    (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company, and

    (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

Notwithstanding the foregoing, CIBC World Markets Corp. and its Affiliates shall be deemed to be Independent Financial Advisors.

   "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent) by Moody's Investors Service, Inc. (or any successor to the rating agency business thereof) and Standard & Poor's Ratings Service, a division of McGraw Hill, Inc. (or any successor to the rating agency business thereof), respectively.

   "Investments" means, with respect of any Person, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business of such Person), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments exclude

    (1) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices of such Person; and

    (2)  the repurchase of securities of any Person by such Person.

For the purposes of the "Limitation on Restricted Payments" covenant, (1) "Investments" (a) include and are valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and (b) exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, provided, that, in no event may such amount exceed the net amount of any Investments constituting Restricted Payments made in such Subsidiary after the Issue Date and (2) the amount of any Investment will be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the (i) amount returned in cash with respect to such Investment whether through interest payments, principal payments, dividends or other distributions and (ii) proceeds received by the Company or any of its Restricted Subsidiaries from the disposition, retirement or redemption of all or any portion of such Investment; provided that the aggregate of all such reductions may not exceed the amount of such initial Investment plus the cost of all additional Investments; provided, further, that no such payment of distributions or receipt of any such other amounts may reduce the amount of any Investment if such payment of distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

   "Issue Date" means May 26, 2000.

   "Net Income" means, with respect to any Person, for any period, the net income (loss) of such Person determined in accordance with GAAP.

   "Net Proceeds" means

    (1) in the case of any sale of Capital Stock by or equity contribution to any Person, the aggregate net cash proceeds received by such Person, after payment of expenses, commissions and the like incurred in connection therewith;

    (2) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Company which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to such Person upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by such Person in connection therewith); and

    (3) in the case of any issuance of any Indebtedness by the Company or any Restricted Subsidiary, the aggregate net cash proceeds received by such Person after the payment of expenses, commissions, underwriting discounts and the like incurred in connection therewith.

   "NMPRC" means the New Mexico Public Regulation Commission.

   "Notes" means $275.0 million aggregate principal amount of 10.25% senior subordinated notes due 2010 of the Company issued on April 7, 2000 and any exchange notes issued pursuant to the registration rights agreement relating thereto.

   "Permitted Holders" means Laurel Hill Capital Partners, LLC, Caravelle Investment Fund, L.L.C., CIBC WG Argosy Merchant Fund 2, L.L.C., Co-Investment Merchant Fund 3, L.L.C., Continental Casualty Company and their respective affiliates, other than their portfolio companies.

   "Permitted Indebtedness" means:

    (1) Indebtedness of the Company or any Restricted Subsidiary arising under or in connection with the Senior Credit Facility in an aggregate principal amount not to exceed $185.0 million at any time outstanding less any mandatory prepayment actually made thereunder (to the extent, in the case of payments of revolving credit borrowings, that the corresponding commitments have been permanently reduced) or scheduled payments actually made thereunder;

    (2) Indebtedness under the Notes and the Indenture;

    (3) Indebtedness not covered by any other clause of this definition which is outstanding on the Issue Date reduced by the amount of any mandatory prepayments, permanent reductions or scheduled payments actually made thereunder;

    (4) Indebtedness of the Company to any Wholly Owned Subsidiary and Indebtedness of any Wholly Owned Subsidiary to the Company or another Wholly Owned Subsidiary;

    (5) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire property in the ordinary course of business which Purchase Money Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed $10.0 million at any one time outstanding;

    (6) Indebtedness of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

    (7) the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations that are incurred in the ordinary course of business of the Company or such Restricted Subsidiary and not for speculative purposes; provided that, in the case of any Hedging Obligation that relates to

      (a) interest rate risk, the notional principal amount of such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates and

      (b) currency risk, such Hedging Obligation does not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

    (8) Indebtedness of a Restricted Subsidiary (other than any Regulated Restricted Subsidiary) of the Company assumed by the Company to the extent such Indebtedness was permitted to be incurred by such Restricted Subsidiary at the time of incurrence thereof;

    (9) Refinancing Indebtedness;

   (10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

    (11) Indebtedness consisting of performance and other similar bonds and reimbursement obligations incurred by the Company in the ordinary course of business securing the performance of contractual, franchise, license or other obligations of the Company or a Restricted Subsidiary;

    (12) Indebtedness of a Receivables Subsidiary that is not recourse to the Company or any other Restricted Subsidiary (other than with respect to Standard Securitization Undertakings) in connection with a Qualified Receivables Transaction;

    (13) Indebtedness of the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to bankers' acceptances and letters of credit issued in the ordinary course of business in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that obligations arising upon the drawing of such letters of credit or the incurrence of such Indebtedness are reimbursed within 30 days following such drawing or incurrence;

    (14) the accrual of interest, the issuance of additional Indebtedness in the form of additional promissory notes or otherwise in lieu of the payment of cash interest and the accretion of accreted value; and

    (15) additional Indebtedness of the Company and its Restricted Subsidiaries (other than its Regulated Restricted Subsidiaries) not to exceed $25.0 million in aggregate principal amount at any one time outstanding (which may be, but shall not be required to be, in the form of additional Indebtedness under the Senior Credit Facility).

   "Permitted Investments" means Investments made on or after the Issue Date consisting of

    (1) Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Wholly Owned Subsidiary;

    (2) Investments by the Company, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment

        (a) such Person becomes a Wholly Owned Subsidiary of the Company or

      (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary thereof;

    (3) Investments in cash and Cash Equivalents;

    (4) reasonable and customary loans made to employees not to exceed $2.0 million in the aggregate at any one time outstanding;

    (5) an Investment that is made by the Company or a Restricted
        Subsidiary thereof in the form of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Company or such Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale;

    (6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

    (7) Hedging Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' business and not for speculative purposes;

    (8) any Investment solely in exchange for the issuance of equity interests (other than Disqualified Capital Stock) of the Company;

    (9) any Investment constituting Permitted Securities of a Person issued in exchange for trade or other claims against such Person in connection with a financial reorganization or restructuring of such Person or as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment in default;

   (10) the contribution by the Company of any portion or all of the undeveloped sites located on the 2,700 acres adjacent to TNP One to any Person in exchange for an equity interest in such Person; provided that such Person may not be a Subsidiary of the Company; provided, further, that (a) at or prior to the time of such contribution, the Company shall have received a minimum of $150 million of gross proceeds from the sale of TNP One and (b) at the time of such contribution, the Company's Consolidated Leverage Ratio is equal to or less than 4.5 to 1.0; and

   (11) additional Investments not to exceed $10.0 million at any one time outstanding.

   "Permitted Securities" means equity securities or debt securities of the Company as reorganized or readjusted or securities of the Company or any other company, trust, corporation or partnership provided for by a plan of reorganization or readjustment.

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

   "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

   "Public Equity Offering" means a public offering by the Company of shares of its Common Stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such Common Stock.

   "PUCT" means the Public Utility Commission of Texas.

   "Purchase Money Indebtedness" means Indebtedness of any Person incurred in the normal course of business of such Person for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement of, any property or asset.

   "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any Restricted Subsidiary) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any Restricted Subsidiary and any asset related thereto, including, without limitation, all collateral securing the accounts receivable, all contracts and all guarantees or other obligations in respect of the accounts receivable, proceeds of the accounts receivable and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable. In addition, "Qualified Receivables Transaction" shall include any financing transaction by the Company or any Restricted Subsidiary under Chapter 39, Subchapter G of the Texas Public Utility Regulatory Act or any analogous law which the Company or such Restricted Subsidiary is subject to.

   "Rating Agencies" means Standard & Poor's Ratings Service, a division of McGraw Hill, Inc., and Moody's Investors Service, Inc. or any successor to the respective rating agency businesses thereof.

   "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by a board resolution of the Board of Directors of the Company (as provided below) as a Receivables Subsidiary:

    (1) has no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

      (a) is guaranteed by the Company or any other Restricted Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings),

      (b) is recourse to or obligates the Company or any other Restricted Subsidiary in any way other than pursuant to Standard
          Securitization Undertakings, or

      (c) subjects any property or asset of the Company or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

    (2) with which neither the Company nor any other Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Qualified Receivables Transaction) other than on terms no less favorable to the Company or such other Restricted Subsidiary of the Company than those that might be obtained at the time from persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

    (3) to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

   "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Statement of Designation, but only to the extent that

      (1) the Refinancing Indebtedness is scheduled to mature either

        (a) no earlier than the Indebtedness being refunded, refinanced or extended, or

        (b) after April 1, 2010;

    (2) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of

      (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended,

      (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended, and

      (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness; and

    (3) such Refinancing Indebtedness is incurred by the same Person (or its successor) that initially incurred the Indebtedness being refunded, refinanced or extended.

   "Regulated Restricted Subsidiary" means a Restricted Subsidiary that is regulated or certified by the PUCT or the NMPRC or any successor thereto or any analogous regulatory body of any state of the United States or the District of Columbia.

   "Restricted Payment" means any of the following:

    (1) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Company or any Restricted Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary of the Company (other than (a) dividends or distributions in respect of Senior Securities of the Company, (b) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase such Capital Stock (other than Disqualified Capital Stock), and (c) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Restricted Subsidiary of the Company);

    (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Restricted Subsidiaries (other than (a) Senior Securities of the Company and
        (b) Capital Stock owned by the Company or a Wholly Owned Subsidiary of the Company, excluding Disqualified Capital Stock) or any option, warrants or other rights to purchase such Capital Stock;

    (3) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment;

    (4) any designation of a Subsidiary as an Unrestricted Subsidiary (valued at the fair market value of the net assets of such Subsidiary on the date of designation); and

    (5) the forgiveness of any Indebtedness of an Affiliate of the Company to the Company or a Restricted Subsidiary of the Company.

   "Restricted Subsidiary" means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Company existing as of the Issue Date. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action),

    (1) the Company could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "--
         Certain Covenants -- Limitation on Additional Indebtedness" above;
        and

    (2) no Voting Rights Triggering Event has occurred and is continuing or results therefrom.

   "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

   "Senior Credit Facility" means the Credit Agreement dated as of April 7, 2000, among the Company, the lenders party thereto in their capacities as lenders thereunder, Canadian Imperial Bank of Commerce, as administrative agent, and CIBC World Markets Corp. and Chase Securities Inc., as co-arrangers and co-book managers, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under "--
 Certain Covenants -- Limitation on Additional Indebtedness" above) or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

   "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction.

   "Subsidiary" of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired,

    (1) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or

    (2) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

   "Texas Senate Bill 7" means Senate Bill 7 of the State of Texas signed in June 1999 by Texas Governor George W. Bush which implements competition in Texas retail electric markets.

   "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market date)) most nearly equal to the period from the redemption date to April 1, 2005; provided, however, that if the period from the redemption date to April 1, 2005 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

   "Unrestricted Subsidiary" means

    (1) any Subsidiary of an Unrestricted Subsidiary; and

    (2) any Subsidiary of the Company which is designated after the Issue Date as an Unrestricted Subsidiary by a board resolution of the Board of Directors of the Company;

provided that a Subsidiary may be so designated as an Unrestricted Subsidiary only if

      (a) such designation is in compliance with "-- Certain Covenants -- Limitation on Restricted Payments" above; and

      (b) neither the Company nor any Restricted Subsidiary will at any time

              (i) provide a guarantee of, or similar credit support to, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness),

              (ii) be directly or indirectly liable for any Indebtedness of such Subsidiary or

              (iii) be directly or indirectly liable for any other
                    Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of such Subsidiary (including any corresponding right to take enforcement action against such Subsidiary), except in the case of clause (i) or (ii) to the extent

              (i) that the Company or such Restricted Subsidiary could
                  otherwise provide such a guarantee or incur such Indebtedness (other than as Permitted Indebtedness) pursuant to "-- Certain Covenants -- Limitation on Additional Indebtedness" above and

              (ii) the provision of such guarantee and the incurrence of such
                   Indebtedness otherwise would be permitted under "-- Certain Covenants -- Limitation on Restricted Payments" above.

   "Wholly Owned Subsidiary" means any Restricted Subsidiary, all of the outstanding voting securities (other than directors' qualifying shares and, in the case of TNMP, other than shares of preferred stock outstanding on the Issue
Date) of which are owned, directly or indirectly, by the Company.

Book-Entry, Delivery And Form

   The registered senior preferred stock will initially be issued in the form of one or more permanent global certificates in definitive, fully registered form (the "Global Shares"). The Global Shares will be deposited on the date of the closing of this exchange offering with, or on behalf of, the Depository Trust Company ("DTC") and registered in the name of a nominee of such depositary (such nominee being referred to herein as the "Global Shareholder").

   Shares of registered senior preferred stock that are issued as described below under "--Certificated Shares" will be issued in the form of registered definitive certificates (the "Certificated Shares"). Upon the transfer of Certificated Shares, Certificated Shares may, unless all Global Shares have previously been exchanged for Certificated Shares, be exchanged for an interest in the Global Share representing the initial liquidation preference of registered shares being transferred.

   DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

   DTC has also advised the Company that, pursuant to procedures established by it:

  (1) upon deposit of the Global Shares, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Shares; and

  (2) ownership of these interests in the Global Shares will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the Participants, or by the Participants and the Indirect Participants, with respect to other owners of beneficial interest in the Global Shares.

   So long as the Global Shareholder is the registered owner of any registered senior preferred stock, the Global Shareholder will be considered the sole holder under the Statement of Designation of any registered senior preferred stock evidenced by the Global Shares. Beneficial owners of registered senior preferred stock evidenced by the Global Shares will not be considered the owners or holders thereof under the Statement of Designation for any purpose, including with respect to the giving of any directions, instructions or approvals to the Transfer Agent thereunder. Neither the Company nor the Transfer Agent will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the registered senior preferred stock.

   Payments in respect of the principal of, and interest and premium on a Global Share registered in the name of the Global Shareholder on the applicable record date will be payable by the Transfer Agent to or at the direction of the Global Shareholder in its capacity as the registered holder under the Statement of Designation. Under the terms of the Statement of Designation, the Company and the Transfer Agent will treat the Persons in whose names the registered senior preferred stock, including the Global Shares, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Transfer Agent nor any agent of the Company or the Transfer Agent has or will have any responsibility or liability for:

  (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Shares or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Shares; or

  (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

   DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the registered senior preferred stock, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the liquidation preference of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of registered senior preferred stock will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Transfer Agent or the Company. Neither the Company nor the Transfer Agent will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the registered senior preferred stock, and the Company and the Transfer Agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Certificated Registered Senior Preferred Stock

   Subject to specified conditions, any Person having a beneficial interest in a Global Share may, upon prior written request to the Transfer Agent, exchange such beneficial interest for registered senior preferred stock in the form of certificated registered senior preferred stock. Upon any such issuance, the Transfer Agent is required to register such certificated registered senior preferred stock in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if:

  (1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Shares and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act; or

  (2) the Company, at its option, notifies the Transfer Agent in writing that it elects to cause the issuance of certificated registered senior preferred stock in lieu of a Global Share;

then, upon surrender by the Global Shareholder of its Global Share, registered senior preferred stock in such form will be issued to each person that the Global Shareholder and DTC identify as being the beneficial owner of the related registered senior preferred stock.

   Neither the Company nor the Transfer Agent will be liable for any delay by the Global Shareholder or DTC in identifying the beneficial owners of registered senior preferred stock and the Company and the Transfer Agent may conclusively rely on, and will be protected in relying on, instructions from the Global Shareholder or DTC for all purposes.

Same Day Settlement and Payment

   The Company will make payments in respect of the registered senior preferred stock represented by the Global Shares (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Shareholder. The Company will make all redemption payments or payments of dividends, if any, with respect to certificated registered senior preferred stock by wire transfer of immediately available funds to the accounts specified by the Holders thereof holding more than $1.0 million of registered senior preferred stock or, if no such account is specified, or if such Holder of certificated registered senior preferred stock holds $1.0 million or less of registered senior preferred stock, by mailing a check to each such Holder's registered address. The registered senior preferred stock represented by the Global Shares are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such registered senior preferred stock will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated registered senior preferred stock will also be settled in immediately available funds.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

   The following is a general discussion of the principal U.S. federal income tax consequences of the ownership and disposition of registered senior preferred stock to a holder who acquired the old senior preferred stock at the initial offering for the original offering price. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), regulations, and current administrative rulings and court decisions all of which are subject to change. This discussion is limited to investors who hold registered senior preferred stock as capital assets. Furthermore, this discussion does not address federal alternative minimum tax consequences and does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have acquired senior preferred stock as part of a straddle, hedge, conversion transaction or other integrated investments.

   Generally you are a "U.S. holder" if you hold registered senior preferred stock and you are:

  . a citizen or resident of the U.S.,

  . a corporation or partnership created or organized in or under the laws of the U.S. or of any political subdivision thereof,

  . an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  . a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

  A "non-U.S. holder" means any holder of registered senior preferred stock that is not a U.S. holder.

   You should consult, and should depend on, your own tax advisor in analyzing the particular federal, state, local and foreign tax consequences to you of the ownership and disposition of the registered senior preferred stock.

Senior Preferred Stock

Consequences of Exchange Offer

   Holders of old senior preferred stock will not recognize gain or loss on the exchange of old senior preferred stock for registered senior preferred stock.

U.S. Holders

   The following discussion of the material U.S. federal income tax consequences of ownership of shares applies to you if you are a U.S. holder as defined above.

   Distributions on Registered Senior Preferred Stock. Distributions on the registered senior preferred stock, whether paid in cash, in additional registered senior preferred stock or as constructive distributions as discussed below under "Redemption Premium" will be taxable as ordinary income to the extent that the amount of cash or the fair market value of any registered senior preferred stock distributed does not exceed the portion of our current and accumulated earnings and profits, as determined for federal income tax purposes, attributable to those distributions. To the extent that the amount of the distributions paid on the registered senior preferred stock exceeds our earnings and profits, those distributions will be treated first as a return of capital, reducing your adjusted tax basis in the registered senior preferred stock, with the amount of any distribution in excess of your tax basis being a capital gain.

   That capital gain will be long-term capital gain if your holding period for the registered senior preferred stock exceeds one year. In the case of holders who are individuals and certain trusts and estates, that long term capital gain will be subject to a maximum U.S. federal income tax rate of 20%. Corporate holders will generally be taxed on capital gains at a U.S. federal income tax rate of 35%. For purposes of the remainder of this discussion, unless the context indicates otherwise, the term "dividend" refers to a distribution taxed as ordinary income as described above.

   Your initial tax basis in any additional shares of registered senior preferred stock we distribute will be equal to their fair market value on the date of distribution. Your holding period for these additional shares will commence on their distribution and will not include your holding period for the shares with respect to which the additional shares were distributed.

   Subject to various limitations, including holding period requirements, "debt financed portfolio stock" rules and limitations based on a holder's taxable income, dividends received by a corporate holder which owns less than 20% of our stock, by vote or value, generally will be eligible for a 70% dividends-received deduction. In addition, the Code may require some corporate holders to reduce their tax basis, but not below zero, in the registered senior preferred stock by the amount of the dividends-received deduction resulting from any "extraordinary dividend" on the shares. Those corporate holders would immediately recognize capital gain to the extent their tax basis would have been reduced below zero as a result of this rule. The term "extraordinary dividend" is broadly defined and may include a redemption of registered senior preferred stock that is treated as a dividend, without regard to the size of the redemption or the length of time a holder has held the registered senior preferred stock. Corporate holders should consult their own tax advisors regarding the availability of the dividends-received deduction and application of the extraordinary dividend rules.

   Redemption Premium. If the redemption price of the old senior preferred stock exceeded its issue price (which should equal the portion of your purchase price for the old senior preferred stock and warrant allocable to the old senior preferred stock) by more than a de minimis amount, that excess may be treated as a constructive distribution on the old and registered senior preferred stock, includible in your income as a dividend to the extent of our current or accumulated earnings and profits, on a constant yield method over the combined terms of the old senior preferred stock and the registered senior preferred stock. A constructive distribution will generally be subject to the same rules as described in "Distributions on Registered Senior Preferred Stock." Any registered senior preferred stock distributed in lieu of cash dividends on the preferred stock will also be subject to these rules, if the issue price of the shares of additional registered senior preferred stock is less than its redemption price by more than a de minimis amount. The issue price of shares of additional preferred stock will be equal to the fair market value on their distribution date.

   Constructive distributions on the registered senior preferred stock also may arise due to the optional redemption provisions, but only if, based on all of the facts and circumstances as of the issuance date, optional redemption was more likely than not to occur. Even if redemption were more likely than not to occur, however, constructive distribution treatment would not result if the redemption premium were solely in the nature of a penalty for premature redemption. A redemption premium is solely in the nature of a penalty for premature redemption if paid as a result of changes in economic or market conditions over which neither the issuer nor the holder has control, such as changes in prevailing dividend rates. Applicable regulations also provide a safe harbor pursuant to which constructive distribution treatment will not result from the optional redemption provisions if the issuer and the holder are unrelated, there are not arrangements that effectively require us to redeem the registered senior preferred stock and exercise of the option to redeem would not reduce the yield of the registered senior preferred stock.

   Although the issue is not free from doubt, we believe that the optional redemption provisions will not give rise to a constructive distribution, because one or more of the following positions may apply:

  . the optional redemption provisions would not be treated as more likely than not to be exercised under these rules,

  . the redemption premium is in the nature of a penalty for premature redemption, or

  . the safe harbor would apply.

   In addition, your right to require a redemption of the registered senior preferred stock upon the occurrence of a contingency, such as a change of control of us, could under certain circumstances result in constructive distributions, although we do not believe this result should apply to the registered senior preferred stock.

   Redemption or Sale of Registered Senior Preferred Stock. You will generally recognize taxable gain or loss upon the sale or disposition (other than a redemption) of registered senior preferred stock equal to the difference between the amount of cash or the fair market value of property you receive and your tax basis in the registered senior preferred stock (which in the aggregate will initially equal the portion of your purchase price for the old senior preferred stock and warrant allocable to the old senior preferred stock as increased for any distribution of senior preferred stock on the old senior preferred stock treated as a dividend). This capital gain will be long-term gain or loss if your holding period for the registered senior preferred stock exceeds one year. This long-term capital gain or loss will be subject to the capital gains rates discussed above.

   Our redemption of the registered senior preferred stock should be treated as a dividend to the extent that the amount of cash does not exceed our current or accumulated earnings and profits, as determined for federal tax purposes, unless that redemption:

  . results in a "complete termination" of your stock interest in us,

  . is "substantially disproportionate" to you or

  . is "not essentially equivalent to a dividend" to you under the Code.

   In determining whether any of these tests have been met, you must take into account not only our stock which you actually own, but also stock which you constructively own under the attribution rules of the Code (including the rule that a partner in a partnership is deemed to own its share of any stock owned by a partnership). If you are treated as having received a dividend upon a redemption of registered senior preferred stock, your tax basis in the registered senior preferred stock should be transferred to your remaining stockholdings in us. If you do not retain any direct stock ownership in us but are deemed to own shares under the constructive ownership rules, you may lose this tax basis entirely. If any of the tests described in the three bullet points above are met, a redemption generally should be treated in the same manner as a sale of shares described above.

Non-U.S. Holders

   The following discussion of the material U.S. federal income tax consequences of ownership of shares of registered senior preferred stock applies to you if you are a non-U.S. holder, as defined above.

   Distributions on the Registered Senior Preferred Stock. Dividends on the registered senior preferred stock (including dividends in the form of additional shares of registered senior preferred stock and constructive dividends) actually or deemed paid to you that are not effectively connected with a trade or business carried on by you in the U.S. generally are subject to a 30% U.S. withholding tax. The rate of withholding may be reduced to the extent provided by a tax treaty to which the U.S. is a party if you are entitled to the benefits of the treaty. Dividends we pay to you that are effectively connected with a U.S. trade or business conducted by you will be exempt from U.S. withholding tax, but generally will be taxed at the same graduated rates applicable to U.S. persons. If you seek a reduction in the rate of withholding under an income tax treaty or on dividends effectively connected with a trade or business carried on by you in the U.S., you will be required to comply with certain certification and other requirements.

   If you are a corporation, in addition to the graduated tax described above, dividends received by you that are effectively connected with a U.S. trade or business conducted by you also may be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

   Redemption or Sale of the Registered Senior Preferred Stock. Generally, you will not be subject to U.S. federal income tax on any gain realized upon the sale or disposition of shares of registered senior preferred stock (including a redemption of registered senior preferred stock that is not treated as a dividend) unless (i) the gain is effectively connected with a U.S. trade or business conducted by you within the U.S. (in which case the gain will be subject to tax at the rates and in the manner applicable to U.S. persons and, if you are a foreign corporation, the branch profits tax described above also may apply), (ii) you are an individual who holds shares of registered senior preferred stock as capital assets and who is present in the U.S. for 183 or more days in the taxable year in which the sale or disposition occurs and certain other conditions are met, (iii) you are subject to tax pursuant to the provisions of the U.S. federal income tax laws applicable to certain U.S. expatriates, or (iv) we are or have been a "United States real property holding corporation" for federal income tax purposes at any time within the shorter of the 5-year period preceding your disposition or your holding period. We may be, or may subsequently become, a United States real property holding corporation for United States federal income tax purposes because of our ownership of substantial real estate assets in the U.S. If we were to be treated as a United States real property holding corporation, a non-U.S. holder may be subject to U.S. federal income taxation on any gain realized from the sale or disposition (including a redemption of registered senior preferred stock that is not treated as a dividend) of the stock, unless an exemption is provided under an applicable treaty. If we are a United States real property holding corporation, the tax described in the preceding sentence generally is enforced by way of a 10% withholding tax that the transferee of senior preferred stock would be required to collect. If we are a United States real property holding corporation and you dispose of shares of registered senior preferred stock (including in an exchange in which no gain or loss is recognized), you generally will be required to file a United States income tax return to reflect your disposition of registered senior preferred stock; and generally will be
(i) entitled to a refund from the Internal Revenue Service if the amount withheld (if any) exceeds your actual tax liability on the transfer of registered senior preferred stock or (ii) required to make a payment to the Internal Revenue Service in the amount by which the amount withheld (if any) is less than your actual tax liability on the transfer of registered senior preferred stock.

Backup Withholding

   Backup withholding at a rate of 31% may apply to payments of dividends on registered senior preferred stock and to payments of the proceeds of a sale of registered senior preferred stock that is made to a non-corporate holder if you fail to provide a correct taxpayer identification number or otherwise comply with applicable certification requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against your U.S. federal income tax liability provided that correct information is provided to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

   This prospectus, as it may be amended or supplemented from time to time, may be used by a Broker-Dealer in connection with the resale of the shares of registered senior preferred stock received in exchange for the old senior preferred stock where such shares of old senior preferred stock were acquired for its own account as a result of market-making activities or other trading activities (other than where acquired directly from the Company or any "Affiliate," as defined in Rule 144 of the Securities Act). Each such Broker-Dealer that participates in the exchange offer that receives the registered senior preferred stock for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered senior preferred stock. We have agreed that for a period of 180 days after the exchange offer is consummated or until the shares of old senior preferred stock are resold, whichever comes first, we will use our best efforts to make this prospectus, as amended or supplemented, available to any such Broker-Dealer for use in connection with any such resale.

   We will not receive any proceeds from any sale of registered senior preferred stock by Participating Broker-Dealers. Registered senior preferred stock received by Broker-Dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered senior preferred stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker-Dealer and/or the purchasers of any such registered senior preferred stock. Any Broker-Dealer that resells shares of registered senior preferred stock that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered senior preferred stock may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of registered senior preferred stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Broker-Dealer that requests such documents in the letter of transmittal.

   This prospectus has been prepared for use in connection with the exchange offer and may be used by the initial purchasers in connection with the offers and sales related to market-making transactions in the registered senior preferred stock. The initial purchasers may act as principals or agents in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of such sales. The initial purchasers have no obligation to make a market in the registered senior preferred stock and may discontinue their market-making activities at any time without notice, at their sole discretion.

                                 LEGAL MATTERS

   The validity of the registered senior preferred stock offered in this prospectus will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

                            INDEPENDENT ACCOUNTANTS

   The consolidated financial statements of TNP as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports appearing in this prospectus. Following the merger, TNP dismissed Arthur Andersen LLP as its independent accountants and engaged Deloitte & Touche LLP to replace Arthur Andersen LLP.

                         INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS...................................  F-2


TNP ENTERPRISES, INC. AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF INCOME........................................  F-4
  CONSOLIDATED STATEMENTS OF CASH FLOWS....................................  F-5
  CONSOLIDATED BALANCE SHEETS..............................................  F-6
  CONSOLIDATED STATEMENTS OF CAPITALIZATION................................  F-7
  CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY...................  F-8


TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF INCOME........................................  F-9
  CONSOLIDATED STATEMENTS OF CASH FLOWS.................................... F-10
  CONSOLIDATED BALANCE SHEETS.............................................. F-11
  CONSOLIDATED STATEMENTS OF CAPITALIZATION................................ F-12
  CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDER'S EQUITY................... F-13


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................. F-14

                    INDEX TO UNAUDITED FINANCIAL STATEMENTS

TNP ENTERPRISES, INC. AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF INCOME (LOSS)--FOR THE THREE MONTHS ENDED
   JUNE 30, 2000 AND 1999................................................. F-33


  CONSOLIDATED STATEMENTS OF INCOME (LOSS)--FOR THE SIX MONTHS ENDED JUNE
   30, 2000 AND 1999...................................................... F-34


  CONSOLIDATED STATEMENTS OF CASH FLOWS--FOR THE SIX MONTHS ENDED JUNE 30,
   2000 AND 1999.......................................................... F-35


  CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2000 AND DECEMBER 31, 1999... F-36


TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF INCOME--FOR THE SIX MONTHS ENDED JUNE 30,
   2000 AND 1999.......................................................... F-37

  CONSOLIDATED STATEMENTS OF CASH FLOWS--FOR THE SIX MONTHS ENDED JUNE 30,
   2000 AND 1999.......................................................... F-38

  CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2000 AND DECEMBER 31, 1999... F-39

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS............................ F-40

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of TNP Enterprises, Inc.:

   We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of TNP Enterprises, Inc. (a Texas corporation) (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, common shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Fort Worth, Texas

February 16, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder and Board of Directors of Texas-New Mexico Power Company:

   We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Texas-New Mexico Power Company (a Texas corporation) (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, common shareholder's equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Fort Worth, Texas

February 16, 2000

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                        For the Years Ended December 31,

                                      1999           1998           1997
                                  -------------  -------------  -------------
                                   (In thousands except per share amounts)

OPERATING REVENUES............... $     576,150  $     585,941  $     578,534
                                  -------------  -------------  -------------
OPERATING EXPENSES:
  Purchased power and fuel.......       279,587        315,949        300,614
  Other operating and mainte-
   nance.........................       106,634         95,661         86,385
  Depreciation...................        39,295         38,056         38,853
  Charge for recovery of stranded
   plant (Note 3)................        23,376            --             --
  Taxes other than income taxes..        33,746         36,014         33,667
  Income taxes...................        19,120         15,480         21,242
                                  -------------  -------------  -------------
    Total operating expenses.....       501,758        501,160        480,761
                                  -------------  -------------  -------------
NET OPERATING INCOME.............        74,392         84,781         97,773
                                  -------------  -------------  -------------
OTHER INCOME (LOSS):
  Other income and deductions,
   net...........................        (2,348)         1,363          1,443
  Income taxes...................         1,866           (125)           257
                                  -------------  -------------  -------------
    Other income (loss), net of
     taxes.......................          (482)         1,238          1,700
                                  -------------  -------------  -------------
INCOME BEFORE INTEREST CHARGES...        73,910         86,019         99,473
                                  -------------  -------------  -------------
INTEREST CHARGES:
  Interest on long-term debt.....        38,538         48,393         52,557
  Other interest and amortization
   of debt-related costs.........         5,205          5,492          4,355
                                  -------------  -------------  -------------
    Total interest charges.......        43,743         53,885         56,912
                                  -------------  -------------  -------------
INCOME FROM CONTINUING OPERA-
 TIONS...........................        30,167         32,134         42,561
Loss from discontinued nonregu-
 lated operations, net of taxes
 (Note 4)........................           --          12,710         12,883
                                  -------------  -------------  -------------
NET INCOME.......................        30,167         19,424         29,678
Dividends on preferred stock and
 other...........................           (19)           150            158
                                  -------------  -------------  -------------
INCOME APPLICABLE TO COMMON
 STOCK........................... $      30,186  $      19,274  $      29,520
                                  =============  =============  =============
EARNINGS PER SHARE OF COMMON
 STOCK:
  Earnings from continuing opera-
   tions......................... $        2.25  $        2.42  $        3.24
  Loss from discontinued nonregu-
   lated operations..............           --           (0.96)         (0.98)
                                  -------------  -------------  -------------
EARNINGS PER SHARE............... $        2.25  $        1.46  $        2.26
                                  =============  =============  =============
DIVIDENDS PER SHARE OF COMMON
 STOCK........................... $        1.16  $        1.10  $       1.005
                                  =============  =============  =============
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING.....................        13,394         13,244         13,083
                                  =============  =============  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        For the Years Ended December 31,

                                                 1999       1998       1997
                                               ---------  ---------  ---------
                                                      (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Cash received from sales to customers........ $ 532,237  $ 600,596  $ 625,032
 Purchased power and fuel costs paid..........  (291,384)  (318,616)  (299,554)
 Cash paid for payroll and to other
  suppliers...................................   (89,455)  (116,852)  (125,188)
 Interest paid, net of amounts capitalized....   (35,527)   (51,592)   (57,337)
 Income taxes paid............................    (7,527)    (6,825)    (9,089)
 Other taxes paid.............................   (34,140)   (35,089)   (32,990)
 Other operating cash receipts and payments,
  net.........................................       353      1,250      2,979
                                               ---------  ---------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES.....    74,557     72,872    103,853
                                               ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to utility plant...................   (41,144)   (37,534)   (28,232)
 Additions to other property and nonregulated
  investments.................................       100     (1,020)    (1,777)
 Withdrawals from (deposits to) escrow
  account.....................................     1,902     (1,902)       --
                                               ---------  ---------  ---------
NET CASH USED IN INVESTING ACTIVITIES.........   (39,142)   (40,456)   (30,009)
                                               ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid on preferred and common
  stocks......................................   (15,640)   (14,729)   (13,305)
 Common stock issuances.......................     4,167      5,355      3,392
 Borrowings from (repayments to) revolving
  credit facilities--net......................   (63,000)   (11,000)    45,000
 Issuances:
   Senior notes, net of discount..............   174,164        --         --
 Deferred expenses associated with
  financings..................................    (1,588)    (7,382)       --
 Redemptions:
   First mortgage bonds.......................       --      (8,000)  (100,900)
   Secured debentures.........................  (130,000)       --         --
   Preferred stock............................    (1,396)      (180)      (180)
   Other......................................       118       (141)      (361)
                                               ---------  ---------  ---------
NET CASH USED IN FINANCING ACTIVITIES.........   (33,175)   (36,077)   (66,354)
                                               ---------  ---------  ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS.......     2,240     (3,661)     7,490
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD.......................................    12,216     15,877      8,387
                                               ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.... $  14,456  $  12,216  $  15,877
                                               =========  =========  =========
RECONCILIATION OF NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES:
 Net income................................... $  30,167  $  19,424  $  29,678
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation...............................    39,295     38,056     38,853
   Charge for recovery of stranded plant......    23,376        --         --
   Amortization of debt-related costs and
    other deferred charges....................     8,044      7,390      5,633
   Allowance for funds used during
    construction..............................      (933)      (228)       (47)
   Deferred income taxes......................     6,535      4,722      7,434
   Investment tax credits.....................     2,205      1,281      1,406
   Deferred purchased power and fuel costs....   (20,425)       894        995
 Cash flows impacted by changes in current
  assets and liabilities:
   Accounts payable...........................    (7,711)       976     (1,411)
   Accrued interest...........................     3,400     (2,303)    (3,556)
   Accrued taxes..............................    (1,472)    (3,299)    (1,244)
   Reserve for customer refund................   (10,289)    10,971        --
   Changes in other current assets and
    liabilities...............................     8,862     (2,215)    25,099
 Clear Lake settlement payment................    (8,000)       --         --
 Other, net...................................     1,503     (2,797)     1,013
                                               ---------  ---------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES..... $  74,557  $  72,872  $ 103,853
                                               =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  December 31,

                                                             1999       1998
                                                          ---------- ----------
                                                             (In thousands)
                         ASSETS
UTILITY PLANT:
 Electric plant.......................................... $1,288,104 $1,260,147
 Construction work in progress...........................      2,501      6,294
                                                          ---------- ----------
     Total...............................................  1,290,605  1,266,441
 Less accumulated depreciation...........................    382,627    343,562
                                                          ---------- ----------
     Net utility plant...................................    907,978    922,879
                                                          ---------- ----------
OTHER PROPERTY AND INVESTMENTS, at cost..................      4,243     10,384
                                                          ---------- ----------
CURRENT ASSETS:
 Cash and cash equivalents...............................     14,456     12,216
 Accounts receivable.....................................      8,384      5,955
 Inventories, at lower of average cost or market:
   Fuel..................................................        575        677
   Materials and supplies................................      3,834      4,567
 Deferred purchased power and fuel costs.................        304        --
 Accumulated deferred income taxes.......................        --       2,235
 Other current assets....................................        635      4,403
                                                          ---------- ----------
     Total current assets................................     28,188     30,053
                                                          ---------- ----------
LONG-TERM AND OTHER ASSETS:
 Recoverable stranded costs (Note 3).....................     19,256        --
 Deferred purchased power and fuel costs (Note 3)........     21,797      1,676
 Deferred charges........................................     19,737     28,773
                                                          ---------- ----------
     Total long-term and other assets....................     60,790     30,449
                                                          ---------- ----------
                                                          $1,001,199 $  993,765
                                                          ========== ==========
             CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
 Common shareholders' equity:
   Common stock--no par value per share. Authorized
    50,000,000 shares;
    issued 13,416,556 shares in 1999 and 13,293,996 in
    1998................................................. $  196,685 $  192,518
   Retained earnings.....................................    130,425    115,776
                                                          ---------- ----------
     Total common shareholders' equity...................    327,110    308,294
 Redeemable cumulative preferred stock...................      1,664      3,060
 Long-term debt, less current maturities.................    340,244    459,000
                                                          ---------- ----------
     Total capitalization................................    669,018    770,354
                                                          ---------- ----------
CURRENT LIABILITIES:
 Current maturities of long-term debt....................    100,000        --
 Accounts payable........................................     20,300     28,011
 Accrued interest........................................      8,420      5,020
 Accrued taxes...........................................     12,818     14,290
 Customers' deposits.....................................      3,786      3,609
 Accumulated deferred income taxes.......................      7,543        --
 Reserve for customer refund (Note 3)....................        682     10,971
 Other current liabilities...............................     29,720     25,202
                                                          ---------- ----------
     Total current liabilities...........................    183,269     87,103
                                                          ---------- ----------
LONG-TERM AND OTHER LIABILITIES:
 Regulatory tax liabilities..............................      6,633        957
 Accumulated deferred income taxes.......................     97,196     97,346
 Accumulated deferred investment tax credits.............     23,978     20,916
 Deferred credits........................................     21,105     17,089
                                                          ---------- ----------
     Total long-term and other liabilities...............    148,912    136,308
                                                          ---------- ----------
COMMITMENTS AND CONTINGENCIES (Note 10)
                                                          ---------- ----------
                                                          $1,001,199 $  993,765
                                                          ========== ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                  December 31,

                                                                1999     1998
                                                              -------- --------
                                                               (In thousands)
COMMON SHAREHOLDERS' EQUITY
  Common stock with no par value per share
    Authorized shares--50,000,000............................
    Outstanding shares--13,416,556 in 1999 and 13,293,996 in
     1998.................................................... $196,685 $192,518
  Retained earnings..........................................  130,425  115,776
                                                              -------- --------
      Total common shareholders' equity......................  327,110  308,294
                                                              -------- --------
PREFERRED STOCK
  Preferred stock with no par value
    Authorized shares--5,000,000.............................
    Outstanding shares--None.................................
  Redeemable cumulative preferred stock of TNMP with $100 par value
    Authorized shares--1,000,000.............................

                                     Redemption
                                      price at     Outstanding
                                       TNMP's        shares
                                       option      1999   1998
                                    ------------- ------ ------
    Series B....................... 4.65% $100.00 8,390  19,200    839    1,920
    Series C....................... 4.75%  100.00  8,250 11,400    825    1,140
                                                  ------ ------ ------ --------
      Total redeemable cumulative preferred
       stock..................................... 16,640 30,600  1,664    3,060
                                                  ------ ------ ------ --------


LONG-TERM DEBT
  FIRST MORTGAGE BONDS
    Series U, 9.25% due 2000...............................   100,000   100,000
  SENIOR NOTES
    6.25% due 2009.........................................   175,000       --
    Unamortized discount...................................      (756)      --
  SECURED DEBENTURES
    12.50% due 1999........................................       --    130,000
    Series A, 10.75% due 2003..............................   140,000   140,000
  REVOLVING CREDIT FACILITIES
    1996 Facility..........................................    26,000    80,000
    1998 Facility..........................................       --      9,000
                                                            ---------  --------
      Total long-term debt.................................   440,244   459,000
      Less current maturities..............................  (100,000)      --
                                                            ---------  --------
      Total long-term debt, less current maturities........   340,244   459,000
                                                            ---------  --------
TOTAL CAPITALIZATION....................................... $ 669,018  $770,354
                                                            =========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY

                        For the Years Ended December 31,

                                               Common Shareholders' Equity
                                            ----------------------------------
                                             Common Stock
                                            --------------- Retained
                                            Shares  Amount  Earnings   Total
                                            ------ -------- --------  --------
                                                     (In thousands)
YEAR ENDED DECEMBER 31, 1997
  Balance at January 1, 1997............... 13,006 $183,771 $ 94,703  $278,474
  Net income...............................    --       --    29,678    29,678
  Dividends on preferred stock.............    --       --      (158)     (158)
  Dividends on common stock--$1.005 per
   share...................................    --       --   (13,158)  (13,158)
  Sale of common stock.....................    127    3,392      --      3,392
  Retirement of preferred stock............    --       --        13        13
                                            ------ -------- --------  --------
    Balance at December 31, 1997........... 13,133  187,163  111,078   298,241
YEAR ENDED DECEMBER 31, 1998
  Net income...............................    --       --    19,424    19,424
  Dividends on preferred stock.............    --       --      (150)     (150)
  Dividends on common stock--$1.10 per
   share...................................    --       --   (14,579)  (14,579)
  Sale of common stock.....................    161    5,355      --      5,355
  Retirement of preferred stock............    --       --         3         3
                                            ------ -------- --------  --------
    Balance at December 31, 1998........... 13,294  192,518  115,776   308,294
YEAR ENDED DECEMBER 31, 1999
  Net income...............................    --       --    30,167    30,167
  Dividends on preferred stock.............    --       --       (99)      (99)
  Dividends on common stock--$1.16 per
   share...................................    --       --   (15,537)  (15,537)
  Sale of common stock.....................    123    4,167      --      4,167
  Retirement of preferred stock............    --       --       118       118
                                            ------ -------- --------  --------
    Balance at December 31, 1999........... 13,417 $196,685 $130,425  $327,110
                                            ====== ======== ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)

                       CONSOLIDATED STATEMENTS OF INCOME

                        For the Years Ended December 31,

                                                     1999      1998      1997
                                                   --------  --------  --------
                                                         (In thousands)
OPERATING REVENUES................................ $576,093  $585,892  $578,534
                                                   --------  --------  --------
OPERATING EXPENSES:
  Purchased power and fuel........................  279,587   315,949   300,614
  Other operating and maintenance.................   99,390    91,663    84,294
  Depreciation of utility plant...................   39,295    38,054    38,851
  Charge for recovery of stranded plant (Note 3)..   23,376       --        --
  Taxes other than income taxes...................   33,296    36,298    33,260
  Income taxes....................................   20,799    16,863    22,062
                                                   --------  --------  --------
    Total operating expenses......................  495,743   498,827   479,081
                                                   --------  --------  --------
NET OPERATING INCOME..............................   80,350    87,065    99,453
                                                   --------  --------  --------
OTHER INCOME:
  Other income and deductions, net................    1,940     1,035     1,120
  Income taxes....................................      277       (52)      257
                                                   --------  --------  --------
    Other income, net of taxes....................    2,217       983     1,377
                                                   --------  --------  --------
INCOME BEFORE INTEREST CHARGES....................   82,567    88,048   100,830
                                                   --------  --------  --------
INTEREST CHARGES:
  Interest on long-term debt......................   37,919    48,342    52,557
  Other interest and amortization of debt-related
   costs..........................................    5,205     5,385     4,355
                                                   --------  --------  --------
    Total interest charges........................   43,124    53,727    56,912
                                                   --------  --------  --------
NET INCOME........................................   39,443    34,321    43,918
Dividends on preferred stock and other............      (19)      150       158
                                                   --------  --------  --------
INCOME APPLICABLE TO COMMON STOCK................. $ 39,462  $ 34,171  $ 43,760
                                                   ========  ========  ========



  The accompanying notes are an integral part of these consolidated financial statements.

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        For the Years Ended December 31,

                                                 1999       1998       1997
                                               ---------  ---------  ---------
                                                      (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Cash received from sales to customers........ $ 528,552  $ 579,482  $ 606,803
 Purchased power and fuel costs paid..........  (291,384)  (318,616)  (299,554)
 Cash paid for payroll and to other
  suppliers...................................   (74,372)   (72,590)   (86,607)
 Interest paid, net of amounts capitalized....   (34,924)   (51,545)   (57,331)
 Income taxes paid............................   (17,592)    (2,786)    (8,464)
 Other taxes paid.............................   (33,540)   (35,492)   (32,980)
 Other operating cash receipts and payments,
  net.........................................       100        864      2,600
                                               ---------  ---------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES.....    76,840     99,317    124,467
                                               ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to utility plant...................   (40,911)   (37,506)   (27,942)
 Withdrawals from (deposits to) escrow
  account.....................................     1,902     (1,902)     1,670
                                               ---------  ---------  ---------
CASH FLOWS USED IN INVESTING ACTIVITIES.......   (39,009)   (39,408)   (26,272)
                                               ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid on preferred and common
  stocks......................................   (29,102)   (19,249)   (44,458)
 Borrowings from (repayments to) revolving
  credit facilities--net .....................   (54,000)   (20,000)    45,000
 Issuances:
  Senior notes, net of discount...............   174,164        --         --
 Deferred expenses associated with
  financings..................................    (1,590)    (7,275)       --
 Redemptions:
   First mortgage bonds.......................       --      (8,000)  (100,900)
   Secured debentures.........................  (130,000)       --         --
   Preferred stock............................    (1,396)      (180)      (180)
   Other......................................       118        --         --
                                               ---------  ---------  ---------
NET CASH USED IN FINANCING ACTIVITIES.........   (41,806)   (54,704)  (100,538)
                                               ---------  ---------  ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS.......    (3,975)     5,205     (2,343)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD.......................................     7,977      2,772      5,115
                                               ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.... $   4,002  $   7,977  $   2,772
                                               =========  =========  =========
RECONCILIATION OF NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES:
 Net income................................... $  39,443  $  34,321  $  43,918
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation of utility plant..............    39,295     38,054     38,851
   Charge for recovery of stranded plant......    23,376        --         --
   Amortization of debt-related costs and
    other deferred charges....................     8,044      7,281      5,633
   Allowance for funds used during
    construction..............................      (933)      (228)       (47)
   Deferred income taxes......................     6,716      9,559     10,650
   Investment tax credits.....................     2,149      1,173      2,121
   Deferred purchased power and fuel costs....   (20,425)       894        995
 Cash flows impacted by charges in current
  assets and liabilities:
   Accounts payable...........................    (6,814)     2,029     (2,395)
   Accrued interest...........................     3,384     (2,319)    (3,556)
   Accrued taxes..............................    (6,260)     2,698        850
   Reserve for customer refund................   (10,289)    10,971        --
   Changes in other current assets and
    liabilities...............................    10,264     (4,485)    24,751
 Clear Lake settlement payment................    (8,000)       --         --
 Other, net...................................    (3,110)      (631)     2,696
                                               ---------  ---------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES..... $  76,840  $  99,317  $ 124,467
                                               =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)

                          CONSOLIDATED BALANCE SHEETS

                                  December 31,

                                                             1999       1998
                                                          ---------- ----------
                                                             (In thousands)
                         ASSETS
UTILITY PLANT:
 Electric plant.......................................... $1,288,080 $1,260,099
 Construction work in progress...........................      2,501      6,294
                                                          ---------- ----------
     Total...............................................  1,290,581  1,266,393
 Less accumulated depreciation...........................    382,627    343,562
                                                          ---------- ----------
     Net utility plant...................................    907,954    922,831
                                                          ---------- ----------
OTHER PROPERTY AND INVESTMENTS, at cost..................        213      2,116
                                                          ---------- ----------
CURRENT ASSETS:
 Cash and cash equivalents...............................      4,002      7,977
 Accounts receivable.....................................      6,347        923
 Inventories, at lower of average cost or market:
   Fuel..................................................        575        677
   Materials and supplies................................      3,834      4,567
 Deferred purchased power and fuel costs.................        304        --
 Other current assets....................................        356      4,093
                                                          ---------- ----------
     Total current assets................................     15,418     18,237
                                                          ---------- ----------
LONG-TERM AND OTHER ASSETS:
 Recoverable stranded costs (Note 3).....................     19,256        --
 Deferred purchased power and fuel costs (Note 3)........     21,797      1,676
 Deferred charges........................................     19,757     28,706
                                                          ---------- ----------
     Total long-term and other assets....................     60,810     30,382
                                                          ---------- ----------
                                                          $  984,395 $  973,566
                                                          ========== ==========
             CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
 Common shareholder's equity:
   Common stock, $10 par value per share
    Authorized 12,000,000 shares; issued 10,705 shares... $      107 $      107
   Capital in excess of par value........................    222,149    222,149
   Retained earnings.....................................     90,302     79,840
                                                          ---------- ----------
     Total common shareholder's equity...................    312,558    302,096
 Redeemable cumulative preferred stock...................      1,664      3,060
 Long-term debt, less current maturities.................    340,244    450,000
                                                          ---------- ----------
     Total capitalization................................    654,466    755,156
                                                          ---------- ----------
CURRENT LIABILITIES:
 Current maturities of long-term debt....................    100,000        --
 Accounts payable........................................     20,074     26,888
 Accrued interest........................................      8,388      5,004
 Accrued taxes...........................................     14,189     20,449
 Customers' deposits.....................................      3,786      3,609
 Accumulated deferred income taxes.......................      8,434        649
 Reserve for customer refund (Note 3)....................        682     10,971
 Other current liabilities...............................     28,015     17,076
                                                          ---------- ----------
     Total current liabilities...........................    183,568     84,646
                                                          ---------- ----------
LONG-TERM AND OTHER LIABILITIES:
 Regulatory tax liabilities..............................      6,633        957
 Accumulated deferred income taxes.......................     95,165     93,378
 Accumulated deferred investment tax credits.............     23,978     22,729
 Deferred credits........................................     20,585     16,700
                                                          ---------- ----------
     Total long-term and other liabilities...............    146,361    133,764
                                                          ---------- ----------
COMMITMENTS AND CONTINGENCIES (Note 10)
                                                          ---------- ----------
                                                          $  984,395 $  973,566
                                                          ========== ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)

                   CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                  December 31,

                                                                 1999     1998
                                                               -------- --------
                                                                (In thousands)
COMMON SHAREHOLDERS' EQUITY
  Common stock, $10 par value per share
    Authorized shares--12,000,000.............................
    Outstanding shares--10,705................................ $    107 $    107
  Capital in excess of par value..............................  222,149  222,149
  Retained earnings...........................................   90,302   79,840
                                                               -------- --------
      Total common shareholders' equity.......................  312,558  302,096
                                                               -------- --------
PREFERRED STOCK
  Redeemable cumulative preferred stock with $100 par value
    Authorized shares--1,000,000..............................

                                     Redemption
                                      price at     Outstanding
                                       TNMP's        shares
                                       option      1999   1998
                                    ------------- ------ ------
    Series B....................... 4.65% $100.00  8,390 19,200    839    1,920
    Series C....................... 4.75%  100.00  8,250 11,400    825    1,140
                                                  ------ ------ ------ --------
      Total redeemable cumulative preferred
       stock..................................... 16,640 30,600  1,664    3,060
                                                                ------ --------


LONG-TERM DEBT
  FIRST MORTGAGE BONDS
    Series U, 9.25% due 2000................................  100,000   100,000
  SENIOR NOTES
    6.25% due 2009..........................................  175,000       --
    Unamortized discount....................................     (756)      --
  SECURED DEBENTURES
    12.50% due 1999.........................................      --    130,000
    Series A, 10.75% due 2003...............................  140,000   140,000
  REVOLVING CREDIT FACILITIES
    1996 Facility...........................................   26,000    80,000
                                                             --------  --------
      Total long-term debt..................................  440,244   450,000
      Less current maturities............................... (100,000)      --
                                                             --------  --------
      Total long-term debt, less current maturities.........  340,244   450,000
                                                             --------  --------
TOTAL CAPITALIZATION........................................ $654,466  $755,156
                                                             ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)

             CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDER'S EQUITY

                        For the Years Ended December 31,

                                            Common Shareholder's Equity
                                     -------------------------------------------
                                     Common Stock  Excess of
                                     ------------- Capital in Retained
                                     Shares Amount Par Value  Earnings   Total
                                     ------ ------ ---------- --------  --------
                                                   (In thousands)
YEAR ENDED DECEMBER 31, 1997
  Balance at January 1, 1997........   11    $107   $222,133  $65,308   $287,548
  Net income........................  --      --         --    43,918     43,918
  Dividends on preferred stock......  --      --         --      (158)      (158)
  Dividends on common stock.........  --      --         --   (44,300)   (44,300)
  Retirement of preferred stock.....  --      --          13      --          13
                                      ---    ----   --------  -------   --------
    Balance at December 31, 1997....   11     107    222,146   64,768    287,021
YEAR ENDED DECEMBER 31, 1998
  Net income........................  --      --         --    34,321     34,321
  Dividends on preferred stock......  --      --         --      (150)      (150)
  Dividends on common stock.........  --      --         --   (19,099)   (19,099)
  Retirement of preferred stock.....  --      --           3      --           3
                                      ---    ----   --------  -------   --------
    Balance at December 31, 1998....   11     107    222,149   79,840    302,096
YEAR ENDED DECEMBER 31, 1999
  Net income........................  --      --         --    39,443     39,443
  Dividends on preferred stock......  --      --         --       (99)       (99)
  Dividends on common stock.........  --      --         --   (29,000)   (29,000)
  Retirement of preferred stock.....  --      --         --       118        118
                                      ---    ----   --------  -------   --------
    Balance at December 31, 1999....   11    $107   $222,149  $90,302   $312,558
                                      ===    ====   ========  =======   ========


  The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

 General Information

   The consolidated financial statements of TNP and subsidiaries include the accounts of TNP and its wholly owned subsidiaries, TNMP, FWI, and TNP Operating Company. The consolidated financial statements of TNMP and subsidiaries include the accounts of TNMP and its wholly owned subsidiaries, TGC and TGC II. All intercompany transactions and balances have been eliminated in consolidation.

   TNMP is TNP's principal operating subsidiary. TNMP is a public utility engaged in generating, purchasing, transmitting, distributing, and selling electricity in Texas and New Mexico. TNMP is subject to PUCT and NMPRC regulation. Some of TNMP's activities, including the issuance of securities, are subject to FERC regulation, and its accounting records are maintained in accordance with FERC's Uniform System of Accounts.

   The use of estimates is required to prepare TNP's and TNMP's consolidated financial statements in conformity with generally accepted accounting principles. Management believes that estimates are essential and will not materially differ from actual results. However, adjustments may be necessary in the future to the extent that future estimates or actual results are different from the estimates used in the 1999 financial statements.

 Accounting for the Effects of Regulation

   As discussed in Note 3, legislation that establishes competition became effective during 1999 in Texas and New Mexico. As a result, SFAS 71, "Accounting for the Effects of Certain Types of Regulation," is no longer applied to the generation/power supply portion of TNMP's operations in Texas and New Mexico. Based on the legislation, TNMP believes that SFAS 71 continues to apply to the transmission and distribution portion of its operations in both states.

   SFAS 71 allows TNMP to recognize the economic effects of rate regulation in the transmission and distribution portion of its business. Among these effects are the recognition of regulatory assets and liabilities. Regulatory assets represent revenues associated with certain costs that TNMP expects to recover from customers in future rates. Regulatory liabilities are costs previously collected from customers or other amounts that reduce future rates. The following table summarizes TNP's and TNMP's regulatory assets and liabilities as of December 31, 1999 and 1998.

                                                                 1999    1998
                                                                ------- -------
                                                                (In thousands)
Regulatory Assets:
  Deferred purchased power and fuel costs...................... $22,101 $ 1,676
  Deferred charges:
    Losses on reacquired debt..................................   2,837   6,494
    Rate case expenses.........................................     201   1,396
    Recoverable stranded costs.................................  19,256     --
    Deferred accounting amounts................................     --    3,221
                                                                ------- -------
      Total.................................................... $44,395 $12,787
                                                                ======= =======
Regulatory Liabilities:
  Income tax related, net...................................... $ 6,633 $   957
                                                                ======= =======

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   As a result of discontinuing SFAS 71 to the generation/power supply Texas operations, the following accounting policy changes will be effective January 1, 2000:

  . Allowance for funds used during construction will no longer be accrued to generation-related construction projects. Interest will be capitalized to these projects in accordance with SFAS 34, "Capitalization of Interest Cost."

  . Under SFAS 71, TNMP deferred the gains or losses that arose when long-term debt was redeemed prior to maturity, and amortized those costs over the life of the new debt. Effective January 1, 2000, gains or losses incurred for the early retirement of debt attributable to TNMP's generation/power supply operations will be recorded in accordance with SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt."

 Utility Plant

   Utility plant is stated at the historical cost of construction, which includes labor, materials, indirect charges for such items as engineering and administrative costs, and AFUDC. Property repairs and replacement of minor items are charged to operating expenses; major replacements and improvements are capitalized to utility plant.

   AFUDC is a non-cash item designed to enable a utility to capitalize financing costs during periods of construction. Established regulatory practices enable TNMP to recover these costs from customers. The composite rate used for AFUDC was 10.6% in 1999 and 6% in both 1998 and 1997.

   The costs of depreciable units of plant retired or disposed of in the normal course of business are eliminated from utility plant accounts and such costs plus removal expenses less salvage are charged to accumulated depreciation. When complete operating units are disposed of, appropriate adjustments are made to accumulated depreciation, and the resulting gains or losses, if any, are recognized.

   Depreciation is provided on a straight-line method based on the estimated lives of the properties as indicated by periodic depreciation studies. A portion of depreciation of transportation equipment used in construction is charged to utility plant accounts in accordance with the equipment's use. Depreciation as a percentage of average depreciable cost was 3.1%, 3.2%, and 3.3% in 1999, 1998, and 1997, respectively.

 Cash Equivalents

   All highly liquid debt instruments with maturities of three months or less when purchased are considered cash equivalents.

 Customer Receivables and Operating Revenues

   TNMP accrues estimated revenues for electricity delivered since the latest billing. TNMP, under a factoring arrangement with an unaffiliated company, sells its customer receivables on a nonrecourse basis. Amounts estimated to have been delivered, but remaining unbilled, are also sold in connection with this agreement.

 Purchased Power and Fuel Costs

   In Texas, fuel and the energy-related portion of purchased power costs are recovered from customers through the fuel adjustment clause authorized by the PUCT. The demand-related portion of purchased power is recovered through base rates and is not subject to adjustment or future reconciliation. Therefore, any difference between the amount of demand-related purchased power recovered through TNMP's rates and the actual cost of such affects operating income.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   In New Mexico, TNMP recovers all purchased power costs through the fuel and purchased power adjustment clause authorized by the NMPRC. The purchased power recovery factor changes monthly to reflect over or under collections of purchased power costs. Prior to July 1, 1999, the recovery of purchased power had been frozen in base rates in accordance with Community Choice.

 Deferred Charges

   Expenses incurred in issuing long-term debt and related discount and premium are amortized on a straight-line basis over the lives of the respective issues.

   Included in deferred charges are other assets that are expected to benefit future periods and certain costs that are deferred for ratemaking purposes and amortized over periods allowed by regulatory authorities.

 Derivatives

   The initial cost of an interest rate collar is being amortized over the term of the related agreement. Unamortized premiums of $66,000 are included in Deferred Charges in the consolidated balance sheets. Amounts to be received or paid under the agreement, if any, will be recognized when they occur as a component of interest expense. As of December 31, 1999, TNMP had neither an obligation to pay, nor the right to receive any amounts under the agreement.

 Income Taxes

   TNP files a consolidated federal income tax return that includes its subsidiaries and the consolidated operations of TNMP. The amounts of income taxes recognized in TNMP's accompanying consolidated financial statements were computed as if TNMP and its subsidiaries filed a separate consolidated federal income tax return.

   ITC amounts utilized in the federal income tax return are generally deferred and amortized to earnings ratably over the estimated service lives of the related assets.

 Fair Values of Financial Instruments

   Fair values of cash equivalents, temporary investments, and customer receivables approximated the carrying amounts because of the short maturities of those instruments.

   The estimated fair values of long-term debt and preferred stock were based on quoted market prices of the same or similar issues. The estimated fair values of TNP's financial instruments are as follows:

                              December 31, 1999           December 31, 1998
                         --------------------------- ---------------------------
                         Carrying Amount Fair Values Carrying Amount Fair Values
                         --------------- ----------- --------------- -----------
                                             (In thousands)
Assets
  Interest rate
   collars..............    $     66      $  3,578      $    164      $   (333)
Capitalization and
 Liabilities
  Long-term debt........     441,000       420,731       459,000       475,189
  Preferred stock.......       1,664         1,664         3,060         1,978

 Common Stock

   At December 31, 1999, 519,304 shares of TNP's common stock were reserved for issuance to TNMP's 401(k) plan, and 1,738,491 shares of TNP's common stock were reserved for subsequent issuance under other stock compensation or shareholder plans.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Shareholder Rights Plan

   TNP has a shareholder rights plan that is designed to protect TNP's shareholders from coercive takeover tactics and inadequate or unfair takeover bids. The rights plan provides for the distribution of one right for each share of TNP's common stock currently outstanding or issued until the close of business on August 11, 2008.

   Upon the occurrence of certain events, each right entitles a shareholder to elect to purchase one share of common stock at $100 per share or, under certain circumstances, shares of common stock at half the then-current market price, or to receive TNP common stock or other securities having an aggregate value equal to the excess of (i) the value of the common stock or other securities on the date the rights are exercised over or (ii) the cash payment that would have been payable upon exercise of the rights if cash payment had been elected.

   Until certain triggering events occur, the rights will trade together with TNP's common stock and separate rights certificates will not be issued. Among the triggering events are the acquisition by a person or group of 10% or more of TNP's outstanding common stock or the commencement of a tender or exchange offer that, upon consummation, would result in a person or group of persons owning 15% or more of TNP's outstanding common stock. The rights expire August 11, 2008, unless earlier redeemed or exchanged by TNP, and have had no effect on EPS.

   On June 4, 1999, TNP amended its shareholder rights plan to exempt the Merger discussed in Note 2 from the provisions of the shareholder rights plan.

 Stock-Based Compensation

   As discussed in Note 5, TNP has an equity-based incentive compensation plan that awards stock-based compensation. In 1995 the FASB issued SFAS 123, "Accounting for Stock-Based Compensation", that changes the method for calculating expenses associated with stock-based compensation. SFAS 123, which became effective for 1996, also allows companies to retain the approach as set forth in APB Opinion 25, "Accounting for Stock Issued to Employees", for measuring expense for its stock-based compensation. TNP has elected to continue to apply the provisions of APB Opinion 25 in calculating stock-based compensation. The application of SFAS 123 would have had no significant effect on the amount of expense associated with TNP's stock-based compensation.

 Reclassification

   Certain items in 1997 and 1998 were reclassified to conform to the 1999 presentation.

Note 2. Acquisition

   TNP, SW Acquisition, L.P., and ST Acquisition Corp. have entered into a Merger Agreement, dated as of May 24, 1999, which provides for a merger of ST Corp. with and into TNP, with TNP being the surviving corporation. Under the terms of the Merger Agreement, each issued and outstanding share of common stock of TNP will be canceled and converted automatically into the right to receive $44.00 in cash. The Merger will convert TNP from a listed public corporation to a privately owned corporation.

   TNP expects the Merger to close early in the second quarter of 2000. The Merger Agreement requires various approvals. To date, approvals have been obtained from TNP's shareholders, the Federal Trade Commission, FERC, the PUCT, and the NMPRC. Approvals are final in all jurisdictions except Texas. Information regarding the approval status in each jurisdiction is as follows:

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Shareholder Approval. A special meeting of TNP shareholders was held September 22, 1999, at which shareholders approved the Merger, with more than 98 percent of the votes cast favoring the transaction. The affirmative votes represented approximately 81 percent of the outstanding shares of TNP.

   FERC. On July 9, 1999, TNMP and SW filed a joint application with the FERC seeking approval of the Merger. Simultaneously, TNMP filed an application with the FERC seeking approval of a Backstop Credit Facility (Credit Facility). As a result of the Merger, TNMP must offer to repurchase certain existing debt. Should holders of this debt accept TNMP's repurchase offer, proceeds from the Credit Facility would fund the repurchase. On September 29, 1999, the FERC issued an order approving the Merger, concluding that the Merger would be consistent with the public interest. The FERC issued an order approving the Credit Facility on September 30, 1999.

   FTC. On September 3, 1999, TNMP filed an application with the FTC seeking approval of the Merger, as required under the Hart-Scott-Rodino Act. The FTC approved the application on September 21, 1999.

   Texas. On July 15, 1999, TNP and TNMP filed an application with the PUCT seeking a determination that the Merger is consistent with the public interest. On November 10, 1999, TNMP and the staff of the PUCT agreed to a settlement that resolves all issues between the two parties. At a hearing held November 12, 1999, the remaining parties joined the settlement, withdrew from the case, or waived their rights to hearing and did not oppose the settlement. In late December 1999, the administrative law judge assigned to the case issued a draft order approving the Merger. On February 10, 2000, the PUCT voted unanimously to approve the Merger. Approval by the PUCT is expected to be final in March 2000. Approval by the PUCT requires TNMP to honor certain financial and operational commitments, including a guaranteed level of stranded cost mitigation equal to $59 million less base rate reductions in 2000 and 2001. The subject base rate reductions are described in Note 3.

   New Mexico. Also on July 15, TNMP filed an application with the NMPRC seeking to obtain all approvals and authorizations necessary to consummate the Merger, including approval of the Credit Facility described above. On October 8, 1999, the Staff of the NMPRC filed testimony recommending approval of the Merger, subject to certain financial and operational commitments of TNMP. On October 18, 1999, TNMP filed testimony agreeing to make the proposed commitments. No other parties opposed the Merger. Hearings before the NMPRC were held October 25 and 26, 1999. On January 18, 2000, the NMPRC voted to approve the Merger. The decision became final on February 17, 2000.

Note 3. Regulatory Matters

   The electric utility industry continues its transition toward increased competition. During 1999, legislation was passed in both Texas and New Mexico that establishes retail competition for generation operations. Retail competition is scheduled to begin in New Mexico and Texas on January 1, 2001, and January 1, 2002, respectively. The legislation in both states provides for recovery of "stranded costs", the difference between the regulatory value of TNMP's investments in generation assets and purchased power contracts and the market price for energy in a competitive market. The increasingly competitive environment presents opportunities to compete for new customers, as well as the risk of loss of existing customers. TNMP expects the portions of operations pertaining to transmission and distribution to continue to be regulated.

   The following discusses the legislation in Texas and New Mexico, the effects of the legislation on TNMP's operating results, and the relationship of the legislation in Texas to the Transition Plan.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Texas

   Legislation. On September 1, 1999, legislation that establishes competition in the generation portion of the Texas electric utility industry went into effect. The legislation will implement retail competition in generation for customers in most areas of Texas on January 1, 2002. Among other provisions, the legislation:

  . Requires utilities to provide service according to the base rate tariffs in effect at September 1, 1999, until December 31, 2001. The legislation does not prohibit changes in the fixed fuel factor that passes through fuel and purchased power energy costs to customers.

  . Allows a utility to recover 100% of its verifiable stranded costs via several methods, including:

    . Redirection of depreciation--A utility may redirect all or a part of the depreciation related to transmission and distribution assets to its generation assets for the periods 1998 through 2001.

    . Application of earnings in excess of an allowed rate of return-- During the freeze period (January 1, 1999 through December 31,
       2001), utilities' earnings are capped by the cost of capital approved in the utility's most recent rate proceeding before the PUCT. For TNMP, the cap is a 10.53% return on rate base. Earnings in excess of the cap will be used to reduce stranded costs.

    . Securitization--A utility may securitize 100% of its regulatory assets and up to 75% of its estimated stranded costs, and recover those costs from its customers through a charge approved by the PUCT.

    . Assessment of a competition transition charge--After the freeze period, stranded costs that have not been recovered by one of the methods above will be recovered through a competition transition charge levied upon all retail customers within a utility's geographical certificated service area as it existed on May 1, 1999.

  . Establishes four alternatives for quantifying the final amount of stranded costs, and provides a framework for reconciling estimated stranded costs to the actual stranded costs quantified using those methods. Reconciliation will occur sometime after January 10, 2004, according to a schedule to be established by the PUCT.

  . Requires utilities to disaggregate, on or before January 1, 2002, into three distinct businesses: generation, transmission and distribution, and retail electric provider. A retail electric provider is an entity that sells electric energy to retail customers in Texas. Such an entity cannot own or operate generation assets.

  . Provides that once customer choice begins on January 1, 2002, residential and small commercial customers who do not choose an alternative provider will continue to be served by TNMP's affiliate retail energy provider at a "price-to-beat" which is 6% lower than the rate in effect on January 1, 1999, adjusted to reflect a fuel factor that the PUCT shall determine as of December 31, 2001. This "price to beat" must be offered by the utility until the earlier of 36 months after customer choice is offered or when it loses 40% or more of its residential sales within its certified service area.

   Prior to the legislation, TNMP had been operating under a voluntary Transition Plan approved by the PUCT in 1998. The Transition Plan covered a five-year period, and had provided for rate reductions, sharing of earnings in excess of 11.25% return on equity and recovery of stranded costs. It also included a provision requiring that TNMP conform the Plan to any legislation enacting competition in the electric utility industry. There are provisions of the legislation that conflict with provisions of the Transition Plan. In such instances, including the calculation and subsequent application of excess earnings, Management believes the legislation supercedes the Transition Plan.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Management has calculated excess earnings for the twelve months ended December 31, 1999, based on the provisions of the legislation. The calculation resulted in a reduction to 1999 pre-tax operating income of $23.4 million ($1.09 per share). The $23.4 million of excess earnings are displayed in the income statement under the caption "Charge for recovery of stranded plant." TNMP did not have excess earnings under the Transition Plan in 1998.

   1998 Earnings Monitoring Report and Transition Plan Conformance. On May 17, 1999, TNMP filed its Electric Investor-Owned Utilities Earnings Report (Earnings Report) with the PUCT. Simultaneously, TNMP filed an Addendum to the Earnings Report (Addendum) detailing TNMP's calculation of excess earnings under the Transition Plan for the twelve months ended December 31, 1998. The Addendum showed that TNMP had not earned in excess of the 11.25% return on equity cap established in the Transition Plan. After reviewing the Addendum, the Office of Regulatory Affairs (ORA) of the PUCT filed a contest to TNMP's earnings report on August 16, 1999, asserting errors in TNMP's calculation of excess earnings. ORA's petition did not quantify the amount of its alleged errors. In addition, the ORA proposed to use the Earnings Report contest as a means for conforming the Transition Plan to the legislation. The PUCT hearing examiner assigned to the Earnings Report is considering the issues related to TNMP's calculation of excess earnings for 1998.

   The ORA is the only party contesting TNMP's calculation of excess earnings. In a letter to the hearing examiner on November 1, 1999, TNMP reported that TNMP and ORA had not yet resolved the Earnings Report issues. On January 25, 2000, TNMP filed a Motion for Dismissal or Summary Decision, asking the PUCT to reject ORA's contest, and approve TNMP's 1998 Earnings Report. TNMP believes the issues relating to its calculation of excess earnings can be disposed of as a matter of law without a factual hearing. TNMP does not expect resolution of this matter to have a material effect on its financial condition.

   Regarding the conformance of the Transition Plan to the legislation, TNMP filed a Conformed Stipulation with the PUCT on October 6, 1999. The Conformed Stipulation identifies all of the provisions in the Transition Plan that TNMP believes must be changed in order for the Transition Plan to comply with the legislation. On December 6, 1999, the PUCT issued a Declaratory Order stating that TNMP was required "to give effect to base rate reductions reflected in" the Transition Plan. Accordingly, TNMP reduced base rates for residential and commercial customers by 3% and 1%, respectively, effective January 1, 2000. Similar rate reductions will take effect January 1, 2001. As a result, operating revenues are estimated to decrease in 2000 and 2001 by $6.7 million and $13.9 million, respectively. The order also established that the base rate reductions would offset the 6% rate reduction required by the legislation, as previously described in the section "Texas--Legislation." The order is interim in nature, and can be appealed.

   Uncertainties exist as to the application of the legislation to other provisions of the Transition Plan. Such uncertainties will not be resolved until TNMP reports to the PUCT regarding its efforts to conform the Transition Plan to the legislation. That report will be the subject of a PUCT review that will occur in 2001.

   Discontinuing SFAS 71. Historically, TNP's and TNMP's consolidated financial statements reflect the application of SFAS 71, "Accounting for the Effects of Certain Types of Regulation," which provides for recognition of the economic effects of rate regulation. EITF 97-4, "Deregulation of the Pricing of Electricity--Issues Related to the Application of SFAS Statements No. 71 and 101," states that application of SFAS 71 should stop "when deregulatory legislation is passed or when a rate order (whichever is necessary to effect the change in the jurisdiction) that contains sufficient detail for the enterprise to reasonably determine how the transition plan will affect the separable portion of its business whose pricing is being deregulated is issued." With the passage of the legislation, TNMP discontinued the application of SFAS 71 to the generation/power

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

supply portion of its Texas business during the fourth quarter of 1999. As a direct result of discontinuing SFAS 71, and in accordance with the legislation, TNMP has reclassified net regulatory assets (regulatory assets less liabilities) of $19.3 million that pertain to these deregulated operations as Recoverable Stranded Costs. TNMP believes the $19.3 million represents verifiable stranded costs and intends to recover them from customers pursuant to the methods discussed under "Texas--Legislation."

   In conjunction with the discontinuance of SFAS 71, TNMP is required to determine if its generating plant asset, TNP One, is impaired under SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Based on TNMP's undiscounted cash flow analysis over the estimated useful life of TNP One, there is no impairment of TNP One, as defined by SFAS 121, as of December 31, 1999. TNMP's impairment analysis includes reasonable estimates of future market prices, capacity factors, operating costs, the effects of competition, and many other factors over the life of TNP One. TNMP's impairment analysis is highly dependent on these estimates. As of December 31, 1999, the net book value of TNP One is $435 million.

   Business Separation Plan. As noted above, the legislation requires utilities to disaggregate, on or before January 1, 2002, into three distinct businesses: generation, transmission and distribution, and retail electric provider. On January 10, 2000, TNMP filed its Business Separation Plan with the PUCT. The BSP details TNMP's plans for complying with the legislation, which include creating three new affiliated companies, and establishing a timeline for accomplishing the separation.

   Unbundled Cost of Service Filing. The legislation also requires TNMP to file a rate case that will set rates for the transmission and distribution company that will provide regulated services once competition begins in 2002. The filing must be made no later than March 31, 2000. The rates will be composed of a transmission and distribution charge; a competition transition charge for stranded cost recovery, which may include securitization; and a system benefits charge. The CTC is designed to recover stranded costs related to TNMP's generation assets and purchased power contracts, as determined by a PUCT-established model. The PUCT will also use this proceeding to review and approve the BSP.

   Annual Report. The legislation requires TNMP to file a report prior to March 30, 2000 that will allow the PUCT to review TNMP's calculation of excess earnings for the year ended December 31, 1999.

   Fuel Reconciliation. At December 31, 1999, TNMP had an underrecovered balance of fuel and the energy-related portion of purchased power costs of $21.8 million. PUCT rules require TNMP to reconcile its fuel costs at least every three years. TNMP expects to file a fuel reconciliation for the three-year period ended December 31, 1999, in mid-2000. TNMP will also file a request for a new fuel factor, which will take into account the expected cost of fuel and purchased energy. Management believes the ultimate outcome of this fuel reconciliation will not have a material adverse effect on TNP's or TNMP's consolidated financial position.

 New Mexico

   The New Mexico Legislature opened the state's electric power market to consumer choice with the passage of the Electric Utility Industry Restructuring Act of 1999 (the Act) in April 1999. The Act provides for the phase-in of retail choice beginning January 1, 2001, requires utilities to disaggregate their regulated transmission and distribution business activities from their generation operations, that will be subject to competition, and guarantees recovery of at least 50% of a utility's stranded costs over a five-year period. Prior to the passage of the Act, TNMP had been operating under Community Choice. Community Choice did not define stranded costs, or their recovery, and had specified May 1, 2000, for the beginning of retail choice. As a

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

result, TNMP has reduced its accrual for potential stranded costs related to its purchased power contracts in New Mexico from $3.4 million as of December 31, 1998, to $2.1 million as of December 31, 1999. Stranded costs in New Mexico could ultimately be in a range from zero to $6 million, depending on the market price of purchased power at the onset of competition.

   TNMP is required to file its plan for complying with the Act by June 1, 2000.

   On June 8, 1999, the NMPRC entered a Final Order terminating Community Choice. By terminating Community Choice, the NMPRC placed TNMP on the same timetable as other New Mexico utilities with regard to retail competition and restored the pass-through of purchased power costs to customers effective July 1, 1999. Under Community Choice, purchased power costs were a fixed component of base rates. Therefore, the difference between the actual amounts recovered from customers and actual purchased power costs affected operating income.

   Community Choice provided for the filing of a rate case by TNMP on June 1, 1999. TNMP and the NMPRC Staff have reached a settlement, and have submitted the settlement to the NMPRC for approval. The settlement calls for a decrease in TNMP's base rates of $1.8 million, or 6%, effective October 1, 1999. TNMP has reflected the base rate reductions in its fourth quarter revenues. TNMP expects the NMPRC to act on the proposed settlement during the second quarter of 2000.

Note 4. Discontinued Nonregulated Operations

   Management, with approval from the Board of Directors, authorized a plan to discontinue the construction activities of FWI in late 1997. During the third quarter of 1998, TNP elected to discontinue all remaining operations of FWI.

   The pre-tax loss on discontinued operations recognized in 1998 was $19.6 million ($12.7 million, net of taxes, or $0.96 per share). The 1998 pre-tax loss resulted from construction delays, a shortage of skilled labor, and job site performance problems. Due to these reasons, there were a few jobs not completed at December 31, 1999. TNP expects the jobs to be completed during early 2000.

   The pre-tax loss on discontinued operations recognized in 1997 was $19.8 million ($12.9 million, net of taxes, or $0.98 per share). All losses incurred by FWI, both construction and service, incurred in 1997 have been reclassified as losses from discontinued operations.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 5. Employee Benefit Plans

 Pension and Postretirement Benefits Plans

   TNMP has a defined benefit pension plan covering substantially all of its employees. Benefits are based on an employee's years of service and compensation. TNMP's funding policy is to contribute the minimum amount required by federal funding standards. TNMP also sponsors a health care plan that provides postretirement medical and death benefits to retirees who satisfied minimum age and service requirements during employment.

                                        Pension
                                       Benefits       Postretirement Benefits
                                    ----------------  ------------------------
                                     1999     1998       1999         1998
                                    -------  -------  -----------  -----------
                                                (In thousands)
Change in projected benefit
 obligation:
  Benefit obligation at beginning
   of year......................... $76,395  $76,316  $    10,875  $    10,651
    Service cost...................   1,705    1,439          362          309
    Interest cost..................   5,010    5,055          722          736
    Participant contributions......     --       --           179          183
    Plan amendments................     --      (873)         --           --
    Actuarial (gain) or loss,
     including changes in discount
     rate..........................  (7,540)   1,366       (1,468)         442
    Benefits paid..................  (6,926)  (6,908)      (1,701)      (1,446)
                                    -------  -------  -----------  -----------
  Benefit obligation at end of
   year............................ $68,644  $76,395  $     8,969  $    10,875
                                    =======  =======  ===========  ===========

                                    Pension Benefits   Postretirement Benefits
                                    -----------------  -----------------------
                                      1999     1998       1999         1998
                                    --------  -------  -----------  -----------
Change in plan assets:
  Fair value of plan assets at
   beginning of year..............  $ 97,714  $95,751  $     9,936  $     8,274
    Actual return on plan assets,
     net of expenses..............    13,409    8,871         (198)       1,105
    Employer contributions........       --       --           618        1,597
    Participant contributions.....       --       --           179          183
    Benefits paid.................    (6,926)  (6,908)      (1,680)      (1,223)
                                    --------  -------  -----------  -----------
  Fair value of plan assets at end
   of year........................  $104,197  $97,714  $     8,855  $     9,936
                                    ========  =======  ===========  ===========
Reconciliation of funded status:
  Funded status...................  $ 35,553  $21,319  $      (113) $      (938)
  Unrecognized actuarial gain.....   (39,551) (25,620)      (6,560)      (6,216)
  Unrecognized transition (asset)
   or obligation..................       (11)     (35)       4,216        4,540
  Unrecognized prior service
   cost...........................    (1,996)  (2,152)         --           --
                                    --------  -------  -----------  -----------
    Prepaid (accrued) benefit
     cost.........................  $ (6,005) $(6,488) $    (2,457) $    (2,614)
                                    ========  =======  ===========  ===========
Components of net periodic benefit
 cost:
  Service cost....................  $  1,705  $ 1,439  $       362  $       309
  Interest cost...................     5,010    5,055          722          736
  Expected return on plan assets..    (7,018)  (6,664)        (583)        (484)
  Amortization of prior service
   cost...........................      (156)    (156)         --           --
  Amortization of transitional
   (asset) or obligation..........       (24)     (24)         325          325
  Recognized actuarial gain.......       --       --          (344)        (326)
                                    --------  -------  -----------  -----------
    Net periodic benefit cost.....  $   (483) $  (350) $       482  $       560
                                    ========  =======  ===========  ===========
Weighted-average assumptions as of
 December 31:
  Discount rate...................      8.00%    6.75%        8.00%        6.75%
  Expected long-term rate of
   return on plan assets..........      9.50%    9.50%        5.25%        5.25%
  Average rate of compensation
   increase.......................      4.00%    4.00%         N/A          N/A

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The assumed health care cost trend rate used to measure the expected cost of benefits was 5.2% for 1999 and is assumed to trend downward slightly each year to 4.3% for 2003 and thereafter. Assumed health care cost trend rates could have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

                                     One-Percentage-Point One-Percentage-Point
                                     -------------------- --------------------
                                           Increase             Decrease
                                     -------------------- --------------------
     Effect on total of service and
      interest cost components for
      1999.........................          $ 1                  $ (3)
     Effect on year-end 1999
      postretirement benefit
      obligation...................           27                   (32)

 Incentive Plans

   TNP and TNMP have several incentive compensation plans. All employees participate in one or more of these plans. Incentive compensation is based on meeting key financial and operational performance goals such as cash value added, customer satisfaction, and system reliability measures. Operating expenses for 1999, 1998, and 1997 included costs for the various cash and equity plans of $5.3 million, $5.9 million, and $6.0 million, respectively.

 Other Employee Benefits

   TNMP has a 401(k) plan designed to enhance the other retirement plans available to its employees. Employees may invest their contributions in fixed income securities, mutual funds, or TNP common stock. TNMP's contributions are used to purchase TNP common stock, which employees may later convert to other investment options.

   TNMP has change in control severance agreements with certain members of management and other key personnel. The contracts provide for lump sum compensation payments and other rights in the event of termination of employment or other adverse treatment of such persons following a "change in control" of TNP or TNMP. Such event is defined to include, among other things, substantial changes in the corporate structure, ownership, or board of directors of either entity. The Merger described in Note 2 is considered a "change in control" event. The Merger Agreement requires that employment contracts be accepted by four specific employees, and by at least six of a group of 11 other employees.

   An excess benefit plan has been provided for certain key personnel and retired employees, whose benefits are restricted by federal law. The payment of benefits under the excess benefit plan is partially funded under an insurance policy arrangement.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 6. Income Taxes

   Components of income taxes were as follows:

                                   TNP                       TNMP
                          ------------------------  -------------------------
                           1999     1998    1997     1999     1998     1997
                          -------  ------  -------  -------  -------  -------
                                          (In thousands)
Taxes on net operating
 income:
  Federal--current....... $10,161  $9,751  $12,251  $11,652  $ 6,299  $ 9,140
  State--current.........     582     164      428      645      197      428
  Federal--deferred......   5,849   3,962    6,747    6,029    8,872    9,963
  ITC adjustments........   2,528   1,603    1,816    2,473    1,495    2,531
                          -------  ------  -------  -------  -------  -------
                           19,120  15,480   21,242   20,799   16,863   22,062
                          -------  ------  -------  -------  -------  -------

Taxes on other income
 (loss):
  Federal--current.......  (2,229)   (313)    (534)    (640)    (313)    (534)
  Federal--deferred......     687     760      687      687      687      687
  ITC adjustments........    (324)   (322)    (410)    (324)    (322)    (410)
                          -------  ------  -------  -------  -------  -------
                          (1,866)     125     (257)    (277)      52     (257)
                          -------  ------  -------  -------  -------  -------

Tax benefit from
 discontinued
 nonregulated operations
 (Note 4)................      --  (6,843)  (6,660)      --       --       --
                          -------  ------  -------  -------  -------  -------
    Total income taxes... $17,254  $8,762  $14,325  $20,522  $16,915  $21,805
                          =======  ======  =======  =======  =======  =======

   The amounts for total income taxes differ from the amounts computed by applying the appropriate federal income tax rate to earnings (loss) before income taxes for the following reasons:

                                    TNP                       TNMP
                           ------------------------  -------------------------
                            1999     1998    1997     1999     1998     1997
                           -------  ------  -------  -------  -------  -------
                                           (In thousands)
Tax at statutory tax
 rate..................... $16,393  $9,796  $15,252  $20,762  $17,864  $22,854
  Amortization of
   accumulated deferred
   ITC....................  (1,632) (1,525)  (1,403)  (1,632)  (1,525)  (1,403)
  Amortization of excess
   deferred taxes.........    (141)   (141)    (141)    (141)    (141)    (141)
  State income taxes......   1,044     197      428    1,107      197      428
  ITC related to 1995
  PUCT disallowance.......    (324)   (322)    (410)    (324)    (322)    (410)
  Other, net..............   1,914     757      599      750      842      477
                           -------  ------  -------  -------  -------  -------
    Actual income taxes... $17,254  $8,762  $14,325  $20,522  $16,915  $21,805
                           =======  ======  =======  =======  =======  =======

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The tax effects of temporary differences that gave rise to significant portions of net current and net noncurrent deferred income taxes as of December 31, 1999, and 1998, are presented below.

                                            TNP                  TNMP
                                    --------------------  --------------------
                                      1999       1998       1999       1998
                                    ---------  ---------  ---------  ---------
                                                (In thousands)
Current deferred income taxes:
  Deferred tax assets:
    Unbilled revenues.............. $     673  $      91  $     673  $      91
    Other..........................     2,273      2,999      1,382        115
                                    ---------  ---------  ---------  ---------
                                        2,946      3,090      2,055        206
  Deferred tax liability:
    Recoverable stranded costs.....    (2,648)       --      (2,648)       --
    Deferred purchased power and
     fuel costs....................    (7,841)      (855)    (7,841)      (855)
                                    ---------  ---------  ---------  ---------
      Current deferred income
       taxes, net.................. $  (7,543) $   2,235  $  (8,434) $    (649)
                                    =========  =========  =========  =========
Noncurrent deferred income taxes:
  Deferred tax assets:
    Minimum tax credit
     carryforwards................. $  29,624  $  30,241  $  33,365  $  34,437
    ITC carryforwards..............     1,482      5,018        --       3,206
    Regulatory related items.......    13,493     12,731     13,493     12,731
    Accrued employee benefit
     costs.........................     3,109      3,330      3,109      3,330
    Excess earnings................     7,825        --       7,825        --
    Other..........................     1,384       (890)     1,156        694
                                    ---------  ---------  ---------  ---------
                                       56,917     50,430     58,948     54,398
                                    ---------  ---------  ---------  ---------
  Deferred tax liabilities:
    Utility plant, principally due
     to depreciation and basis
     differences...................  (135,973)  (135,870)  (135,973)  (135,870)
    Deferred charges...............   (12,257)    (4,611)   (12,257)    (4,611)
    Recoverable stranded costs
     (noncurrent)..................    (4,455)       --      (4,455)       --
    Regulatory related items.......    (1,428)    (7,295)    (1,428)    (7,295)
                                    ---------  ---------  ---------  ---------
                                     (154,113)  (147,776)  (154,113)  (147,776)
                                    ---------  ---------  ---------  ---------
      Noncurrent deferred income
       taxes, net.................. $ (97,196) $ (97,346) $ (95,165) $ (93,378)
                                    =========  =========  =========  =========

   Federal tax carryforwards as of December 31, 1999, were as follows:

                                                                   TNP    TNMP
                                                                 ------- -------
                                                                 (In thousands)
      Minimum tax credits
        Amount.................................................. $29,624 $33,365
        Expiration period.......................................    None    None
      Investment tax credit
        Amount.................................................. $ 1,482 $   --
        Expiration period.......................................    2005

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 7. Long-Term Debt

 First Mortgage Bonds

   FMBs issued under the Bond Indenture are secured by substantially all utility plant owned directly by TNMP. The Bond Indenture restricts cash dividend payments on TNMP common stock.

   The maximum amount of any additional FMBs that TNMP can issue is determined by both a collateral requirement and by an interest coverage requirement. The collateral requirement is a function of property additions, previously redeemed FMBs, and cash deposited with the trustee. As of December 31, 1999, the collateral requirement was more restrictive than the interest coverage requirement, and TNMP could therefore issue up to $96 million of additional FMBs.

 Secured Debentures

   TNMP's Series A, 10.75% secured debentures ($140 million) are secured with a first lien on a portion of Unit 1, and by second liens on substantially all utility plant in Texas owned directly by TNMP. The secured debentures also contain restrictions on dividends and asset dispositions.

 Senior Notes

   In January 1999, TNMP issued $175 million of 6.25% Senior Notes due in 2009 and used the proceeds to retire $130 million of its 12.5% Secured Debentures and reduce outstanding borrowings under the credit facilities. The Senior Notes were issued under a new indenture that allows the issuance of unsecured debt. The new notes are initially secured by FMBs. However, when TNMP repays its existing FMBs and secured debentures, the collateral securing the Senior Notes can be released. The Senior Notes would become unsecured, but will remain the senior debt obligations of TNMP.

 Revolving Credit Facilities

   The following table summarizes the terms of TNP's and TNMP's revolving credit facilities at December 31,1999:

                                                               1999 Average
                           Total      Amount      Commitment     Interest
                         Commitment Outstanding    Expires         Rate     Security
                         ---------- ----------- -------------- ------------ ---------
                             (in thousands)
1998 TNP Facility.......  $50,000     $   --     November 2003     5.49%    Unsecured
1996 TNMP Facility......   80,000      26,000   September 2001     6.11%    Unsecured

   The composite average borrowing rates under TNMP's credit facilities were 6.11% and 6.99% for 1999 and 1998, respectively.

   TNMP has a $50 million interest rate collar to mitigate exposure to variable interest rates. The collar sets floor and ceiling rates on the 90-day LIBOR rate at 5.25% and 7.50%, respectively. The term of the interest rate collar is September 1997 through September 2000. TNMP also has a $100 million interest rate collar to mitigate the risk of refinancing the debt that matures or is callable in 2000. The collar sets floor and ceiling rates on the 10-year U. S. Treasury bond at 4.91% and 6.25%, respectively. The collar expires, and is exercisable only on, September 15, 2000.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   TNMP believes that cash flow from operations, borrowings in the capital markets, and periodic borrowings under the credit facilities will be sufficient to retire or refinance $100 million of its 9.25%, Series U, FMBs, and meet its other capital requirements through the end of 2000.

   Under specified conditions, TNMP's credit facilities restrict the payment of cash dividends on TNMP common stock. The credit facilities also prohibit the sale, lease, transfer, or other disposition of assets other than in the ordinary course of business.

 Maturities

   As of December 31, 1999, scheduled maturities of long-term debt for the five years following 1999 are as follows:

                                  Credit          Secured
       Year        FMBs         Facilities       Debentures        Total
       ----      --------       ----------       ----------       --------
                                     (In thousands)
       2000      $100,000        $    --          $     --        $100,000
       2001            --         26,000                --          26,000
       2002            --             --                --              --
       2003            --             --           140,000         140,000
       2004            --             --                --              --

   In January 1999, TNMP retired upon their maturity, $130 million of 12.5% secured debentures, and issued $175 million of 6.25% Senior Notes due in 2009. TNMP's Series A, 10.75% Secured Debentures due 2003 of $140 million are callable at par on September 15, 2000.

Note 8. Capital Stock and Dividends

 TNP

   In November 1998, TNP increased its quarterly dividend from $0.27 to $0.29 per share.

 TNMP

   The 1996 TNMP Credit Facility restricts the payment of cash dividends by TNMP. As of December 31, 1999, $27.7 million of unrestricted retained earnings were available for dividends.

Note 9. Segment and Related Information

   During 1998, TNP adopted FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information". In 1998, TNP reported two segments, TNMP, which provides regulated electric service in Texas and New Mexico, and FWI, which before operations were discontinued, provided integrated mechanical, electrical, plumbing and other maintenance and repair services to commercial customers in Texas metropolitan areas.

   The operations of TNMP have been separated into two segments, Texas and New Mexico. TNP manages the segments separately to respond to the differing operational and regulatory climates in the two states.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intersegment revenues are not material.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following tables present information about profits, losses and assets of TNP's reportable segments (in thousands). In the tables below, "Total assets" for Texas and New Mexico includes only net utility plant. All other assets are included in All Other and Eliminations.

                                                        Twelve Months Ended
                                                            December 31,
                                                     --------------------------
                                                       1999     1998     1997
                                                     -------- -------- --------
Texas
-----
Operating revenues.................................. $492,535 $500,556 $499,978
Depreciation and amortization.......................   35,754   37,370   34,416
Charge for recovery of stranded plant...............   23,376       --       --
Income taxes........................................   17,719   13,938   19,323
Interest revenue....................................      601      829    1,315
Total interest charges..............................   39,936   50,253   53,247
Income from continuing operations...................   34,819   29,008   38,323
Loss from discontinued nonregulated operations......       --       --       --
Net income..........................................   34,819   29,008   38,323
Total assets........................................  821,160  840,258  846,482
Property additions..................................   36,710   33,774   25,193

New Mexico

Operating revenues.................................. $ 83,558 $ 85,337 $ 78,556
Depreciation and amortization.......................    5,368    4,791    4,566
Charge for recovery of stranded plant...............       --       --       --
Income taxes........................................    3,080    2,925    2,739
Interest revenue....................................      106      115      182
Total interest charges..............................    3,188    3,473    3,665
Income from continuing operations...................    4,624    5,313    5,595
Loss from discontinued nonregulated operations......       --       --       --
Net income..........................................    4,624    5,313    5,595
Total assets........................................   86,541   82,574   76,768
Property additions..................................    4,202    3,732    2,749

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                              Twelve Months Ended
                                 December 31,
                          -----------------------------
                            1999       1998      1997
                          ---------  --------  --------
All Other and
 Eliminations
-------------
Operating revenues......  $      57  $     48  $     --
Depreciation and
 amortization...........         --         2         2
Charge for recovery of
 stranded plant.........         --        --        --
Income taxes............     (1,679)   (1,383)     (820)
Interest revenue........        253       391       326
Total interest charges..        619       159        --
Income (loss) from
 continuing operations..     (9,276)   (2,187)   (1,357)
Loss from discontinued
 nonregulated
 operations.............         --    12,710    12,883
Net income (loss).......     (9,276)  (14,897)  (14,240)
Total assets............     93,498    70,933    68,676
Property additions......        132     1,048     2,067

Consolidated

Operating revenues......  $ 576,150  $585,941  $578,534
Depreciation and
 amortization...........     41,122    42,163    38,984
Charge for recovery of
 stranded plant.........     23,376        --        --
Income taxes............     19,120    15,480    21,242
Interest revenue........        960     1,335     1,823
Total interest charges..     43,743    53,885    56,912
Income (loss) from
 continuing operations..     30,167    32,134    42,561
Loss from discontinued
 nonregulated
 operations.............         --    12,710    12,883
Net income..............     30,167    19,424    29,678
Total assets............  1,001,199   993,765   991,926
Property additions......     41,044    38,554    30,009

Note 10. Commitments and Contingencies

 Fuel Supply Agreement

   TNMP has an agreement with the Walnut Creek Mining Company to purchase lignite for TNP One through at least 2017. Depending on the output of TNP one, the contract could supply the plant for several years beyond 2017. Phillips Coal Company and Peter Kiewit Sons' jointly own Walnut Creek Mining Company, Inc.

 Wholesale Purchased Power Agreements

   TNMP purchases approximately 80% of its electricity requirements from various wholesale suppliers. These contracts are scheduled to expire in various years through 2005.

   In 1999, Clear Lake was TNMP's largest wholesale supplier of electricity. In 1999, Clear Lake supplied approximately 23% of TNMP's Texas capacity and 16% of its Texas energy requirements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   At December 31, 1999, TNMP had various outstanding commitments for take or pay agreements, including the fuel supply agreement discussed above. Detailed below are the fixed and determinable portion of the obligations (amounts in millions):

                                                  2000  2001  2002  2003  2004
                                                 ------ ----- ----- ----- -----
Purchased power agreements...................... $ 76.1 $66.6 $36.7 $22.7 $11.5
Fuel supply agreements..........................   32.4  31.6  30.7  31.5  32.3
                                                 ------ ----- ----- ----- -----
    Total....................................... $108.5 $98.2 $67.4 $54.2 $43.8
                                                 ====== ===== ===== ===== =====

 Legal Actions

   Clear Lake. TNMP and Clear Lake Limited Partnership ("Clear Lake") agreed in March 1999 to settle the lawsuit styled Clear Lake Cogeneration Limited Partnership vs. Texas-New Mexico Power Company, pending in the 234th District Court of Harris County, Texas, and the parallel proceeding pending before the PUCT. The PUCT approved the settlement on July 15, 1999. These proceedings arose out of disagreements between TNMP and Clear Lake over the interpretation of certain terms of an agreement under which TNMP purchases cogenerated electricity from Clear Lake.

   Under the settlement, TNMP, Clear Lake, and Calpine Power Services Company (an affiliate of Clear Lake) have entered into a revised purchased power contract effective as of October 1, 1998, governing energy and capacity transactions between the parties. In addition, TNMP paid Clear Lake $8 million, which TNMP expects to recover through customer rates.

   Phillips Petroleum. TNMP is the defendant in a suit styled Phillips Petroleum Company vs. Texas-New Mexico Power Company, filed on October 1, 1997 and pending in the 149th State District Court of Brazoria County, Texas. The suit, which is in the discovery stage, is based on events surrounding an interruption of electricity to a petroleum refinery and related facilities that occurred in May 1997. Phillips Petroleum Company is seeking the recovery of damages arising from the interruption and in May 1999 demanded payment in the amount of $47.1 million. TNMP's tariff approved by the PUCT contains limitations against recovery of the great majority of Phillip's alleged damages. The Texas Supreme Court, in another matter, has recently upheld the enforceability of such tariff limitations in litigation of this type; TNMP believes the ruling will operate to substantially limit any recovery by Phillips to the cost of its electrical equipment, in the event that any are awarded in this matter. Discovery has not sufficiently progressed to quantify any damages to Phillips' electrical equipment; however, Phillips has previously reported to the SEC that it incurred costs of approximately $2.0 million in this interruption. In May 1999, TNMP filed a Third Party Petition naming Sweeny Cogeneration Limited Partnership, the operator of cogeneration and related facilities at the Phillips refinery, as a defendant. TNMP has previously charged to earnings the deductible amount of its insurance coverage, $500,000.

   Power Resource Group. TNMP is a defendant in a suit styled Power Resource Group, Inc. v. Public Utility Commission of Texas and Texas-New Mexico Power Company, pending in the 345th District Court of Travis County, Texas. This lawsuit, which was originally filed on May 21, 1999, appeals the PUCT's dismissal of a regulatory case that Power Resource Group, Inc. had filed against TNMP. PR Group is a developer of electric generating plants that are intended to be qualifying cogeneration facilities. This lawsuit and the regulatory case it appeals both stem from discontinued negotiations for power supply. PR Group alleged that TNMP was required to buy power to be generated from an as-yet-unbuilt cogeneration facility. TNMP filed its original answer with the court on June 28, 1999.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   In an amended petition filed January 13, 2000, PR Group asserts a claim of damages of at least $158,000,000. It bases its claim on the assertion that it was damaged when TNMP refused to execute an agreement after the aforementioned discontinued negotiations, that TNMP profited significantly from PR Group's work, that TNMP is in error when it relies on a PUCT order dismissing PR Group's petition before the PUCT on substantially the same facts, and that TNMP misrepresented that it would enter into a contract with PR Group to purchase energy and capacity at rates equal to or below TNMP's avoided costs. TNMP believes that PR Group's claims are without merit and intends to contest this claim vigorously.

   TNMP is involved in various claims and other legal actions arising in the ordinary course of business. In the opinion of management, the ultimate dispositions of these matters, as well as those described above, will not have a material adverse effect on TNMP's and TNP's consolidated financial position or results of operations.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                                  (Unaudited)

                                                                Predecessor
                                                             ------------------
                                          Three Months Ended Three Months Ended
                                            June 30, 2000      June 30, 1999
                                          ------------------ ------------------
                                                     (In thousands)
OPERATING REVENUES.......................      $155,931           $144,027
                                               --------           --------
OPERATING EXPENSES:
  Purchased power and fuel...............        81,314             66,982
  Other operating and maintenance........        25,703             28,608
  Depreciation and amortization..........        12,975              9,513
  Charge for recovery of stranded plant..         3,396              1,903
  Taxes other than income taxes..........         9,142              8,285
  Income taxes...........................         1,395              6,561
                                               --------           --------
    Total operating expenses.............       133,925            121,852
                                               --------           --------
NET OPERATING INCOME.....................        22,006             22,175
                                               --------           --------
OTHER INCOME:
  Other income and deductions, net.......           328                777
  Income taxes...........................           (76)               180
                                               --------           --------
    Other income, net of taxes...........           252                957
                                               --------           --------
INCOME BEFORE INTEREST CHARGES...........        22,258             23,132
                                               --------           --------
INTEREST CHARGES:
  Interest on long-term debt.............        19,617              9,688
  Other interest and amortization of
   debt-related costs....................         2,109              1,041
                                               --------           --------
    Total interest charges...............        21,726             10,729
                                               --------           --------
NET INCOME...............................           532             12,403
Dividends on preferred stock and other...         3,314                (94)
                                               --------           --------
INCOME (LOSS) APPLICABLE TO COMMON
 STOCK...................................      $ (2,782)          $ 12,497
                                               ========           ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  TNP ENTERPRISES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                (Unaudited)

                                                         Predecessor
                                             -----------------------------------
                          Three Months Ended Three Months Ended Six Months Ended
                            June 30, 2000      March 31, 2000    June 30, 1999
                          ------------------ ------------------ ----------------
                                              (In thousands)
OPERATING REVENUES......       $155,931           $124,526          $262,153
                               --------           --------          --------
OPERATING EXPENSES:
 Purchased power and
  fuel..................         81,314             59,550           124,354
 Other operating and
  maintenance...........         25,703             29,398            52,432
 Depreciation and
  amortization..........         12,975             10,230            19,487
 Charge for recovery of
  stranded plant........          3,396              1,629             5,653
 Taxes other than
  income taxes..........          9,142              7,941            16,285
 Income taxes...........          1,395              1,745             7,274
                               --------           --------          --------
   Total operating
    expenses............        133,925            110,493           225,485
                               --------           --------          --------
NET OPERATING INCOME....         22,006             14,033            36,668
                               --------           --------          --------
OTHER INCOME:
 Other income and
  deductions, net.......            328                465               939
 Income taxes...........            (76)              (131)              298
                               --------           --------          --------
   Other income, net of
    taxes...............            252                334             1,237
                               --------           --------          --------
INCOME BEFORE INTEREST
 CHARGES................         22,258             14,367            37,905
                               --------           --------          --------
INTEREST CHARGES:
 Interest on long-term
  debt..................         19,617              9,626            19,912
 Other interest and
  amortization of debt-
  related costs.........          2,109                888             2,457
                               --------           --------          --------
   Total interest
    charges.............         21,726             10,514            22,369
                               --------           --------          --------
NET INCOME..............            532              3,853            15,536
 Dividends on preferred
  stock and other.......          3,314                  5               (58)
                               --------           --------          --------
INCOME (LOSS) APPLICABLE
 TO COMMON STOCK........       $ (2,782)          $  3,848          $ 15,594
                               ========           ========          ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  TNP ENTERPRISES, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (Unaudited)

                                                              Predecessor
                                                       -------------------------
                                             Three        Three         Six
                                          Months Ended Months Ended Months Ended
                                            June 30,    March 31,     June 30,
                                              2000         2000         1999
                                          ------------ ------------ ------------
                                                      (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Cash received from sales to custom-
  ers...................................   $ 139,920    $ 102,091    $ 235,599
 Purchased power and fuel costs paid....     (69,107)     (63,613)    (125,301)
 Cash paid for payroll and to other
  suppliers.............................     (24,686)     (24,234)     (51,345)
 Interest paid, net of amounts capital-
  ized..................................      (8,954)     (14,690)     (16,507)
 Income taxes (paid) refunded...........        (801)       5,500        3,391
 Other taxes paid.......................      (6,083)     (17,089)     (22,886)
 Other operating cash receipts and pay-
  ments, net............................        (200)         147           (7)
                                           ---------    ---------    ---------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES.............................      30,089      (11,888)      22,944
                                           ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Merger costs, net of cash acquired.....    (604,968)         --           --
 Additions to utility plant.............     (10,588)      (9,200)     (21,327)
 Withdrawals from escrow account........         --           --         1,902
 Proceeds from other investments........         702          --           100
                                           ---------    ---------    ---------
NET CASH USED IN INVESTING ACTIVITIES...    (614,854)      (9,200)     (19,325)
                                           ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid on preferred and common
  stocks................................      (1,826)      (3,926)      (7,817)
 Borrowings from (repayments to) re-
  volving credit facilities--net........     (13,000)      21,000      (43,500)
 Issuances:
   TNP senior subordinated notes........     275,000          --           --
   TNP term loan........................     160,000          --           --
   TNMP senior notes, net of discount...         --           --       174,164
   TNMP backstop facility...............     203,000          --           --
   TNP preferred stock, net of dis-
    count...............................      99,000          --           --
   TNP common stock.....................     100,000        1,202        3,956
   Financing costs......................     (21,596)         --        (1,577)
 Redemptions:
   TNMP secured debentures..............    (112,776)         --      (130,000)
   TNMP first mortgage bonds............     (90,506)         --           --
   TNP term loan........................        (400)         --           --
   TNMP preferred stock, net of gain....         --          (117)      (1,100)
                                           ---------    ---------    ---------
NET CASH PROVIDED BY (USED IN) FINANCING
 ACTIVITIES.............................     596,896       18,159       (5,874)
                                           ---------    ---------    ---------
NET CHANGE IN CASH AND CASH EQUIVA-
 LENTS..................................      12,131       (2,929)      (2,255)
CASH AND CASH EQUIVALENTS AT BEGINNING
 OF PERIOD..............................         --        14,456       12,216
                                           ---------    ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF PE-
 RIOD...................................   $  12,131    $  11,527    $   9,961
                                           =========    =========    =========
RECONCILIATION OF NET INCOME TO NET CASH
 PROVIDED BY
 (USED IN) OPERATING ACTIVITIES:
 Net income.............................   $     532    $   3,853    $  15,536
 Adjustments to reconcile net income to
  net cash provided by (used in)
  operating activities:
   Depreciation and amortization........      12,975       10,230       19,487
   Charge for recovery of stranded
    plant...............................       3,396        1,629        5,653
   Purchased power settlement adjust-
    ment................................         --        (2,425)         --
   Amortization of debt-related costs
    and other deferred charges..........       2,129          957        2,370
   Allowance for funds used during con-
    struction...........................         (96)         (82)        (382)
   Deferred income taxes................         551        2,541       (1,896)
   Investment tax credits...............        (400)        (401)       3,599
   Deferred purchased power and fuel
    costs...............................      (7,280)      (2,535)      (4,830)
 Cash flows impacted by changes in cur-
  rent assets and liabilities:
   Accounts payable.....................      11,481       (2,740)      (1,862)
   Accrued interest.....................      10,787       (4,990)       3,648
   Accrued taxes........................       4,304       (3,825)         856
   Reserve for customer refund..........         639          838      (10,725)
   Changes in other current assets and
    liabilities.........................      (6,511)     (15,320)      (8,921)
Other, net..............................      (2,418)         382          411
                                           ---------    ---------    ---------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES.............................   $  30,089    $ (11,888)   $  22,944
                                           =========    =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                  TNP ENTERPRISES, INC. AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS

                                                                   Predecessor
                                                                   ------------
                                                     June 30, 2000 December 31,
                                                      (Unaudited)      1999
                                                     ------------- ------------
                                                           (In thousands)
ASSETS
UTILITY PLANT:
 Electric plant.....................................  $  645,499    $1,288,104
 Construction work in progress......................       4,866         2,501
                                                      ----------    ----------
     Total..........................................     650,365     1,290,605
 Less accumulated depreciation......................       7,879       382,627
                                                      ----------    ----------
     Net utility plant..............................     642,486       907,978
                                                      ----------    ----------
OTHER PROPERTY AND INVESTMENTS, at cost.............       3,636         4,243
                                                      ----------    ----------
CURRENT ASSETS:
 Cash and cash equivalents..........................      12,131        14,456
 Accounts receivable................................      12,675         8,384
 Inventories, at lower of average cost or market:
   Fuel.............................................       1,123           575
   Materials and supplies...........................       4,001         3,834
 Other current assets...............................       2,177           939
                                                      ----------    ----------
     Total current assets...........................      32,107        28,188
                                                      ----------    ----------
LONG-TERM AND OTHER ASSETS:
 Goodwill...........................................     285,549           --
 Recoverable stranded costs.........................     281,074        19,256
 Deferred purchased power and fuel costs............      31,612        21,797
 Deferred charges...................................      28,912        19,737
                                                      ----------    ----------
     Total long-term and other assets...............     627,147        60,790
                                                      ----------    ----------
                                                      $1,305,376    $1,001,199
                                                      ==========    ==========
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
 Common shareholders' equity:
   Common stock, no par value per share--Authorized
    1,000,000 and
    50,000,000 shares, issued 100 and 13,416,556
    shares..........................................  $  100,000    $  196,685
   Other paid-in-capital............................      (3,245)          --
   Retained earnings (accumulated deficit)..........      (2,782)      130,425
                                                      ----------    ----------
     Total common shareholders' equity..............      93,973       327,110
 Redeemable cumulative preferred stock..............      98,269         1,664
 Long-term debt, less current maturities............     634,509       340,244
                                                      ----------    ----------
     Total capitalization...........................     826,751       669,018
                                                      ----------    ----------
CURRENT LIABILITIES:
 Current maturities of long-term debt...............     248,094       100,000
 Accounts payable...................................      29,041        20,300
 Accrued interest...................................      14,217         8,420
 Accrued taxes......................................      13,297        12,818
 Customers' deposits................................       4,214         3,786
 Accumulated deferred income taxes..................      10,315         7,543
 Reserve for customer refund........................       2,159           682
 Other current liabilities..........................      13,665        29,720
                                                      ----------    ----------
     Total current liabilities......................     335,002       183,269
                                                      ----------    ----------
LONG-TERM AND OTHER LIABILITIES:
 Regulatory tax liabilities.........................       6,460         6,633
 Accumulated deferred income taxes..................      97,728        97,196
 Accumulated deferred investment tax credits........      23,177        23,978
 Deferred credits...................................      16,258        21,105
                                                      ----------    ----------
     Total long-term and other liabilities..........     143,623       148,912
                                                      ----------    ----------
COMMITMENTS AND CONTINGENCIES (Note 6)
                                                      ----------    ----------
                                                      $1,305,376    $1,001,199
                                                      ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

              TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

           (a wholly owned subsidiary of TNP Enterprises, Inc.)

                     CONSOLIDATED STATEMENTS OF INCOME

                                (Unaudited)

                                          Three Months      Six Months Ended
                                         Ended June 30,         June 30,
                                        ------------------  ------------------
                                          2000      1999      2000      1999
                                        --------  --------  --------  --------
                                         (In thousands)      (In thousands)
OPERATING REVENUES..................... $155,918  $144,014  $280,430  $262,125
                                        --------  --------  --------  --------
OPERATING EXPENSES:
  Purchased power and fuel.............   81,314    66,982   140,864   124,354
  Other operating and maintenance......   24,093    26,321    47,699    49,344
  Depreciation of utility plant........   10,281     9,513    20,512    19,487
  Charge for recovery of stranded
   plant...............................    3,396     1,903     5,025     5,653
  Taxes other than income taxes........    8,907     8,172    16,729    16,052
  Income taxes.........................    5,787     7,540     9,414     8,584
                                        --------  --------  --------  --------
    Total operating expenses...........  133,778   120,431   240,243   223,474
                                        --------  --------  --------  --------
NET OPERATING INCOME...................   22,140    23,583    40,187    38,651
                                        --------  --------  --------  --------
OTHER INCOME:
  Other income and deductions, net.....      198     1,026       528     1,100
  Income taxes.........................      (76)       90      (207)      232
                                        --------  --------  --------  --------
    Other income, net of taxes.........      122     1,116       321     1,332
                                        --------  --------  --------  --------
INCOME BEFORE INTEREST CHARGES.........   22,262    24,699    40,508    39,983
                                        --------  --------  --------  --------
INTEREST CHARGES:
  Interest on long-term debt...........    9,333     9,462    18,927    19,516
  Other interest and amortization of
   debt-related costs..................    1,726     1,041     2,615     2,457
                                        --------  --------  --------  --------
    Total interest charges.............   11,059    10,503    21,542    21,973
                                        --------  --------  --------  --------
NET INCOME.............................   11,203    14,196    18,966    18,010
Dividends on preferred stock and
 other.................................       18       (94)       23       (58)
                                        --------  --------  --------  --------
INCOME APPLICABLE TO COMMON STOCK...... $ 11,185  $ 14,290  $ 18,943  $ 18,068
                                        ========  ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

              TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

           (a wholly owned subsidiary of TNP Enterprises, Inc.)

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (Unaudited)

                                                           Six Months Ended
                                                                June 30
                                                          --------------------
                                                            2000       1999
                                                          ---------  ---------
                                                            (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Cash received from sales to customers................... $ 241,932  $ 233,573
 Purchased power and fuel costs paid.....................  (132,720)  (125,301)
 Cash paid for payroll and to other suppliers............   (41,074)   (41,398)
 Interest paid, net of amounts capitalized...............   (20,668)   (16,166)
 Income taxes (paid) refunded............................       (50)     3,391
 Other taxes paid........................................   (22,731)   (22,409)
 Other operating cash receipts and payments, net.........      (319)       (36)
                                                          ---------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                    24,370     31,654
                                                          ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to utility plant..............................   (19,778)   (21,050)
 Withdrawal from escrow account..........................       --       1,902
 Proceeds from other investments.........................       102        --
                                                          ---------  ---------
CASH FLOWS USED IN INVESTING ACTIVITIES..................   (19,676)   (19,148)
                                                          ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid on preferred and common stocks...........    (7,536)       (61)
 Borrowings from (repayments to) revolving credit
  facilities--net........................................     8,000    (54,000)
 Issuances:
   Senior notes, net of discount.........................       --     174,164
   Backstop facility.....................................   203,000        --
 Deferred expenses associated with financings............    (3,048)    (1,577)
 Redemptions:............................................
   Secured debentures....................................  (112,776)  (130,000)
   First mortgage bonds..................................   (90,506)       --
   Preferred stock, net of gain..........................      (117)    (1,100)
                                                          ---------  ---------
NET CASH USED IN FINANCING ACTIVITIES....................    (2,983)   (12,574)
                                                          ---------  ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS..................     1,711        (68)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.........     4,002      7,977
                                                          ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............... $   5,713  $   7,909
                                                          =========  =========
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
 OPERATING ACTIVITIES:
 Net income.............................................. $  18,966  $  18,010
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation of utility plant.........................    20,512     19,487
   Charge for recovery of stranded plant.................     5,025      5,653
   Purchased power settlement adjustment.................    (2,425)       --
   Amortization of debt-related costs and other deferred
    charges..............................................     2,703      3,756
   Allowance for funds used during construction..........      (178)      (382)
   Deferred income taxes.................................     5,494       (317)
   Investment tax credits................................      (801)     3,543
   Deferred purchased power and fuel costs...............    (9,815)    (4,830)
 Cash flows impacted by changes in current assets and
  liabilities:
   Accounts payable......................................     8,789     (1,258)
   Accrued interest......................................    (1,543)     3,593
   Accrued taxes.........................................      (425)     2,707
   Reserve for customer refund...........................     1,477    (10,725)
   Changes in other current assets and liabilities.......   (21,882)    (4,822)
Other, net...............................................    (1,527)    (2,761)
                                                          ---------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES................ $  24,370  $  31,654
                                                          =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

           (a wholly owned subsidiary of TNP Enterprises, Inc.)

                        CONSOLIDATED BALANCE SHEETS

                                                     June 30, 2000 December 31,
                                                      (Unaudited)      1999
                                                     ------------- ------------
                                                           (In thousands)
ASSETS
UTILITY PLANT:
 Electric plant.....................................  $1,302,234    $1,288,080
 Construction work in progress......................       4,866         2,501
                                                      ----------    ----------
     Total..........................................   1,307,100     1,290,581
 Less accumulated depreciation......................     399,054       382,627
                                                      ----------    ----------
     Net utility plant..............................     908,046       907,954
                                                      ----------    ----------
OTHER PROPERTY AND INVESTMENTS, at cost.............         206           213
                                                      ----------    ----------
CURRENT ASSETS:
 Cash and cash equivalents..........................       5,713         4,002
 Accounts receivable................................      10,689         6,347
 Inventories, at lower of average cost or market:
   Fuel.............................................       1,123           575
   Materials and supplies...........................       4,001         3,834
 Other current assets...............................       1,825           660
                                                      ----------    ----------
     Total current assets...........................      23,351        15,418
                                                      ----------    ----------
LONG-TERM AND OTHER ASSETS:
 Recoverable stranded costs.........................      15,481        19,256
 Deferred purchased power and fuel costs............      31,612        21,797
 Deferred charges...................................      17,645        19,757
                                                      ----------    ----------
     Total long-term and other assets...............      64,738        60,810
                                                      ----------    ----------
                                                      $  996,341    $  984,395
                                                      ==========    ==========
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
 Common shareholder's equity:
   Common stock, $10 par value per share
     Authorized 12,000,000 shares; issued 10,705
      shares........................................  $      107    $      107
   Other paid-in-capital............................     222,149       222,149
   Retained earnings................................     101,746        90,302
                                                      ----------    ----------
     Total common shareholder's equity..............     324,002       312,558
   Redeemable cumulative preferred stock............       1,534         1,664
   Long-term debt, less current maturities..........     201,509       340,244
                                                      ----------    ----------
     Total capitalization...........................     527,045       654,466
                                                      ----------    ----------
CURRENT LIABILITIES:
 Current maturities of long-term debt...............     246,494       100,000
 Accounts payable...................................      28,863        20,074
 Accrued interest...................................       6,845         8,388
 Accrued taxes......................................      13,764        14,189
 Customers' deposits................................       4,214         3,786
 Accumulated deferred income taxes..................      11,166         8,434
 Reserve for customer refund........................       2,159           682
 Other current liabilities..........................      11,927        28,015
                                                      ----------    ----------
     Total current liabilities......................     325,432       183,568
                                                      ----------    ----------
LONG-TERM AND OTHER LIABILITIES:
 Regulatory tax liabilities.........................       6,460         6,633
 Accumulated deferred income taxes..................      98,100        95,165
 Accumulated deferred investment tax credits........      23,177        23,978
 Deferred credits...................................      16,127        20,585
                                                      ----------    ----------
     Total long-term and other liabilities..........     143,864       146,361
                                                      ----------    ----------
COMMITMENTS AND CONTINGENCIES (Note 6)
                                                      ----------    ----------
                                                      $  996,341    $  984,395
                                                      ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                TNP ENTERPRISES INC. AND SUBSIDIARIES (TNP)

          TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES (TNMP)

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Interim Financial Statements

   The interim consolidated financial statements of TNP and subsidiaries, and TNMP and subsidiaries, are unaudited, and contain all adjustments (consisting primarily of normal recurring accruals) necessary for a fair statement of the results for the interim periods presented. Results for interim periods are not necessarily indicative of results to be expected for a full year or for previously reported periods due in part to seasonal revenue fluctuations. It is suggested that these consolidated financial statements be read in conjunction with the audited consolidated financial statements and notes thereto included in TNP's and TNMP's 1999 Combined Annual Report on Form 10-K.

   Prior period statements have been reclassified in order to be consistent with current period presentation. The reclassification had no effect on net income or common shareholder's equity.

Note 2. Acquisition and Basis of Accounting

   On April 7, 2000, pursuant to an Agreement and Plan of Merger dated May 24, 1999, between TNP, ST Acquisition Corp. (ST Corp.) and SW Acquisition, L.P. (SW Acquisition), the parent of ST Corp., ST Corp. merged with and into TNP, the parent of TNMP (the Merger). TNP is the surviving corporation in the Merger. SW Acquisition now holds all outstanding common stock of TNP. Upon closing, each outstanding share of TNP's common stock that was outstanding at the effective time of the merger was automatically converted into the right to receive $44.00 in cash. Prior to the merger, TNP common stock was traded on the New York Stock Exchange. As a result of the Merger, TNP is no longer publicly held.

   SW Acquisition and ST Corp. funded the merger using a combination of debt and equity financing. SW Acquisition contributed $100 million in equity funding to ST Corp. ST Corp. secured financing for the merger through sales of debt and equity securities as discussed in Note 4.

   The Merger was accounted for under the purchase method of accounting, as prescribed in Accounting Principles Board Opinion No. 16, "Business Combinations" (APB 16). Accordingly, TNP allocated the purchase price of approximately $591.6 million to the acquired assets and assumed liabilities based on their fair values and recorded the unallocated amount of approximately $288.2 million as goodwill. For convenience, purchase accounting has been applied as of April 1, 2000. The consolidated financial statements of TNP for the periods ended before April 1, 2000 were prepared using TNP's historical basis of accounting and are designated as "predecessor." Predecessor TNP's Consolidated Statement of Income (Loss) for the three months ended March 31, 2000 includes a net-of-tax charge of approximately $3.4 million for pre-merger severance and retirement benefits recorded between April 1, 2000 and April 7, 2000. The comparability of the financial position and operating results of the predecessor and the periods subsequent to the merger are affected by the purchase accounting adjustments including the revaluation of TNP One (discussed hereinafter) and amortization of goodwill over a period of twenty-five years.

   If the Merger had occurred at the beginning of the six-month periods ended June 30, 2000 and 1999, the pro forma loss applicable to common stock would have been approximately $13.4 million and $11.4 million, respectively. However, these results are not necessarily indicative of the results which would have been obtained had the Merger actually taken place on the dates indicated.

   Amounts shown in the consolidated financial statements of TNMP continue to present the financial position and results of operations based on historical cost.

   The assets of TNP, with the exception of TNP One, its sole generating plant, are accounted for under the provisions of Statement of Financial Accounting Standards No. 71 (SFAS 71), "Accounting for the Effects of Certain Types of Regulation." Based on the regulated nature of the business in which these assets are employed, the historical cost of these assets is equal to their fair value.

               TNP ENTERPRISES, INC. AND SUBSIDIARIES (TNP)

          TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES (TNMP)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   As discussed in TNP's 1999 Annual Report on Form 10-K, TNP One is no longer accounted for under the provisions of SFAS 71. TNP, with the assistance of an independent third party, has preliminarily estimated the fair value of TNP One to be approximately $166.3 million. The difference between the fair value of TNP One and its carrying amount is recoverable from TNMP's transmission and distribution customers under the provisions of the Texas Senate Bill 7, which established retail competition for generation operations. Accordingly, TNP has recorded a regulatory asset for recoverable stranded costs associated with TNP One of approximately $265.6 million.

   The estimate of TNP One's fair value is dependent on a number of assumptions, including the future price of energy, and the future supply and demand for electricity. The amounts discussed above are the result of the initial assessment of the fair values of TNP's assets and liabilities. The process of determining the fair values of TNP's assets and liabilities continues, and the final results will not be completed until certain information about pre-acquisition contingencies is fully assessed. The most significant items to be finalized include the appropriate value to assign to TNP One and the appropriate amount of regulatory assets to record for stranded cost recovery allowed under Texas Senate Bill 7.

Note 3. Regulatory Matters

   During 1999, legislation was passed in both Texas and New Mexico that establishes retail competition for generation operations. Retail competition is scheduled to begin in both New Mexico and Texas on January 1, 2002. The legislation in both states contains provisions that affect TNMP's operations, as discussed below.

 Texas

   Excess Earnings. As discussed in TNMP's 1999 Annual Report on Form 10-K, TNMP has operated since 1998 with an earnings cap that provided for excess earnings to be used, in part, to recover stranded costs. During 1998, TNMP's Transition Plan directed the method for sharing of excess earnings. In 1999, legislation was passed in Texas, which also provides for stranded cost recovery through use of earnings in excess of an allowed rate of return.

   1998 Excess Earnings. In its original 1998 earnings report filing, TNMP reported that it had not earned in excess of the 11.25% return on equity established in the Transition Plan. On May 3, 2000, the Public Utility Commission of Texas (PUCT) issued a final order resolving two issues raised by the PUCT's Office of Regulatory Affairs on August 16, 1999. The PUCT held in favor of TNMP that the effects of a 1999 refinancing should not be retroactively applied to 1998, but should be applied starting with the 1999 earnings report. However, the PUCT ordered TNMP to defer a $4.8 million purchased power dispute payment it made in 1998, and to amortize it over a four-year period, beginning in 1998 and ending in 2001. Accordingly, in March 2000 TNMP recorded a regulatory asset of $2.4 million, the unamortized balance of the $4.8 million payment and a corresponding reduction to purchased power expense.

   Based on the adjustment discussed above, TNMP earned $1.2 million more than the earnings cap for 1998. In accordance with the Transition Plan, the excess earnings will be shared equally between customer refunds and stranded cost recovery.

   1999 Excess Earnings. On March 30, 2000, TNMP filed its Annual Report pursuant to (S)39.257 of the Public Utility Regulatory Act. The Annual Report details TNMP's calculation of excess earnings under the provisions of the legislation passed in 1999. The Annual Report showed that TNMP earned $22.0 million in excess of the 10.53% return on rate base established in the legislation. That amount is $1.4 million lower than the $23.4 million TNMP had accrued for excess earnings as of December 31, 1999. The difference is attributable to the amortization of the 1998 purchased power settlement described above.

               TNP ENTERPRISES, INC. AND SUBSIDIARIES (TNP)

          TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES (TNMP)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   2000 Excess Earnings. TNMP has recorded estimated excess earnings of $3.6 million and $5.6 million for the three and six months ended June 30, 2000, respectively.

   Unbundled Cost of Service Filing. The legislation required TNMP to file a rate case that will set rates for the transmission and distribution company that will provide regulated services once competition begins in 2002. On March 31, 2000, TNMP filed its Unbundled Cost of Service Filing (UCOS) with the PUCT. The filing proposes tariffs under which Retail Electric Providers (REPs) will be able to purchase transmission and distribution services after December 31, 2001, in TNMP's service area. The tariffs are based upon a projected cost of service of $150.3 million. The cost of service includes TNMP's projected reasonable and necessary expenses, and return on its transmission and distribution rate base at a 9.11% weighted average cost of capital.

   The filing also includes a proposed Competition Transition Charge (CTC), as required by the legislation. The CTC is designed to recover stranded costs related to TNMP's generation assets and purchased power contracts, as determined by a PUCT-established model. In its filing, TNMP calculated Economic Cost over Market (ECOM) in the amount of $194.4 million would remain at January 1, 2002. In addition, TNMP expects the PUCT to address certain issues related to its January 2000 Business Separation Plan filing in the UCOS.

   Fuel Reconciliation. At June 30, 2000, TNMP had an under-recovered balance of fuel and the energy-related portion of purchased power costs of $31.6 million. PUCT rules require TNMP to reconcile its fuel and energy-related purchased power costs at least every three years. On June 5, 2000, TNMP filed applications with the PUCT seeking approval to 1) increase its fuel factor to recover projected fuel and energy-related purchased power costs and 2) implement an interim surcharge effective September 1, 2000 to recover under-recovered fuel and energy-related purchased power costs of $24.7 million as of March 31, 2000, including $1.0 million of interest on the under-recovered balance through December 31, 2001. The interim surcharge would be effective through December 31, 2001, the end of the surcharge period.

   On June 30, 2000, TNMP also filed an application with the PUCT seeking to reconcile its eligible fuel and energy-related purchased power expenses for the three-year period ended December 31, 1999. Management believes the ultimate outcome of this fuel reconciliation will not have a material adverse effect on TNP's or TNMP's consolidated financial position.

   As the result of a July 2000 hearing, TNMP implemented a new fuel factor that is approximately 20 percent higher than its previous factor. In September 2000, TNMP will implement an interim surcharge to begin collecting its under-recovered fuel and energy-related purchased power costs.

 New Mexico

   1999 Rate Case. TNMP and the NMPRC Staff reached a settlement in this case, which was filed in June 1999, and have submitted the settlement to the NMPRC for approval. The settlement calls for a decrease in TNMP's base rates of $1.8 million, or 6%, effective October 1, 1999. TNMP has reserved $1.3 million related to the base rate reductions through June 30, 2000. TNMP expects the NMPRC to act on the proposed settlement during the third quarter of 2000.

   Restructuring. The New Mexico Legislature opened the states electric power market to consumer choice with the passage of the Electric Utility Industry Restructuring Act of 1999 (the Act) in April 1999. The Act guarantees recovery of at least 50 percent of a utility's stranded costs over a five-year period, and originally provided for the phase-in of retail choice beginning January 1, 2001. On May 17, 2000, the NMPRC delayed the date for retail electric competition for residential, school, and small commercial customers by one year to January 1, 2002. At the same time the NMPRC moved the date for open access for large commercial and industrial customers back six months, from January 1, 2002 to July 1, 2002.

               TNP ENTERPRISES, INC. AND SUBSIDIARIES (TNP)

          TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES (TNMP)

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   During the second quarter of 2000, TNMP revised its reserve for stranded costs associated with purchased power contracts, as a result of the NMPRC action to delay the start of competition. The reserve was reduced by $1.2 million, from $2.1 million to $0.9 million.

   The Act also requires utilities to disaggregate their regulated transmission and distribution business activities from their generation operations, which will be subject to competition. TNMP filed its plan for complying with the Act on June 1, 2000. The filing explained TNMP's intention to separate its New Mexico operations into a transmission and distribution affiliate and a competitive power supply affiliate. The filing also contains a timetable for achieving the various tasks necessary to comply with the Act.

Note 4. Financings

 TNMP

   In connection with the Merger, TNMP entered into a Backstop Credit Facility (Backstop Facility) in the amount of $240 million on April 17, 2000 so that it could repurchase up to $100 million of its 9.25 percent Series U First Mortgage Bonds and up to $140 million of its 10.75 percent Series A Secured Debentures. As required by its first mortgage bond and secured debenture indentures, TNMP was required to offer to repurchase this debt at 101 percent of par value due to the change in control of TNP resulting from the Merger.

   On June 1, 2000, TNMP repurchased approximately $112.8 million of its Series A Secured Debentures and approximately $90.5 million of its Series U First Mortgage bonds at 101 percent of par plus accrued interest. TNMP borrowed $203 million of the approximately $209.6 million needed to repurchase the tendered securities from the Backstop Facility and obtained the remainder from its existing bank facility. Commitments associated with the unused portion of the Backstop Facility terminated on June 1, 2000, and are no longer available to TNMP. The Backstop Facility is secured by a new series of first mortgage bonds and a new series of secured debentures, each in the same amount of the securities that were repurchased pursuant to the tender offer. The Backstop Facility matures in May 2001, and bears interest at a variable rate based on LIBOR. As of July 3, 2000, the interest rate on the Backstop Facility was 7.895 percent.

   TNMP incurred a loss of approximately $1.6 million associated with the retirement of the Series U First Mortgage Bonds and Series A Secured Debentures. In accordance with SFAS 71, TNMP deferred approximately $0.9 million of the loss and will amortize that amount in future periods. Approximately $0.7 million of the loss, associated with the portion of TNMP's business no longer accounted for under regulated accounting principles, was expensed in the second quarter of 2000.

 TNP

   ST Corp. financed the merger through the sale of various debt and equity securities, as discussed below.

   Senior Subordinated Notes. On April 7, 2000, ST Corp. issued $275 million of 10.25% senior subordinated notes (Notes) due 2010 in a private offering. The Notes pay interest semi-annually, and are unsecured. TNP can redeem up to 35 percent of the Notes at specified prices before April 1, 2003, but cannot otherwise redeem the Notes before April 1, 2005. In July 2000, TNP issued an offer to exchange the privately placed Senior Subordinated Notes for registered Senior Subordinated Notes with terms substantially identical to the old notes except for transfer restrictions, registration rights and liquidated damages.

   Senior Secured Credit Facility. ST Corp. established a senior secured credit facility (Senior Credit Facility) in the amount of $185 million. The Senior Credit Facility consists of a $160 million term loan due 2006 and a $25 million revolving credit facility that expires in 2003. TNP may request that the revolving credit

               TNP ENTERPRISES, INC. AND SUBSIDIARIES (TNP)

          TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES (TNMP)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

facility be extended to 2006. As of June 30, 2000, the term loan had an outstanding balance of $159.6 million, while no amounts were borrowed under the revolving credit facility. The term loan bears interest at a variable rate that was 9.385 percent as of June 30, 2000.

   The Senior Credit Facility contains a number of financial covenants and includes a number of covenants restricting various transactions. The Senior Credit Facility is secured by a pledge of all TNMP common stock held by TNP.

   Senior Redeemable Preferred Stock. On April 7, 2000, ST Corp. issued $100 million of Series A senior preferred stock in a private placement. On May 26, 2000, TNP replaced the Series A senior preferred stock with $100 million of senior redeemable preferred stock (Preferred Stock) and 100,000 warrants to purchase limited partnership interests of SW Acquisition, together comprising 100,000 units issued in a private placement. The Preferred Stock pays a dividend of 14.50 percent and must be redeemed by April 1, 2011. Through April 1, 2005, dividends on the Preferred Stock will be paid by issuing additional shares of Preferred Stock having an aggregate liquidation preference equal to the amount of the dividends to be paid. After April 1, 2005, TNP has the option to pay dividends in cash or by issuing additional shares of Preferred Stock as previously described.

   Before April 1, 2003, TNP can redeem all, but not less than all, of the Preferred Stock at a specified price, plus accumulated dividends, out of the net proceeds of a TNP common equity offering. Before April 1, 2005, TNP can redeem all, but not less than all, of the Preferred Stock at a specified price, plus accumulated dividends, in the event of a change in control. After April 1, 2005, TNP may redeem any amount of the Preferred Stock at specified prices.

   The warrants issued as part of the units as described above had an aggregate fair market value of approximately $3.8 million at issue. The warrants expire on April 1, 2011.

   The Preferred Stock has been recorded at its fair market value, which was approximately $95.2 million at issue, reflecting the value of the warrants described above and the issuance discount of $1 million. TNP will accrete the Preferred Stock to its redemption value of $100 million, through periodic charges against income applicable to common stock.

   On July 24, 2000, TNP filed a registration statement with the Securities and Exchange Commission which, when effective, will issue an offer to exchange the privately placed preferred stock for registered preferred stock with terms substantially identical to the Preferred stock except for transfer restrictions, registration rights and liquidated damages. TNP filed the registration statement to comply with terms of a registration rights agreement that also would require TNP to pay dividends on the Preferred Stock at a higher rate if the registration statement had not been timely filed, and if it is not declared effective on or before October 22, 2000.

Note 5. Segment and Related Information

   TNP's principal subsidiary, TNMP, has two reportable segments, Texas and New Mexico. TNMP manages the segments separately to respond to the differing operational and regulatory climates in the two states.

   The following tables present information about profits, losses and assets of TNMP's reportable segments (in thousands). In the tables below, "Total assets" for Texas and New Mexico includes only net utility plant. All other assets are included in All Other and Eliminations.

               TNP ENTERPRISES, INC. AND SUBSIDIARIES (TNP)

          TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES (TNMP)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                          Three Months Ended June 30, Six Months Ended June 30,
                          --------------------------- -------------------------
                              2000          1999          2000         1999
                          ------------- ------------- ------------ ------------
Texas
Operating revenues......  $     130,261 $     122,152 $    234,710 $    221,146
Net income..............         10,367        11,438       17,473       14,633
Total assets at June 30,
 2000 and December 31,
 1999...................        823,700       823,565      823,700      823,565
New Mexico
Operating revenues......  $      25,657 $      21,862 $     45,720 $     40,979
Net income..............            836         2,758        1,493        3,377
Total assets at June 30,
 2000 and December 31,
 1999...................         84,346        84,389       84,346       84,389
All Other and
 Eliminations
Operating revenues......  $         --  $         --  $        --  $        --
Net income..............            --            --           --           --
Total assets at June 30,
 2000 and December 31,
 1999...................         88,295        76,441       88,295       76,441
TNMP Consolidated
Operating revenues......  $     155,918 $     144,014 $    280,430 $    262,125
Net income..............         11,203        14,196       18,966       18,010
Total assets at June 30,
 2000 and December 31,
 1999...................        996,341       984,395      996,341      984,395

Note 6. Commitments and Contingencies

 Legal Actions

   Phillips Petroleum. TNMP is the defendant in a suit styled Phillips Petroleum Company vs. Texas-New Mexico Power Company, filed on October 1, 1997 and pending in the 149th State District Court of Brazoria County, Texas. The suit, which is in the discovery stage, is based on events surrounding an interruption of electricity to a petroleum refinery and related facilities that occurred in May 1997. Phillips Petroleum Company is seeking the recovery of damages arising from the interruption and in May 1999 demanded payment in the amount of $47.1 million. TNMP's tariff approved by the PUCT contains limitations against recovery of the great majority of Phillips' alleged damages. The Texas Supreme Court, in another matter, has recently upheld the enforceability of such tariff limitations in litigation of this type; TNMP believes the ruling will operate to substantially limit any recovery by Phillips to the cost of its electrical equipment, in the event that any damages are awarded in this matter. Discovery has not sufficiently progressed to quantify any damages to Phillips' electrical equipment; however, Phillips has previously reported to the SEC that it incurred costs of approximately $2.0 million in this interruption. In May 1999, TNMP filed a Third Party Petition naming Sweeny Cogeneration Limited Partnership, the operator of cogeneration and related facilities at the Phillips refinery, as a defendant. TNMP has previously charged to earnings the deductible amount of its insurance coverage, $500,000.

   Power Resource Group. TNMP is a defendant in a suit styled Power Resource Group, Inc. v. Public Utility Commission of Texas and Texas-New Mexico Power Company, pending in the 345th District Court of

               TNP ENTERPRISES, INC. AND SUBSIDIARIES (TNP)

          TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES (TNMP)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Travis County, Texas. This lawsuit, which was originally filed on May 21, 1999, challenges the PUCT's dismissal of a regulatory case that Power Resource Group, Inc. (PR Group) had filed against TNMP. PR Group is a developer of electric generating plants that are intended to be qualifying cogeneration facilities. This lawsuit and the regulatory case it appeals both stem from discontinued negotiations for power supply. PR Group alleged that TNMP was required to buy power to be generated from an as-yet-unbuilt cogeneration facility. TNMP filed its original answer with the court on June 28, 1999.

   In an amended petition filed January 13, 2000, PR Group asserts a claim of damages of at least $158 million. It bases its claim on the assertion that it was damaged when TNMP refused to execute an agreement after the aforementioned discontinued negotiations, that TNMP profited significantly from PR Groups work, that TNMP is in error when it relies on a PUCT order dismissing PR Group's petition before the PUCT on substantially the same facts, and that TNMP misrepresented that it would enter into a contract with PR Group to purchase energy and capacity at rates equal to or below TNMP's avoided costs. TNMP believes that PR Group's claims are without merit and intends to contest this claim vigorously.

   TNMP is involved in various claims and other legal proceedings arising in the ordinary course of business. In the opinion of management, the ultimate dispositions of these matters will not have a material adverse effect on TNMP's and TNP's consolidated financial position or results of operations.

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   We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

   This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the date on the cover of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct--nor do we imply those things by delivering this prospectus or selling securities to you.

                                ---------------

                     Dealer Prospectus Delivery Obligation

   Until April 22, 2001, all broker dealers that effect transactions in the registered senior preferred stock, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

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                               $105,075,000

                        [LOGO OF TNP ENTERPRISES, INC.]

                               Offer to exchange
                   14 1/2% Senior Redeemable Preferred Stock

                                 ------------

                                   PROSPECTUS

                                 ------------

                             October 23, 2000

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                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

   The Texas Business Corporation Act permits, and in some cases requires, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses under certain circumstances.

   The Amended and Restated Articles of Incorporation of TNP, state that "no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this article does not eliminate or limit the liability of a director to the extent the director is found liable for: (a) a breach of the director's duty of loyalty to the Corporation or its shareholders; (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (d) an act or omission for which the liability of a director is expressly provided for by an applicable statute."

   The Amended and Restated Bylaws of TNP, state that the Company shall indemnify every Director, officer, employee or former Director, officer or employee of the Company, or any person who has served at the Company's request as a Director, officer or employee of another Company in which the Company owns shares of stock, against, and reimburse and advance to every Director, officer and employee or former Director, officer or employee for, all liabilities, costs and expenses incurred in connection with such directorship, office or employment and any actions taken or omitted in such capacity to the greatest extent permitted under the Texas Business Corporation Act and other applicable laws at the time of such indemnification, reimbursement or advance payment."

Item 21. Exhibits and Financial Schedule Tables

   (a) Exhibits:

   A list of exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

   (b) Financial Statement Schedules:

   All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in the registration statement.

   (c) Certain Reports, Opinions or Appraisals:

   No such Reports, Opinions or Appraisals are applicable to this registration statement.

Item 22. Undertakings

   (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d)of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of such Act.

   (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within business one day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (c) The undersigned Registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved herein, that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, October 20, 2000.

                                          TNP ENTERPRISES, INC.

                                                  /s/ Theodore A. Babcock
                                          By: _________________________________
                                                    Theodore A. Babcock
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

   Each person whose signature appears below hereby authorizes and appoints Theodore A. Babcock as his or her attorney-in-fact, with full power of substitution and resubstitution to sign and file on his or her behalf individually and in each such capacity stated below any and all amendments and post-effective amendments to this Registration Statement and any registration statement of the company relating to registered senior preferred stock filed after the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, as amended, as fully as such person could do in person, hereby verifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----
              /s/  *                 President, Chief Executive     October 20, 2000
____________________________________  Officer and Director
       William J. Catacosinos         (Principal Executive
                                      Officer)
               /s/ *                 Chief Financial Officer        October 20, 2000
____________________________________  (Principal Financial
        Theodore A. Babcock           Officer)
               /s/ *                 Director                       October 20, 2000
____________________________________
          Kevern R. Joyce
               /s/ *                 Director                       October 20, 2000
____________________________________
            Leeam Lowin
               /s/ *                 Director                       October 20, 2000
____________________________________
        Preston M. Geren III

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 -------                               -----------
   1.1*  Purchase Agreement, dated as of May 19, 2000, among TNP Enterprises,
         Inc. and CIBC World Markets Corp. and Chase Securities Inc. (Exhibit
         1.1, Form S-4, filed July 24, 2000).
   2.1*  Agreement and Plan of Merger, dated as of May 24, 1999, by and among
         SW Acquisition, L.P., ST Acquisition Corp. and TNP Enterprises, Inc.
         (Exhibit 2, Form 8-K filed June 7, 1999).
   3.1*  Amended and Restated Articles of Incorporation of TNP Enterprises,
         Inc. (Exhibit 3(a)(i) in Form
         10-Q filed May 12, 2000).
   3.2*  Amended and Restated Bylaws of TNP Enterprises, Inc. (Exhibit 3(a)(ii)
         in Form 10-Q filed May 12, 2000).
   4.1*  Statement of Resolution Decreasing Series A Preferred Stock,
         Eliminating Series B Preferred Stock and Establishing Two New Series
         of Shares, filed with the Secretary of the State of Texas on May 25,
         2000, by the Registrant (Exhibit 4.1, Form S-4, filed July 24, 2000).
   4.3*  Form of 14 1/2% Redeemable Preferred Stock of the Registrant.
         (Included in Exhibit 4.1 hereto).
   4.4*  Registration Rights Agreement, dated as of May 26, 2000, among TNP
         Enterprises, Inc., CIBC World Markets Corp. and Chase Securities Inc.
          (Exhibit 4.4, Form S-4, filed July 24, 2000).
   4.5*  Unit Agreement, dated as of May 26, 2000, among TNP Enterprises, Inc.,
         SW Acquisition, L.P. and The Bank of New York, as Unit Agent. (Exhibit
         4.5, Form S-4, filed July 24, 2000).
   4.6*  Warrant Agreement, dated as of May 26, 2000, between SW Acquisition,
         L.P. and The Bank of New York, as Warrant Agent (Exhibit 4.6, Form S-
         4, filed July 24, 2000).
   5.1   Legality Opinion of Milbank, Tweed, Hadley & McCloy LLP.
   8.1   Opinion of Milbank, Tweed, Hadley & McCloy LLP regarding Tax Matters.
  12.1   Statement Regarding Computation of Ratios of Combined Fixed Charges
         and Preference Dividends to Earnings.
  21.1*  Subsidiaries of the Registrant (Exhibit 21.1, Amendment No. 1, Form S-
         4, filed July 14, 2000).
  23.1   Consent of Arthur Andersen LLP.
  23.2   Consent of Arthur Andersen LLP.
  23.3   Consent of Milbank, Tweed, Hadley & McCloy LLP. (Included in Exhibit
         5.1).
  24.1   Power of Attorney (included in Part II of this Registration
         Statement).
  99.1   Form of Letter of Transmittal.
  99.2   Form of Notice of Guaranteed Delivery.

--------
*  Previously filed with the SEC.